Exhibit 10

CONTRIBUTION AGREEMENT

by and between

CRESTWOOD PIPELINE AND STORAGE NORTHEAST LLC

and

CON EDISON GAS PIPELINE AND STORAGE NORTHEAST, LLC

April 20, 2016

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Rules of Construction	17

ARTICLE II FORMATION, CONTRIBUTION AND EXCHANGE; CLOSING; ADJUSTMENTS		18
2.1	Formation, Contribution and Exchange	18
2.2	Closing	19
2.3	Initial Closing Adjustment	19
2.4	Initial Post-Closing Adjustment	21
2.5	Initial Examination and Review	21
2.6	Second Closing Adjustment	22
2.7	Second Post-Closing Adjustment	22
2.8	Second Examination and Review	23
2.9	Resolution of Disputes	23
2.10	Second Closing Termination Adjustment	24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF CRESTWOOD		25
3.1	Organization; Qualification	25
3.2	Authority	25
3.3	No Violation; Consents and Approvals	25
3.4	Capitalization	26
3.5	Compliance with Applicable Laws	27
3.6	Certain Contracts and Arrangements	28
3.7	Legal Proceedings	30
3.8	Environmental Matters	30
3.9	Title to Properties; Sufficiency of Assets	31
3.10	Insurance	32
3.11	Tax Matters	33
3.12	Employment and Benefits Matters	34
3.13	Financial Statements; Books and Records; Undisclosed Liabilities; No Operation	35
3.14	No Changes or Material Adverse Effects	36
3.15	Regulation	36
3.16	Energy Regulatory Matters; Permits	36
3.17	Business Relationships with Crestwood	37
3.18	Bankruptcy	37
3.19	Brokers’ Fees	37
3.20	Investment Intent	38
3.21	Intellectual Property	38
3.22	Limitation of Representations and Warranties	38

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CEGPS		38
4.1	Organization; Qualification	38
4.2	Authority	39

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4.3	No Violation; Consents and Approvals	39
4.4	Sufficient Funds	39
4.5	Brokers’ Fees	39
4.6	Investment Intent	39
4.7	Limitation of Representations and Warranties	40

ARTICLE V ADDITIONAL AGREEMENTS AND COVENANTS		40
5.1	Conduct of Business	40
5.2	Access to Information; Confidentiality	43
5.3	Certain Filings	44
5.4	Reasonable Efforts; Further Assurances	45
5.5	No Public Announcement	45
5.6	Transfer Taxes; Expenses	46
5.7	Control of Other Parties’ Businesses	46
5.8	Insurance	46
5.9	Credit Support	46
5.10	No Shop	47
5.11	Termination of Certain Affiliated Transactions	47
5.12	Casualty Loss	47
5.13	Condemnation Loss	50
5.14	Use of Proceeds	52
5.15	Newco Employees	52
5.16	Cooperation with Financing	53

ARTICLE VI CONDITIONS TO CLOSING		53
6.1	Conditions to Each Party’s Obligations – Initial Closing	53
6.2	Conditions to Crestwood’s Obligations – Initial Closing	53
6.3	Conditions to CEGM’s Obligations – Initial Closing	54
6.4	Conditions to Each Party’s Obligations – Second Closing	55
6.5	Conditions to Crestwood’s Obligations – Second Closing	56
6.6	Conditions to CEGM’s Obligations – Second Closing	56

ARTICLE VII TAX MATTERS;GUARANTIES		57
7.1	Tax Treatment	57
7.2	Contributed Entity Tax Filings	57
7.3	Current Tax Period Taxes	58
7.4	Allocation of Initial Closing Tax Purchase Price	59
7.5	Allocation of Second Closing Tax Purchase Price	59
7.6	Payable Distribution Rights	60

ARTICLE VIII TERMINATION		61
8.1	Termination of Agreement	61
8.2	Termination of Second Closing	62
8.3	Effect of Termination	63

ARTICLE IX INDEMNIFICATION		64
9.1	General Indemnification Obligations	64

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9.2	Limitations	64
9.3	General Indemnification Procedures	66
9.4	Exclusive Remedy	67

ARTICLE X MISCELLANEOUS		68
10.1	Notices	68
10.2	Governing Law; Jurisdiction; Waiver of Jury Trial	69
10.3	Entire Agreement; Amendments and Waivers	70
10.4	Binding Effect and Assignment	72
10.5	Severability	72
10.6	Execution	72
10.7	Specific Performance	72
10.8	No Third Party Beneficiaries	73
10.9	Limitation on Liability of Financing Sources	73

EXHIBITS

Exhibit A – Newco LLC Agreement

Exhibit B – Management Agreement

SCHEDULES

Crestwood Disclosure Schedules

CEGPS Disclosure Schedules

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) dated as of April 20, 2016 (the “Execution Date”), is entered into by and between Crestwood Pipeline and Storage Northeast LLC, a Delaware limited liability company (“Crestwood”), and Con Edison Gas Pipeline and Storage Northeast, LLC, a New York limited liability company (“CEGPS”). Crestwood and CEGPS are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

WITNESSETH:

WHEREAS, Crestwood owns 100% of the Equity Interests of (i) Stagecoach Pipeline & Storage Company, LLC, a New York limited liability company, (ii) Arlington Storage Company, LLC, a Delaware limited liability company, (iii) Crestwood Pipeline East LLC, a Delaware limited liability company, (iv) Crestwood Gas Marketing LLC, a Delaware limited liability company, and (v) Crestwood Storage Inc., a Delaware corporation (each a “Contributed Entity” and collectively, the “Contributed Entities”);

WHEREAS, the Parties desire to form a joint venture that will own and operate the Contributed Entities;

WHEREAS, in order to induce CEGPS to enter into this Agreement, simultaneously with the execution of this Agreement, Crestwood Parent Guarantor has delivered to CEGPS a guaranty (the “Crestwood Parent Guaranty”), pursuant to which Crestwood Parent Guarantor has agreed to guarantee certain of the obligations of Crestwood hereunder; and

WHEREAS, in order to induce Crestwood to enter into this Agreement, simultaneously with the execution of this Agreement, CEGPS Parent Guarantor has delivered to Crestwood a guaranty (the “CEGPS Parent Guaranty”), pursuant to which CEGPS Parent Guarantor has agreed to guarantee certain of the obligations of CEGPS hereunder.

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

“Action” means any charge, demand, investigation, suit, proceeding, grievance, inquiry, audit, arbitration, claim or other action brought, conducted or heard by or before any Governmental Entity.

“Adverse Consequences” means any and all Actions, suits, proceedings, hearings, investigations, charges, claims, injunctions, judgments, orders, decrees, liabilities, damages,

losses, obligations, penalties, costs, amounts paid in settlement, investigation or defense and fees (including court costs and reasonable attorneys’, accountants’, consultants’ and other experts’ fees and expenses).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise. For the avoidance of doubt, from and after the Initial Closing, Newco and its Subsidiaries (including the Initial Contributed Entities) shall not be deemed to be Affiliates of Crestwood or CEGPS (or their respective Affiliates), and from and after the Second Closing, Crestwood Pipeline East shall not be deemed to be an Affiliate of Crestwood or CEGPS (or their respective Affiliates).

“Affiliated Transaction” has the meaning set forth in Section 3.17.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anticorruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Entity or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable Closing” means (i) for the Initial Contributed Entities and Newco Service Company, the Initial Closing, and (ii) for Crestwood Pipeline East, the Second Closing.

“Applicable Closing Date” means (i) for the Initial Contributed Entities and Newco Service Company, the Initial Closing Date, and (ii) for Crestwood Pipeline East, the Second Closing Date.

“Arlington” means Arlington Storage Company, LLC, a Delaware limited liability company.

“Bank Agreements” means the $1,500,000,000 Amended and Restated Credit Agreement dated September 30, 2015, by and among CMLP, the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, as amended from time to time, and the Loan Documents (as defined therein).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“CEGPS” has the meaning set forth in the Preamble.

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“CEGPS Disclosure Schedule” means the disclosure schedule prepared and delivered by CEGPS to Crestwood as of the Execution Date.

“CEGPS Fundamental Representations” has the meaning set forth in Section 9.2(a).

“CEGPS Indemnified Parties” has the meaning set forth in Section 9.1(a).

“CEGPS Material Adverse Effect” means a material adverse effect on the ability of CEGPS to consummate the transactions contemplated hereby or to perform its material obligations hereunder.

“CEGPS Parent Guarantor” means Consolidated Edison, Inc., a New York corporation.

“CEGPS Parent Guaranty” has the meaning set forth in the Recitals.

“CEQP” means Crestwood Equity Partners LP, a Delaware limited partnership.

“CEQP Entity” means any Affiliate of CEQP (which shall in any event, subject to the following exception, include Crestwood and its Affiliates), except for Newco and its Subsidiaries (including the Contributed Entities).

“Claim” has the meaning set forth in Section 9.3(a).

“Claim Notice” has the meaning set forth in Section 9.3(a).

“CMLP” means Crestwood Midstream Partners LP.

“CMLP Indentures” means the indentures, as supplemented from time to time, under which the 6% Senior Notes due 2020, the 6.125% Senior Notes due 2022, and the 6.25% Senior Notes due 2023 were issued by CMLP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 5.2(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 1, 2015, by and between CMLP and CEGPS Parent Guarantor, as extended pursuant to that certain letter agreement between such parties, dated January 18, 2016.

“Contract” means any contract, agreement, lease, license, instrument, commitment, evidence of Indebtedness, purchase order, binding bid or other legally binding arrangement, whether written or oral.

“Contributed Entity” and “Contributed Entities” have the meanings set forth in the recitals.

“Contributed Entity Insurance Policy” has the meaning set forth in Section 3.10.

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“Contributed Entity Intellectual Property” means each of the Intellectual Property Rights of each of the Contributed Entities.

“Contributed Entity Material Adverse Effect” means a Material Adverse Effect with respect to Newco and its Subsidiaries (including the Contributed Entities), taken as a whole, or a material adverse effect on the ability of Crestwood to consummate the transactions contemplated hereby or to perform its material obligations hereunder, or a material adverse effect on the ability of Crestwood or its Affiliate to perform its material obligations under the Management Agreement.

“Contributed Entity Permits” has the meaning set forth in Section 3.16(d).

“Credit Rating” means, with respect to any Person, the rating given to such Person’s senior long-term unsecured debt obligations (not supported by third party credit enhancement) or current corporate credit rating (whichever is lower) by S&P or Moody’s, as applicable.

“Crestwood” has the meaning set forth in the Preamble.

“Crestwood Contribution” has the meaning set forth in Section 2.1(f).

“Crestwood Disclosure Schedule” means the disclosure schedule prepared and delivered by Crestwood to CEGPS as of the Execution Date.

“Crestwood Distributions” has the meaning set forth in Section 2.1(h).

“Crestwood Fundamental Representations” has the meaning set forth in Section 9.2(a).

“Crestwood Indemnified Taxes” means (i) all federal, state and local income tax liabilities attributable to the ownership, management and operation of one or more of the Contributed Entities, Newco and Newco Service Company or the ownership and operation of the assets or business of one or more of the Contributed Entities, Newco and Newco Service Company and incurred on or prior to the Initial Closing Date with respect to the Initial Contributed Entities, Newco and Newco Service Company and the Second Closing Date with respect to Crestwood Pipeline East, determined for the avoidance of doubt, on a closing of the books method, including (a) any such income tax liabilities of Crestwood and its Affiliates (including any Contributed Entity, Newco and Newco Service Company) that may result from the consummation of the transactions contemplated by this Agreement and (b) any income tax liabilities arising under Treasury Regulations Section 1.1502-6 and any similar provisions from state, local or foreign applicable Law, by Contract, as successor, transferee or otherwise, or which income tax is attributable to having been a member of a consolidated, combined or unitary group and also any Tax other than an income Tax imposed one or more of the Contributed Entities, Newco or Newco Service Company that does not relate to the assets and business of the Contributed Entities, Newco or Newco Service Company but results from the business or operation of any other Affiliate of Crestwood, or (ii) all other Taxes assessed against one or more of the Contributed Entities, Newco or Newco Service Company and allocable to Crestwood pursuant to Article VII, in each case, to the extent such amount is not properly included in the determination of Initial Closing Working Capital. For purposes of this definition, any tax (including the Texas franchise tax) that may be computed based on income or net margin shall be treated as an income tax.

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“Crestwood Parent Guarantor” means CEQP.

“Crestwood Parent Guaranty” has the meaning set forth in the Recitals.

“Crestwood Pipeline East” means Crestwood Pipeline East LLC, a Delaware limited liability company.

“Crestwood Pipeline East Condemnation Value” has the meaning set forth in Section 5.13(b).

“Crestwood Pipeline East Contribution” has the meaning set forth in Section 2.1(f).

“Crestwood Pipeline East Leakage” means, between the Initial Closing and the Second Closing, (i) except for payments expressly provided for pursuant to the terms of the Management Agreement or any other Affiliated Transaction that will, in accordance with Section 5.11, remain in effect following the Initial Closing solely in accordance with the terms and conditions of such Affiliated Transaction (but, in each case, excluding any discretionary or voluntary payments thereunder), any dividends, distributions or other payments by Crestwood Pipeline East to, or on behalf or for the benefit of, or any forgiveness by Crestwood Pipeline East of any obligation, liability or amount owing from, Crestwood or any of its Affiliates, (ii) any payments, costs or expenses incurred or made by Crestwood Pipeline East in order to cure, mitigate or avoid (or seek to cure, mitigate or avoid) any breach, inaccuracy or untruth of any representation, warranty, covenant or agreement with respect to Crestwood Pipeline East as of the Second Closing and (iii) payments of Indebtedness of Crestwood Pipeline East.

“Crestwood Pipeline East Material Adverse Effect” means a Material Adverse Effect with respect to Crestwood Pipeline East or a material adverse effect on the ability of Crestwood to consummate the transactions contemplated by the Second Closing or to perform its material obligations hereunder relating to the Second Closing.

“Crestwood Pipeline East Restoration Cost” has the meaning set forth in Section 5.12(b).

“Crestwood Pipeline East Termination Adjustment” has the meaning set forth in Section 2.10.

“Crestwood Related Parties” means (a) Crestwood, (b) prior to the Initial Closing, Newco and the Initial Contributed Entities, and (c) prior to the Second Closing, Crestwood Pipeline East, and, in each case, each of their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons and agents.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, in each case, determined in accordance with GAAP, applied on a basis consistent with past practice, but excluding (a) the portion of any prepaid expense of which Newco or any of its Subsidiaries (including any Contributed Entity) will not receive the benefit following the Applicable Closing, (b) deferred Tax assets, and (c) receivables from any Contributed Entity’s directors or officers or any of their respective Affiliates to the extent such Affiliated Transactions are terminated pursuant to Section 5.11.

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“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, in each case, determined in accordance with GAAP, applied on a basis consistent with past practice, but excluding (a) payables to any Contributed Entity’s directors or officers or any of their respective Affiliates to the extent such Affiliated Transactions are terminated pursuant to Section 5.11, and (b) deferred Tax liabilities.

“Debt Financing” means the debt financing incurred or intended to be incurred by CEGPS or any of its Affiliates in connection with the funding of the Initial CEGPS Contribution or the Second CEGPS Contribution, or any refinancing thereof.

“Delaware Courts” has the meaning set forth in Section 10.2(a).

“Disputed Amounts” has the meaning set forth in Section 2.9(a).

“Effect” means an event, occurrence, circumstance, fact, effect, matter, change, development or other impact.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any plans that would be “employee benefits plans” if they were subject to ERISA (such as foreign plans and plans for directors), and any equity-based compensation, option, change-in-control, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit, compensation or fringe benefit plan, agreement, program, policy, practice, understanding or other arrangement, regardless of whether subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by or obligated to be contributed to by the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, leases, easements, covenants, adverse claims, options, rights of first refusal or offer, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever. For the avoidance of doubt, the fact that Newco, Newco Service Company or any Contributed Entity is a restricted subsidiary pursuant to any instrument of Indebtedness of Crestwood or any of its Affiliates or otherwise guarantees any Indebtedness of Crestwood or any of its Affiliates shall constitute an “Encumbrance” for all purposes of this Agreement.

“Environmental Laws” means any applicable Law regulating or prohibiting Releases of Hazardous Materials into any part of the workplace or the environment, relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport or use of Hazardous Materials, or pertaining to the prevention of pollution or remediation of contamination or the protection of natural resources, wildlife, the environment or public or employee health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials

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Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the regulations promulgated pursuant thereto, and any analogous international treaties, national, provincial, state or local statutes, and the regulations promulgated pursuant thereto, as such Laws have been amended as of the Applicable Closing Date.

“Equity Interests” means all shares, participations, capital stock, partnership interests, limited liability company interests, units, participations or similar equity interests issued by any Person (including the right to participate in the management and business and affairs or otherwise control such Person), however designated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Crestwood Pipeline Leakage” has the meaning set forth in Section 2.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the Preamble.

“FERC” means the United States Federal Energy Regulatory Commission.

“Final Initial Closing Tax Allocation Statement” has the meaning set forth in Section 7.4(b).

“Final Order” means an order by the relevant Governmental Entity that (a) has not been reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (b) with respect to which, if applicable, any (i) mandatory waiting period prescribed by Law before the Initial Closing or Second Closing, as applicable, may occur has expired and (ii) before the Second Closing, either (x) the NYPSC approval(s) were unopposed or (y) any appeal or rehearing periods applicable to the NYPSC approval(s) have expired, without any appeal or rehearing being filed, and (c) as to which all conditions to the Initial Closing or Second Closing, as applicable, specified therein have been satisfied.

“Final Second Closing Tax Allocation Statement” has the meaning set forth in Section 7.5(b).

“Financial Statements” has the meaning set forth in Section 3.13(a).

“Financing Sources” means the entities that commit or have committed to provide or arrange or otherwise have entered into or will enter into agreements in connection with all or any part of the Debt Financing, including the parties to any joinder agreements, indentures or credit agreements pursuant thereto or relating thereto, together with their respective affiliates, and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

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“Fundamental Representations” has the meaning set forth in Section 9.2(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means any of the following: (a) in the instance of a corporation, the certificate or articles of incorporation or formation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, (c) in the instance of a limited partnership, the certificate of formation of limited partnership and the limited partnership agreement, and (d) in the instance of a limited liability company, the articles of organization or certificate of formation and limited liability company agreement or similar agreement.

“Governmental Entity” means any (a) multinational, federal, national, provincial, tribal, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable party.

“Hazardous Material” means and includes any substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Laws, including any petroleum or petroleum products that have been Released into the environment.

“Hedge Contract” means any (a) interest, commodity or currency rate or exchange protection Contracts or transactions, (b) hedges, futures, swaps, collars, puts, calls, floors, caps, options or similar derivative products or instruments or (c) other Contracts or transactions that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates, currencies or the price of commodities or any derivatives thereof, in each case, in any form (financial or physical).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Clearance” means the expiration or termination of the applicable waiting period under the HSR Act (including any extended waiting period arising as a result of a request for additional information).

“Indebtedness” means, with respect to any Person, all liabilities and obligations of such Person (a) in respect of borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, indentures, debentures or similar obligations under any Contract (other than surety, appeal, or performance bonds issued by third parties to the extent that such bonds do not constitute or result in the incurrence of reimbursement or indemnity obligations payable by such Person), (c) in respect of the deferred purchase price of, or compensation for, property, goods or

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services (other than trade payables or accruals incurred in the ordinary course of business, but including any deferred purchase price liabilities, earnouts, contingent payments, installment payments, seller notes, promissory notes, or similar liabilities), (d) in respect of capital leases, (e) in respect of letters of credit and bankers’ acceptances or similar facilities, (f) in respect of any Hedge Contract, including with respect to any open trade or credit exposure thereunder, (g) that would properly be classified as indebtedness in accordance with GAAP, (h) in respect of credit or sale-leaseback transactions, (i) in the nature of accrued fees, interest, premiums, penalties, breakage, prepayment or make-whole payments or escalations in respect of any Indebtedness described in clauses (a) through (h) above, or (j) in the nature of guarantees, assumptions, endorsements or other Contracts to have any liability, obligation or responsibility (whether directly, contingently or otherwise, including through the pledge, mortgage or grant of any security or Encumbrances or guaranty whether or not there is other recourse therefor) for any Indebtedness described in clauses (a) through (h) above of any other Person. However, Indebtedness will not include liabilities or obligations of Newco to any Contributed Entity, of any Contributed Entity to Newco, or of any Contributed Entity to any other Contributed Entity.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Indemnity Cap” has the meaning set forth in Section 9.2(b).

“Indemnity Deductible” has the meaning set forth in Section 9.2(b).

“Independent Accountants” has the meaning set forth in Section 2.9(a).

“Initial CEGPS Contribution” means an amount in cash equal to $945 million, subject to adjustment as set forth in Article II.

“Initial Closing” has the meaning set forth in Section 2.2.

“Initial Closing Casualty Items” has the meaning set forth in Section 5.12(a).

“Initial Closing Casualty Loss” has the meaning set forth in Section 5.12(a).

“Initial Closing Condemnation Loss” has the meaning set forth in Section 5.13(a).

“Initial Closing Condemnation Value” has the meaning set forth in Section 5.13(a).

“Initial Closing Condemnation Value Calculation” has the meaning set forth in Section 5.13(a).

“Initial Closing Crestwood Pipeline East Indebtedness” means, without duplication, the Indebtedness of Crestwood Pipeline East as of the Initial Closing.

“Initial Closing Crestwood Pipeline East Working Capital” means, without duplication, (a) the Current Assets of Crestwood Pipeline East, less (b) the Current Liabilities of Crestwood Pipeline East, determined as of the Initial Closing.

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“Initial Closing Date” has the meaning set forth in Section 2.2.

“Initial Closing Indebtedness” means, without duplication, the Indebtedness of Newco and its Subsidiaries (including the Contributed Entities) as of the Initial Closing.

“Initial Closing Restoration Cost” has the meaning set forth in Section 5.12(a).

“Initial Closing Restoration Cost Calculation” has the meaning set forth in Section 5.12(a).

“Initial Closing Statement” has the meaning set forth in Section 2.4(a).

“Initial Closing Tax Allocation Statement” has the meaning set forth in Section 7.4(a).

“Initial Closing Tax Purchase Price” has the meaning set forth in Section 7.1.

“Initial Closing Transaction Expenses” means, without duplication, the Transaction Expenses (if any) to be paid by Newco or its Subsidiaries (including the Contributed Entities) as of the Initial Closing Date (after giving effect to the transactions to be consummated on the Initial Closing Date, including the Initial Contributed Entities Contribution). For clarity, Initial Closing Transaction Expenses will not include Transaction Expenses to be paid by the Parties or their Affiliates (excluding Newco, its Subsidiaries and the Contributed Entities).

“Initial Closing Working Capital” means, without duplication, (a) the Current Assets of Newco and its Subsidiaries (including the Contributed Entities), less (b) the Current Liabilities of Newco and its Subsidiaries (including the Contributed Entities), determined as of the Initial Closing.

“Initial Contributed Entities” means the Contributed Entities other than Crestwood Pipeline East.

“Initial Contributed Entities Contribution” has the meaning set forth in Section 2.1(a).

“Initial Distribution” has the meaning set forth in Section 2.1(e).

“Initial End Date” has the meaning set forth in Section 8.1(e).

“Initial Estimated Closing Adjustment” has the meaning set forth in Section 2.3(b).

“Initial Estimated Closing Crestwood Pipeline East Indebtedness” has the meaning set forth in Section 2.3(a).

“Initial Estimated Closing Crestwood Pipeline East Working Capital” has the meaning set forth in Section 2.3(a).

“Initial Estimated Closing Indebtedness” has the meaning set forth in Section 2.3(a).

“Initial Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.3(a).

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“Initial Estimated Closing Working Capital” has the meaning set forth in Section 2.3(a).

“Initial Post-Closing Adjustment” has the meaning set forth in Section 2.4(b).

“Initial Resolution Period” has the meaning set forth in Section 2.5(b).

“Initial Review Period” has the meaning set forth in Section 2.5(a).

“Initial Statement of Objections” has the meaning set forth in Section 2.5(b).

“Intellectual Property Rights” means all rights in and to the following: (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, logos, Internet domain names, and registrations and applications for registration thereof together with any goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, and (v) trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice) and know-how.

“Interim Financial Statements” has the meaning set forth in Section 3.13(a).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any Indebtedness or Equity Interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Knowledge” means (a) with respect to Crestwood, the actual knowledge, after reasonable inquiry, of each individual listed in Section 1.1(a) of the Crestwood Disclosure Schedule, and (b) with respect to CEGPS, the actual knowledge, after reasonable inquiry, of each individual listed in Section 1.1(a) of the CEGPS Disclosure Schedule.

“Laws” means all laws, codes, statutes, regulations, codes, principles of common law, administrative interpretations, rules, orders, judgments and decrees and all terms and conditions of any grant of approval, permission, authority, permit or license issued by any Governmental Entity.

“Lease” has the meaning set forth in Section 3.6(a)(vi).

“Management Agreement” means that certain Management Agreement between Newco, the Operator, and Newco Service Company, substantially in the form of Exhibit B hereto.

“Material Adverse Effect” means, with respect to any given Person, an Effect which (individually or together with one or more Effects) has had or would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include any effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person to the extent arising out of or attributable to (a) any decrease in the market price of such Person’s (or

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such Person’s parent’s) publicly traded equity securities (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such decrease that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (b) changes in the general state of the industries in which such Person operates, (c) changes in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, (d) the announcement of the transactions contemplated by this Agreement, including any adverse change in customer, distributor, supplier or similar relationships resulting therefrom (provided that such exception shall not apply to any representation or warranty in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution delivery, or performance of this Agreement), (e) changes in GAAP or the interpretation thereof to the extent required by Law or changes in applicable Law or the interpretation or enforcement thereof, (f) acts of terrorism, war, sabotage, or insurrection not directly damaging or impacting such Person, (g) any legal proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby or (h) the failure by such Person or any of its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); provided, that the matters described in the immediately preceding clauses (e) and (f) may be deemed to constitute, and shall be taken into account in determining, whether there has been a “Material Adverse Effect” if they disproportionately affect such Person and its Subsidiaries relative to other Persons operating in the industries in which such Person and its Subsidiaries operate.

“Material Agreements” has the meaning set forth in Section 3.6(a).

“Material Real Property” has the meaning set forth in Section 3.9(a).

“Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “CEGPS Material Adverse Effect”, a “Contributed Entity Material Adverse Effect”, a “Crestwood Pipeline East Material Adverse Effect” or be or not be “reasonably expected to have a CEGPS Material Adverse Effect”, “reasonably expected to have a Contributed Entity Material Adverse Effect”, or “reasonably expected to have a “Crestwood Pipeline East Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

“Membership Interest” has the meaning ascribed to such term in the Newco LLC Agreement.

“Minimum Claim Amount” has the meaning set forth in Section 9.2(b).

“Natural Gas Act” has the meaning set forth in Section 3.16(a).

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“Net Initial Closing Contributed Entities Condemnation Value” has the meaning set forth in Section 5.13(b).

“Net Initial Closing Contributed Entities Restoration Cost” has the meaning set forth in Section 5.12(b).

“Newco” means Stagecoach Gas Services LLC, a Delaware limited liability company.

“Newco Employees” has the meaning set forth in Section 5.15.

“Newco LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Newco, substantially in the form of Exhibit A hereto.

“Newco Service Company” means Stagecoach Operating Services LLC, a Delaware limited liability company.

“Newco Support Instruments” has the meaning set forth in Section 5.9(a).

“NGPA” has the meaning set forth in Section 3.16(a).

“Notice” has the meaning set forth in Section 10.1.

“NYPSC” means the New York Public Service Commission.

“Objection Notice” has the meaning set forth in Section 9.3(b).

“Operator” means Crestwood Midstream Operations LLC, a Delaware limited liability company.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payable Date” has the meaning set forth in Section 7.7.

“Payable Distribution” has the meaning set forth in Section 7.7.

“Payable Distribution Right” has the meaning set forth in Section 7.7.

“Payee Party” has the meaning set forth in Section 7.7.

“Payor Party” has the meaning set forth in Section 7.7.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, none of which contested Taxes are material, (b) statutory Encumbrances (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in the ordinary course of business and securing payments not yet delinquent or being contested in good faith by appropriate proceedings, none of which contested Encumbrances are material, (c) the rights of third parties under any Lease or Right-of-Way, (d) restrictive covenants, easements, rights of way, defects, imperfections or irregularities of title and other similar Encumbrances that do not materially

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interfere with, restrict or reduce either the present use or value of, or the intended use of, the encumbered assets or property, (e) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements, (f) Encumbrances contained in the Governing Documents of a Contributed Entity or Newco Service Company that were made available to CEGPS prior to the date hereof, (g) Encumbrances listed in Section 1.1(b) of the Crestwood Disclosure Schedule, and (h) any Encumbrances that are not otherwise Permitted Encumbrances and that do not, individually or collectively with any other Encumbrances that are not otherwise Permitted Encumbrances, materially interfere with, restrict or reduce either the present use or value of, or the intended use of, the encumbered assets or properties; provided, however, that (x) for purposes of Section 6.3(e), clause (h) above is modified to read “any Encumbrances that are not otherwise Permitted Encumbrances and that do not, individually or collectively with any other Encumbrances that are not otherwise Permitted Encumbrances, materially interfere with, restrict or reduce either the present use or value of, or the intended use of, the assets and properties of the Initial Contributed Entities, taken as a whole, and (y) for purposes of Section 6.6(d), clause (h) above is modified to read “any Encumbrances that are not otherwise Permitted Encumbrances and that do not, individually or collectively with any other Encumbrances that are not otherwise Permitted Encumbrances, materially interfere with, restrict or reduce either the present use or value of, or the intended use of, the assets and properties of Crestwood Pipeline East, taken as a whole.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Entity or other entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the day before each Applicable Closing Date and that portion of any Straddle Period ending on (and including) the day before such Applicable Closing Date.

“Release” or “Released” means any depositing, spilling, leaking, pumping, pouring, placing, burying, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Released Support Instruments” has the meaning set forth in Section 5.9(a).

“Rights-of-Way” has the meaning set forth in Section 3.9(b).

“Second CEGPS Contribution” means an amount in cash equal to $30 million, subject to adjustment as set forth in Article II.

“Second Closing” has the meaning set forth in Section 2.2.

“Second Closing Casualty Items” has the meaning set forth in Section 5.12(c).

“Second Closing Casualty Loss” has the meaning set forth in Section 5.12(c).

“Second Closing Condemnation Item” has the meaning set forth in Section 5.13(c).

“Second Closing Condemnation Loss” has the meaning set forth in Section 5.13(c).

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“Second Closing Condemnation Value” has the meaning set forth in Section 5.13(c).

“Second Closing Condemnation Value Calculation” has the meaning set forth in Section 5.13(c).

“Second Closing Date” has the meaning set forth in Section 2.2.

“Second Closing Restoration Cost” has the meaning set forth in Section 5.12(c).

“Second Closing Restoration Cost Calculation” has the meaning set forth in Section 5.12(c).

“Second Closing Statement” has the meaning set forth in Section 2.7(a).

“Second Closing Tax Allocation Statement” has the meaning set forth in Section 7.5(a).

“Second Closing Tax Purchase Price” has the meaning set forth in Section 7.1.

“Second Closing Transaction Expenses” means, without duplication, all Transaction Expenses (if any) to be paid by Newco or its Subsidiaries (including the Contributed Entities) as of the Second Closing Date (after giving effect to the transactions to be consummated on the Second Closing Date, including the Crestwood Pipeline East Contribution, but without double-counting Initial Closing Transaction Expenses). For clarity, Second Closing Transaction Expenses will not include Transaction Expenses to be paid by the Parties or their Affiliates (excluding Newco, its Subsidiaries and the Contributed Entities).

“Second Distribution” has the meaning set forth in Section 2.1(h).

“Second End Date” has the meaning set forth in Section 8.2(e).

“Second Estimated Closing Adjustment” has the meaning set forth in Section 2.6(b).

“Second Estimated Closing Statement” has the meaning set forth in Section 2.6(a).

“Second Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.6(a).

“Second Post-Closing Adjustment” has the meaning set forth in Section 2.7(b).

“Second Resolution Period” has the meaning set forth in Section 2.8(b).

“Second Review Period” has the meaning set forth in Section 2.8(a).

“Second Statement of Objections” has the meaning set forth in Section 2.8(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Stagecoach” means Stagecoach Pipeline & Storage Company, LLC, a New York limited liability company.

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“State Regulatory Authority” means any state agency or authority having jurisdiction over the rates or facilities of any Contributed Entity.

“Straddle Period” means any Tax period beginning before and ending on or after each Applicable Closing Date.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or by a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or by a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax” or “Taxes” means any taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, deficiency, escheat or unclaimed property obligation or any similar charge, including interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total CEGPS Contribution” means the sum of (a) the Initial CEGPS Contribution, plus (b) the Second CEGPS Contribution.

“Transaction Documents” means, collectively, this Agreement, the Newco LLC Agreement, the Management Agreement, the CEGPS Parent Guaranty and the Crestwood Parent Guaranty.

“Transaction Expense” means, with respect to any Person, any costs, fees and expenses incurred by such Person and that arise from, were incurred in connection with, or are incident to the negotiation, documentation or consummation of the transactions contemplated by this Agreement (including the Crestwood Contributions, as applicable) including the fees and expenses of legal, accounting, financial and other advisors, and including any change of control

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or assignment payments to third parties or any stay bonuses, retention or signing bonuses, success bonuses, and other similar bonuses payable in connection with the consummation of the transactions contemplated hereby (including the Crestwood Contributions, as applicable), but, for clarity, not including costs, fees, and expenses (none of which will be material) associated with post-closing notices by Newco or Contributed Entities to Governmental Entities or other third parties regarding the consummation of the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.6.

“Undisputed Amounts” has the meaning set forth in Section 2.9(a).

“US Salt Lease” means that certain State of New York Underground Gas Storage Lease dated September 6, 1994, by and between the Department of Environmental Conservation of the State of New York and US Salt, LLC, as successor in interest to Akzo Nobel Salt Inc.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof (without regard to the occurrence of any contingency) to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a partnership, Voting Securities of such Person shall be the general partner interests in such Person.

1.2 Rules of Construction.

(a) The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the Crestwood Disclosure Schedule and the Exhibits) and not to any particular Article, Section or other portion hereof.

(b) The Crestwood Disclosure Schedule, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. The Crestwood Disclosure Schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Crestwood Disclosure Schedule relates; provided, however, that any fact or item that is disclosed in any section of the Crestwood Disclosure Schedule that is reasonably apparent on its face to qualify another representation or warranty of Crestwood shall be deemed also to be disclosed in the other sections of the Crestwood Disclosure Schedule notwithstanding the omission of any appropriate cross-reference thereto. Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in the Crestwood Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or could or would reasonably be expected to have a Contributed Entity Material Adverse Effect, a Crestwood Pipeline East Material Adverse Effect, or a CEGPS Material Adverse Effect, as applicable.

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(c) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (iv) all words used as accounting terms shall have the meanings assigned to them under GAAP, (v) “ordinary course of business” means, with respect to a Person, the ordinary course of business of such Person consistent with past practices of such Person, and (vi) the word “or” shall be disjunctive but not exclusive. If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any Party hereto is also a reference to such Party’s permitted successors and assigns.

(d) The Parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party. This Agreement will not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

ARTICLE II

FORMATION, CONTRIBUTION AND EXCHANGE; CLOSING; ADJUSTMENTS

2.1 Formation, Contribution and Exchange. On the terms and subject to the conditions set forth in this Agreement:

(a) prior to the Initial Closing, Crestwood will contribute to Newco, as a capital contribution, (i) 100% of the Equity Interests of the Initial Contributed Entities, free and clear of all Encumbrances and (ii) 20% of the Equity Interests of Newco Service Company (the “Initial Contributed Entities Contribution”);

(b) at the Initial Closing, CEGPS will contribute to Newco, as a capital contribution, the Initial CEGPS Contribution;

(c) in exchange for the contributions required by Section 2.1(a) and Section 2.1(b), at the Initial Closing Crestwood will cause Newco to issue to each of Crestwood and CEGPS Membership Interests representing 50% of the ownership of Newco, free and clear of all Encumbrances;

(d) immediately prior to the Initial Closing, Crestwood will cause the Operator, Newco and Newco Service Company to enter into the Management Agreement;

(e) immediately following the Initial Closing, Crestwood and CEGPS will cause Newco to distribute to Crestwood an amount in cash equal to the Initial CEGPS Contribution, subject to adjustment and true-up as provided in Section 2.3, Section 2.4 and Section 2.5 (the “Initial Distribution”);

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(f) immediately prior to the Second Closing, Crestwood will contribute to Newco, as a capital contribution, 100% of the Equity Interests of Crestwood Pipeline East, free and clear of all Encumbrances (the “Crestwood Pipeline East Contribution” and, together with the Initial Contributed Entities Contribution, the “Crestwood Contribution”);

(g) at the Second Closing, CEGPS will (subject to Section 2.6(b)) contribute to Newco, as a capital contribution, the Second CEGPS Contribution; and

(h) immediately following the Second Closing, Crestwood and CEGPS will cause Newco to distribute to Crestwood an amount in cash equal to the Second CEGPS Contribution, subject to adjustment and true-up as provided in Section 2.6, Section 2.7 and Section 2.8 (the “Second Distribution,” and together with the Initial Distribution, the “Crestwood Distributions”).

2.2 Closing. Subject to the satisfaction or waiver of the conditions to closing set forth in Article VI, the closings of the transactions contemplated by this Article II shall be held at the offices of Husch Blackwell LLP at 4801 Main Street, Suite 1000, Kansas City, Missouri 64112. Subject to Sections 5.12 and Section 5.13, the closing of the transactions contemplated by Section 2.1(b)-(e) (the “Initial Closing”) shall occur on the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article VI with respect to the Initial Closing (other than conditions to be satisfied at the Initial Closing but subject to the satisfaction or waiver thereof at the Initial Closing) but in no event earlier than May 20, 2016 (such date, the “Initial Closing Date”), commencing at 9:00 a.m., Kansas City time, or such other place, date and time as may be mutually agreed upon in writing by the Parties hereto. Subject to Sections 5.12 and Section 5.13, the closing of the transactions contemplated by Section 2.1(f)-(h) (the “Second Closing”) shall occur on the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article VI with respect to the Second Closing (other than conditions to be satisfied at the Second Closing but subject to the satisfaction or waiver thereof at the Second Closing) (such date, the “Second Closing Date”), commencing at 9:00 a.m., Kansas City time, or such other place, date and time as may be mutually agreed upon in writing by the Parties hereto.

2.3 Initial Closing Adjustment.

(a) At least three Business Days before the Initial Closing Date, Crestwood shall prepare and deliver to CEGPS a statement setting forth (i) its good faith estimate of Initial Closing Working Capital (the “Initial Estimated Closing Working Capital”), Initial Closing Indebtedness (the “Initial Estimated Closing Indebtedness”) and Initial Closing Transaction Expenses (the “Initial Estimated Closing Transaction Expenses”) and (ii) its good faith estimate of Initial Closing Crestwood Pipeline East Working Capital (the “Initial Estimated Closing Crestwood Pipeline East Working Capital”) and Initial Closing Crestwood Pipeline East Indebtedness (the “Initial Estimated Closing Crestwood Pipeline East Indebtedness”), which statement shall contain (x) an estimated consolidated balance sheet of Newco and its Subsidiaries (including the Contributed Entities), based on the trial balances of Newco and the Contributed

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Entities, and an estimated balance sheet of Crestwood Pipeline East, based on the trial balances of Crestwood Pipeline East, in each case as of the Initial Closing Date (assuming the contribution to Newco of the Contributed Entities but without giving effect to the Initial CEGPS Contribution or the Second CEGPS Contribution), (y) a calculation of Initial Estimated Closing Working Capital and Initial Estimated Closing Crestwood Pipeline East Working Capital, and an itemized list of Initial Estimated Closing Indebtedness, Initial Estimated Closing Transaction Expenses, and Initial Estimated Closing Crestwood Pipeline East Indebtedness, and (z) a certificate of the Chief Financial Officer of Crestwood that (1) Initial Estimated Closing Working Capital, Initial Estimated Closing Indebtedness, Initial Estimated Closing Transaction Expenses, Initial Estimated Closing Crestwood Pipeline East Working Capital and Initial Estimated Closing Crestwood Pipeline East Indebtedness were determined in accordance with the definitions thereof, respectively, and (2) the estimated consolidated balance sheet of Newco and its Subsidiaries (including the Contributed Entities), based on the trial balances of Newco and the Contributed Entities, and estimated balance sheet of Crestwood Pipeline East, based on the trial balances of Crestwood Pipeline East, were prepared in accordance with GAAP.

(b) The “Initial Estimated Closing Adjustment” shall be an amount equal to the sum of (i) 50% of (A) the Initial Estimated Closing Working Capital minus (B) $16,570,432, minus (ii) 50% of the Initial Estimated Closing Indebtedness, minus (iii) the Initial Estimated Closing Transaction Expenses. If the Initial Estimated Closing Adjustment is a positive number, the Initial CEGPS Contribution shall be increased by the amount of the Initial Estimated Closing Adjustment. If the Initial Estimated Closing Adjustment is a negative number, the Initial CEGPS Contribution shall be reduced by the absolute value of such negative number.

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2.4 Initial Post-Closing Adjustment.

(a) Within 60 days after the Initial Closing Date, Crestwood shall prepare and deliver to CEGPS a statement (the “Initial Closing Statement”) setting forth its determination of Initial Closing Working Capital, Initial Closing Crestwood Pipeline East Working Capital, Initial Closing Indebtedness, Initial Closing Transaction Expenses, and Initial Closing Crestwood Pipeline East Indebtedness, which statement shall contain (i) an unaudited consolidated balance sheet of Newco and its Subsidiaries (including the Contributed Entities) and an unaudited balance sheet of Crestwood Pipeline East, in each case as of the Initial Closing Date (assuming the contribution to Newco of the Contributed Entities but without giving effect to the Initial CEGPS Contribution or the Second CEGPS Contribution), (ii) a calculation of Initial Closing Working Capital and Initial Closing Crestwood Pipeline East Working Capital, and an itemized list of Initial Closing Indebtedness, Initial Closing Transaction Expenses, and Initial Closing Crestwood Pipeline East Indebtedness, and (iii) a certificate of the Chief Financial Officer of Crestwood that (A) Initial Closing Working Capital, Initial Closing Indebtedness, Initial Closing Transaction Expenses, Initial Closing Crestwood Pipeline East Working Capital and Initial Closing Crestwood Pipeline East Indebtedness were determined in accordance with the definitions thereof, respectively, and (B) the consolidated balance sheet of Newco and its Subsidiaries (including the Contributed Entities), based on the trial balances of Newco and the Contributed Entities, and the balance sheet of Crestwood Pipeline East, based on the trial balances of Crestwood Pipeline East, were prepared in accordance with GAAP.

(b) The initial post-Closing adjustment shall be an amount equal to the sum of (i) 50% of (A) Initial Closing Working Capital minus (B) Initial Estimated Closing Working Capital, plus (ii) 50% of (A) Initial Estimated Closing Indebtedness minus (B) Initial Closing Indebtedness, and plus (iii) (A) Initial Estimated Closing Transaction Expenses minus (B) Initial Closing Transaction Expenses, in each case, as finally determined by this Article II (the “Initial Post-Closing Adjustment”). If the Initial Post-Closing Adjustment is a positive number, CEGPS shall pay to Crestwood an amount equal to the Initial Post-Closing Adjustment. If the Initial Post-Closing Adjustment is a negative number, Crestwood shall pay to CEGPS an amount equal to the absolute value of the Initial Post-Closing Adjustment, in each case in accordance with Section 2.9(d).

2.5 Initial Examination and Review.

(a) After receipt of the Initial Closing Statement, CEGPS shall have 45 days (the “Initial Review Period”) to review the Initial Closing Statement. During the Initial Review Period, CEGPS and CEGPS’s accountants shall have such access to the books and records of Newco and Crestwood Pipeline East, and to the personnel of and the work papers prepared by Crestwood and Crestwood’s accountants, as CEGPS may reasonably request for the purpose of reviewing the Initial Closing Statement and to prepare an Initial Statement of Objections.

(b) On or prior to the last day of the Initial Review Period, CEGPS may object to the Initial Closing Statement by delivering to Crestwood a written statement setting forth CEGPS’s objections in reasonable detail, indicating each disputed item or amount and the basis for CEGPS’s disagreement therewith, including (if the Second Closing has not yet occurred) any objections to Initial Closing Crestwood Pipeline East Working Capital and Initial Closing

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Crestwood Pipeline East Indebtedness (the “Initial Statement of Objections”). If CEGPS fails to deliver the Initial Statement of Objections before the expiration of the Initial Review Period, the Initial Closing Statement and the Initial Post-Closing Adjustment, as the case may be, reflected in the Initial Closing Statement shall be deemed to have been accepted by CEGPS. If CEGPS delivers the Initial Statement of Objections before the expiration of the Initial Review Period, CEGPS and Crestwood shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Initial Statement of Objections (the “Initial Resolution Period”), and, if the same are so resolved within the Initial Resolution Period, the Initial Post-Closing Adjustment and the Initial Closing Working Capital Statement with such changes as may be agreed to in writing by CEGPS and Crestwood, shall be final and binding.

2.6 Second Closing Adjustment.

(a) At least three Business Days before the Second Closing Date, Crestwood shall prepare and deliver to CEGPS a statement (the “Second Estimated Closing Statement”) setting forth its good faith estimate of Crestwood Pipeline East Leakage (the “Estimated Crestwood Pipeline East Leakage”) and Second Closing Transaction Expenses (the “Second Estimated Closing Transaction Expenses”) which statement shall contain (i) a calculation of Estimated Crestwood Pipeline East Leakage, and an itemized list of Second Estimated Closing Transaction Expenses, and (ii) a certificate of the Chief Financial Officer of Crestwood that Estimated Crestwood Pipeline East Leakage and Second Estimated Closing Transaction Expenses were determined in accordance with the definitions thereof, respectively.

(b) The “Second Estimated Closing Adjustment” shall be an amount equal to the sum of (i) the Second Estimated Closing Transaction Expenses plus (ii) 65% of the Estimated Crestwood Pipeline East Leakage. The Second CEGPS Contribution shall be reduced by the amount of the Second Estimated Closing Adjustment; provided, that if such reduction results in a negative number, Crestwood shall pay, or cause to be paid, to CEGPS the absolute value of such negative number.

2.7 Second Post-Closing Adjustment.

(a) Within 60 days after the Second Closing Date, Crestwood shall prepare and deliver to CEGPS a statement (the “Second Closing Statement”) setting forth its calculation of Crestwood Pipeline East Leakage, an itemized list of Second Closing Transaction Expenses, and a certificate of the Chief Financial Officer of Crestwood that Crestwood Pipeline East Leakage and Second Closing Transaction Expenses were determined in accordance with the definitions thereof, respectively.

(b) The second post-Closing adjustment shall be an amount equal to the sum of (i) (A) Second Estimated Closing Transaction Expenses minus (B) Second Closing Transaction Expenses plus (ii) 65% of the sum of (A) Estimated Crestwood Pipeline East Leakage minus (B) Crestwood Pipeline East Leakage, as finally determined by this Article II (the “Second Post-Closing Adjustment”). If the Second Post-Closing Adjustment is a positive number, CEGPS shall pay to Crestwood an amount equal to the Second Post-Closing Adjustment. If the Second Post-Closing Adjustment is a negative number, Crestwood shall pay to CEGPS an amount equal to the absolute value of the Second Post-Closing Adjustment, in each case in accordance with Section 2.9(d).

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2.8 Second Examination and Review.

(a) After receipt of the Second Closing Statement, CEGPS shall have 45 days (the “Second Review Period”) to review the Second Closing Statement. During the Second Review Period, CEGPS and CEGPS’s accountants shall have such access to the books and records of Newco, and to the personnel and work papers prepared by Crestwood or Crestwood’s accountants, as CEGPS may reasonably request for the purpose of reviewing the Second Closing Statement and to prepare a Second Statement of Objections.

(b) On or prior to the last day of the Second Review Period, CEGPS may object to the Second Closing Statement by delivering to Crestwood a written statement setting forth CEGPS’s objections in reasonable detail, indicating each disputed item or amount and the basis for CEGPS’s disagreement therewith (the “Second Statement of Objections”). If CEGPS fails to deliver the Second Statement of Objections before the expiration of the Second Review Period, the Second Closing Statement and the Second Post-Closing Adjustment, as the case may be, reflected in the Second Closing Statement shall be deemed to have been accepted by CEGPS. If CEGPS delivers the Second Statement of Objections before the expiration of the Second Review Period, CEGPS and Crestwood shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Second Statement of Objections (the “Second Resolution Period”), and, if the same are so resolved within the Second Resolution Period, the Second Post-Closing Adjustment and the Second Closing Working Capital Statement with such changes as may be agreed to in writing by CEGPS and Crestwood, shall be final and binding.

2.9 Resolution of Disputes.

(a) If Crestwood and CEGPS fail to reach an agreement with respect to all of the matters set forth in the Initial Statement of Objections or Second Statement of Objections before expiration of the Initial Resolution Period or Second Resolution Period, as applicable, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an independent nationally recognized accounting firm other than Crestwood’s accountants or CEGPS’s accountants that CEGPS and Crestwood shall appoint by mutual agreement, or failing such agreement, CEGPS and Crestwood shall engage the American Arbitration Association to appoint an independent nationally recognized accounting firm other than Crestwood’s accountants or CEGPS’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Initial Post-Closing Adjustment, the Second Post-Closing Adjustment or the Crestwood Pipeline East Termination Adjustment, as the case may be, and the Initial Closing Statement and Second Closing Statement, as the case may be. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Initial Closing Statement and the Initial Statement of Objections with respect to the Initial Closing, and the Second Closing Statement and the Second Statement of Objections with respect to the Second Closing.

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(b) The fees and expenses of the Independent Accountants shall be paid by Crestwood, on the one hand, and by CEGPS, on the other hand, based upon the percentage that the amount actually contested but not awarded to Crestwood or CEGPS, respectively, bears to the aggregate amount actually contested by Crestwood and CEGPS. Each of Crestwood and CEGPS shall pay 50% of the fees and expenses of the American Arbitration Association, if any.

(c) The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Initial Closing Statement, Second Closing Statement, the Initial Post-Closing Adjustment, the Second Post-Closing Adjustment or the Crestwood Pipeline East Termination Adjustment shall be conclusive and binding upon the parties hereto.

(d) Any payment of the Initial Post-Closing Adjustment or the Second Post-Closing Adjustment, as applicable shall (A) be due (x) within five Business Days of acceptance of the Initial Closing Statement or Second Closing Statement, as applicable, or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.9(a) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by CEGPS or Crestwood, as the case may be. The amount of any Initial Post-Closing Adjustment or Second Post-Closing Adjustment shall bear interest from and including the Initial Closing Date or Second Closing Date, as applicable, to but excluding the date of payment at a rate per annum equal to the Prime Rate as set forth in the Wall Street Journal as of the Initial Closing Date or Second Closing Date, as applicable. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. Either Party shall have the right to immediately exercise its Payable Distribution Right in satisfaction of any amounts the other Party has not paid pursuant to this Section 2.9(d).

2.10 Second Closing Termination Adjustment. The “Crestwood Pipeline East Termination Adjustment” shall be an amount equal to the sum of (i) 50% of (A) the Initial Closing Crestwood Pipeline East Working Capital minus (B) $400,000, minus (ii) 50% of the Initial Closing Crestwood Pipeline East Indebtedness, plus (iii) 50% of the amount of any indebtedness for borrowed money, accounts payable and other payables of the Initial Contributed Entities owing to Crestwood Pipeline East as of the Initial Closing. If the transactions contemplated hereby to occur at the Second Closing are terminated at any time pursuant to Section 8.2 then (x) if the Crestwood Pipeline East Termination Adjustment is a positive number, Crestwood shall pay to CEGPS an amount equal to the Crestwood Pipeline East Termination Adjustment or (y) if the Crestwood Pipeline East Termination Adjustment is a negative number, CEGPS shall pay to Crestwood an amount equal to the absolute value of the Crestwood Pipeline East Termination Adjustment, in each case in accordance with Section 2.9(d), in each case, upon the later to occur of (a) either five Business Days after the acceptance or deemed acceptance of the Initial Closing Statement or five Business Days after the resolution described in Section 2.9(a) or (b) five Business Days following the date of such termination. The amount of any Crestwood Pipeline East Termination Adjustment shall bear interest from and including the Initial Closing Date to but excluding the date of payment at a rate per annum equal to the Prime

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Rate as set forth in the Wall Street Journal as of the Initial Closing Date. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. Either Party shall have the right to immediately exercise its Payable Distribution Right in satisfaction of any amounts the other Party has not paid pursuant to this Section 2.10.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CRESTWOOD

Except as disclosed in the Crestwood Disclosure Schedule, as of the Execution Date, as of the Initial Closing Date, and, with respect to the transactions to be consummated at the Second Closing and all matters pertaining to Crestwood Pipeline East or its assets, as of the Second Closing Date, Crestwood hereby represents and warrants to CEGPS as follows:

3.1 Organization; Qualification.

(a) Each of Crestwood, Newco, Newco Service Company, and each Contributed Entity has been duly formed and is validly existing and in good standing as a corporation or limited liability company, as applicable, under the Law of its jurisdiction of formation with all requisite corporate or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. Each of Crestwood, Newco, Newco Service Company, and each Contributed Entity is duly qualified and in good standing to do business as a foreign corporation or foreign limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Contributed Entity Material Adverse Effect.

(b) Crestwood has made available to CEGPS complete and correct copies of the Governing Documents of Newco, Newco Service Company and each Contributed Entity.

3.2 Authority. Crestwood has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Crestwood of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Crestwood, and no other organizational proceeding on the part of Crestwood or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Crestwood and, assuming the due authorization, execution and delivery hereof by CEGPS, constitutes a legal, valid and binding agreement of Crestwood, enforceable against Crestwood in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

3.3 No Violation; Consents and Approvals. Except for matters described in clauses (b), (c), (d) or (e) below that (x) would not be material to Newco and the Contributed Entities,

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taken as a whole, or (y) would not have a material adverse effect on the ability of Crestwood and its Affiliates including Newco and the Contributed Entities to consummate the transactions contemplated hereby or the ability of Crestwood to perform its material obligations hereunder, neither the execution and delivery by Crestwood of this Agreement, nor the consummation by Crestwood of the transactions contemplated hereby, will (a) violate or conflict with any provision of the Governing Documents of Crestwood, Newco, Newco Service Company or any of the Contributed Entities, (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity, (c) require any consent, approval or authorization of or notification to, any counterparty to, or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contributed Entity Permit or any Contract to which Crestwood or any of its Affiliates, including Newco, Newco Service Company and the Contributed Entities, is a party or by or to which any of their properties are bound, (d) result in the creation of an Encumbrance upon or require the sale of or give any Person the right to acquire any of the Equity Interests of Newco or Newco Service Company or any of the assets of Newco, Newco Service Company or any of the Contributed Entities, or restrict, hinder, impair or limit the ability of Newco or any of the Contributed Entities to carry on their businesses as and where they are being carried on, or (e) violate or conflict with any Law applicable to Crestwood or any of its Subsidiaries, including Newco, Newco Service Company and the Contributed Entities.

3.4 Capitalization.

(a) (i) From the Execution Date through immediately prior to the Initial Contributed Entities Contribution, Crestwood owns and will own all of the Equity Interests of each of the Initial Contributed Entities and Newco Service Company free and clear of all Encumbrances excluding Permitted Encumbrances and restrictions on transfer generally arising under applicable securities Laws; (ii) following the consummation of the Initial Contributed Entities Contribution, Newco will own all of the Equity Interests of each of the Initial Contributed Entities and 20% of the Equity Interests of Newco Service Company free and clear of all Encumbrances excluding restrictions on transfer generally arising under applicable securities Laws or arising under the Governing Documents of Newco Service Company; (iii) from the Execution Date through immediately prior to the Crestwood Pipeline East Contribution, Crestwood will own all of the Equity Interests of Crestwood Pipeline East free and clear of all Encumbrances excluding Permitted Encumbrances and restrictions on transfer generally arising under applicable securities Laws; (iv) following the consummation of the Crestwood Pipeline East Contribution, Newco will own all of the Equity Interests of Crestwood Pipeline East Contribution free and clear of all Encumbrances excluding restrictions on transfer generally arising under applicable securities Laws; and (v) from the Execution Date through the Initial Closing, Crestwood owns and will own all of the Equity Interests of Newco free and clear of all Encumbrances excluding Permitted Encumbrances and restrictions on transfer generally arising under applicable securities Laws.

(b) The Equity Interests of Newco, Newco Service Company and the Contributed Entities have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of such Contributed Entity, are fully paid, non-assessable and were not issued in violation of, and are not subject to, any pre-emptive or similar rights.

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(c) Except as contemplated by this Agreement, (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, Contracts, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Crestwood or any of its Affiliates (including Newco, Newco Service Company and the Contributed Entities) to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any Equity Interests in Newco, Newco Service Company or any of the Contributed Entities, (ii) there are no outstanding securities or obligations of any kind that are convertible into or exercisable or exchangeable for any Equity Interests in Newco, Newco Service Company or any of the Contributed Entities, and none of Newco, Newco Service Company or any of the Contributed Entities has any obligation of any kind to issue any additional Equity Interests or to pay for or repurchase any Equity Interests, (iii) there are no outstanding equity appreciation rights, phantom equity, profit sharing or similar rights, Contracts, arrangements or commitments based on the value of the equity, book value, income or any other attribute of Newco, Newco Service Company or any of the Contributed Entities, (iv) there are no outstanding bonds, debentures or other evidence of Indebtedness of any of Crestwood or any of its Affiliates (including Newco, Newco Service Company and the Contributed Entities), having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of Equity Interests in Newco, Newco Service Company or any of the Contributed Entities on any matter and (v) there are no agreements among holders of Equity Interests, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which Crestwood or any of its Affiliates, including Newco, Newco Service Company and the Contributed Entities, is a party or by which any of their Equity Interests are bound with respect to the voting, disposition or registration of any outstanding Equity Interests of Newco, Newco Service Company or any of the Contributed Entities.

(d) Except with respect to the ownership of any equity or debt securities between or among Newco and the Contributed Entities, none of the Contributed Entities owns, any Investment in any Person.

3.5 Compliance with Applicable Laws.

(a) Except for any such matter that would not be material to the Contributed Entities, taken as a whole, (i) each of the Contributed Entities and Newco Service Company is, and since October 7, 2013 has been, in material compliance with all applicable Laws, and (ii) neither Crestwood nor any of its Affiliates, including Newco, Newco Service Company and any Contributed Entity, has received any written communication from a Governmental Entity since October 7, 2013 that alleges that Newco, Newco Service Company or any Contributed Entity is not or was not in compliance in any material respect with any applicable Laws. Newco is, and since its date of formation has been, in compliance with all applicable Laws in all material respects.

(b) Since January 1, 2011 and except as would not reasonably be expected to result in liability to Crestwood, the Contributed Entities, Newco, Newco Service Company or any of its Subsidiaries, (i) there has been no action taken by Crestwood, any of its Affiliates,

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Newco or any of the Contributed Entities or any officer, director, or employee, or any agent, representative, sales intermediary, or other third party of Crestwood, any of its Affiliates, Newco or any of the Contributed Entities, in each case, acting on behalf of Crestwood, any of its Affiliates, Newco or any of the Contributed Entities in violation of any applicable Anti-Corruption Law, (ii) none of Crestwood, any of its Affiliates, Newco or any of the Contributed Entities has been convicted of violating any Anti-Corruption Laws or, to Crestwood’s Knowledge, subjected to any investigation by a Governmental Entity for violation of any applicable Anti-Corruption Laws, (iii) none of Crestwood, any of its Affiliates, Newco or any of the Contributed Entities has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, and (iv) none of Crestwood, any of its Affiliates, Newco or any of the Contributed Entities has received any written notice, request or citation for any actual or potential noncompliance with any Anti-Corruption Law.

3.6 Certain Contracts and Arrangements.

(a) Section 3.6(a) of the Crestwood Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of the following Contracts (including currently effective amendments and modifications thereto) to which any of the Contributed Entities is a party, whether written or oral (collectively, the “Material Agreements”), categorized by subsection number below:

(i) Contracts for transportation, storage, construction, interconnection, compression, marketing, trading or other similar services with respect to hydrocarbons that have resulted in or would reasonably be expected to result in payments to or from any Contributed Entity of at least $2,000,000 in the fiscal year ended December 31, 2015 or in any future year;

(ii) Contracts under which services in the nature of pipeline or facility operating services are provided by third parties to Newco or any of the Contributed Entities;

(iii) Contracts with respect to indebtedness for borrowed money, in each case, for amounts in excess of $1,000,000 (other than Contracts solely between or among the Contributed Entities and interest rate swap agreements);

(iv) Hedge Contracts that would reasonably be expected to result in exposure to the Contributed Entities in excess of $1,000,000;

(v) Contracts by which any Contributed Entity is obligated to sell or lease (as lessor) any of its assets that have resulted in or would reasonably be expected to result in aggregate payments to the Contributed Entities in excess of $1,000,000 in the fiscal year ended December 31, 2015 or in any future year;

(vi) real property leases related to any natural gas pipeline, storage facilities or compression and appurtenant facilities calling for aggregate payments by the Contributed Entities of amounts greater than $2,000,000 in the fiscal year ended December 31, 2015 or in any future year (other than leases solely between or among the Contributed Entities) (collectively, “Leases”);

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(vii) partnership, strategic alliance or joint venture Contracts (including joint marketing or development Contracts);

(viii) Contracts (A) limiting the ability of any of the Contributed Entities to compete in any line of business or with any Person or in any geographic area or during any period of time or (B) except as contemplated by any FERC tariff of any Contributed Entity, (x) providing any contract counterparty or other third party any right of first refusal, right of first offer, or most-favored-nation rights or (y) under which any Contributed Entity is required to procure goods or services from a third party on an exclusive basis;

(ix) Contracts pursuant to which any Contributed Entity is a lessor or a lessee of any tangible personal property, or holds or operates any tangible personal property owned by another Person, except for any lease of personal property under which the aggregate annual rent or lease payments by or to the Contributed Entities do not exceed $1,000,000;

(x) Contracts relating to any acquisition or disposition by any Contributed Entity of any business or Equity Interests that was consummated since January 1, 2013;

(xi) Contracts that prohibit any Contributed Entity from making cash distributions in respect of its Equity Interests, other than restrictions in the Governing Documents of such entity; and

(xii) Contracts (other than those listed in (i) through (xi)) that would reasonably be expected to result in aggregate payments by or to the Contributed Entities of more than $2,000,000 during any future fiscal year.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law), each of the Material Agreements (i) constitutes the legal, valid and binding obligation of the applicable Contributed Entity and, to Crestwood’s Knowledge, each other party thereto, and (ii) is enforceable in accordance with its terms against the Contributed Entities, and to Crestwood’s Knowledge, each other party thereto and is in full force and effect.

(c) There is no breach or default under any Material Agreement by any Contributed Entity, or to the Knowledge of Crestwood, any other party thereto, or, to the Knowledge of Crestwood, any event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a breach or default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or as would not be material to Newco and the Contributed Entities, taken as a whole. Except as would not be material to Newco and the Contributed Entities, taken as a whole, no counterparty to any Material Agreement is, as a result of a credit or performance impairment, (i) obligated to provide or cause to be provided, without request or demand by any Contributed Entity, any security or credit support that has not been provided or (ii) obligated to provided or cause to be provided, upon request or demand by any Contributed Entity, any security or credit support that has not been provided, if such request or demand has been made.

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(d) Except as would not be material to Newco and the Contributed Entities, taken as a whole, to Crestwood’s Knowledge (i) there are no renegotiations of any amounts paid or payable to any Contributed Entity under current or completed Material Agreements with any Person having the contractual or statutory right to require such renegotiation and there are no pending or threatened demands for any such renegotiation and (ii) no party to any such Material Agreement has provided Crestwood or any of its Affiliates, including Newco and the Contributed Entities, with written notice of intent to cancel or materially and adversely modify or amend such Material Agreement.

(e) True and complete copies of all Material Agreements have been delivered or made available to CEGPS.

3.7 Legal Proceedings. There are no pending, or, to the Knowledge of Crestwood, threatened, Actions against or affecting Crestwood or any of its Subsidiaries, including Newco, Newco Service Company and the Contributed Entities, or any of their properties, assets, operations or business except, in each case, as would not (i) be material to the Contributed Entities, taken as a whole, or (ii) have a material adverse effect on the ability of Crestwood and its Affiliates, including Newco, Newco Service Company and the Contributed Entities, to consummate the transactions contemplated hereby or the ability of Crestwood to perform its material obligations hereunder. Except as would not be material to the Contributed Entities, taken as a whole, none of Crestwood or any of its Subsidiaries, including Newco, Newco Service Company and the Contributed Entities, is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or business. Except as would not be material to the Contributed Entities, taken as a whole, there is no pending or to the Knowledge of Crestwood threatened investigation of or affecting Newco, Newco Service Company or any of the Contributed Entities or any of their properties, assets, operations or business by any Governmental Entity. There are no pending or threatened Actions by any Contributed Entity against any third party.

3.8 Environmental Matters. Except for any such matter that would not be material to the Contributed Entities, taken as a whole:

(a) The operations of each of the Contributed Entities are, and since October 7, 2013 have been, conducted in compliance with all Environmental Laws;

(b) To the Knowledge of Crestwood, no circumstances exist with respect to the business of the Contributed Entities that gives rise to an obligation by any Contributed Entity to investigate, remediate, monitor or otherwise address the presence on-site or offsite of any Hazardous Materials, or that would otherwise reasonably be expected to give rise to any liability under Environmental Laws, except as currently being performed under applicable Law or permit requirements;

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(c) None of the Contributed Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability or obligations with respect to any environmental matter;

(d) None of Crestwood or its Subsidiaries, including the Contributed Entities, has received any written communication from any Person alleging the violation of or liability under any Environmental Law by or of the Contributed Entities or requesting, with respect to the Contributed Entities, information with respect to an investigation pursuant to any Environmental Law; and

(e) There has been no Release of any Hazardous Material by the Contributed Entities from or in connection with the properties or operations of the Contributed Entities that has resulted or would reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person, and, to the Knowledge of Crestwood, there has been no Release of any Hazardous Material by any third party from or in connection with the properties or operations of the Contributed Entities that that has resulted or would reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person, including in connection with any third-party or off-site treatment, storage or disposal of Hazardous Material.

3.9 Title to Properties; Sufficiency of Assets.

(a) Section 3.9(a) of the Crestwood Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of the real property held in fee or leased by the Contributed Entities that is necessary to conduct their business in the manner currently conducted (collectively, the “Material Real Property”). Each of the Contributed Entities has good, valid, and marketable title to all Material Real Property held in fee and good and valid leasehold interest to all Material Real Property that is leased by the Contributed Entities, in each case, free and clear of all Encumbrances except Permitted Encumbrances. Neither Newco, Newco Service Company nor any one or more of the Contributed Entities has any real estate or ownership interests in, or any obligation or liability relating to, any brine pond located in Schuyler County, New York.

(b) Each of the Contributed Entities has all consents, easements, rights-of-way, permits or licenses from each Person as are reasonably sufficient to enable such Contributed Entity to conduct its business in the manner currently conducted (collectively, the “Rights-of-Way”), (i) subject to such limitations, qualifications, reservations and encumbrances as may be set forth in Section 3.9(b) of the Crestwood Disclosure Schedule and (ii) except for such Rights-of-Way the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Contributed Entity Material Adverse Effect.

(c) There are no pending Actions against the Contributed Entities to modify the zoning classification of, or to condemn or take by power of eminent domain, (i) all or any of the Material Real Property, except as would not be material to the Contributed Entities, taken as a whole, or (ii) all or any of the material subsurface and mineral rights for (A) the operation of the existing FERC-certificated storage facilities of the Contributed Entities or (B) the development of the FERC-certificated storage facility expansion projects of the Contributed Entities.

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(d) No Person has any right or option to purchase any of the Material Real Property or any portion thereof.

(e) The Material Real Property, Rights-of-Way and any property subject to any Lease collectively encompass all of the real property and rights reasonably necessary for the operation of the business of the Contributed Entities in the manner currently conducted.

(f) To Crestwood’s Knowledge, all material buildings, structures, fixtures and other improvements located on the real property of the Contributed Entities are in material compliance with all applicable Laws, including those pertaining to zoning, building, and the disabled.

(g) Except as would not be material to the Contributed Entities, taken as a whole, each of the Contributed Entities owns, or has a valid leasehold interest in, all buildings, structures, fixtures, other improvements, equipment, personal property and other assets as are reasonably sufficient to conduct its business in the manner currently conducted. Except as would not have a Contributed Entity Material Adverse Effect, all of the buildings, structures, fixtures, other improvements, equipment, personal property and other tangible assets that constitute the property or assets owned or leased by the Contributed Entities are (i) structurally sound with no material defects, (ii) in good condition and repair and not in need of repair, except for ordinary wear and tear and ordinary or routine maintenance, and (iii) suitable for use by the Contributed Entities to conduct their respective businesses in the manner currently conducted.

(h) The Contributed Entities own, or have a valid leasehold interest in, all material subsurface and mineral rights as are reasonably sufficient (i) to operate the existing FERC-certificated storage facilities of the Contributed Entities in the manner currently conducted and (ii) for the development and operation of (A) the FERC-certificated storage facility expansion projects of the Contributed Entities and (B) the reservoirs referred to and known as the Racht Pool, the Brenchley-Cook Pool, and the Nichols-Mead Pool located in Tioga County, New York.

3.10 Insurance. None of Crestwood or any of its Affiliates, including Newco, Newco Service Company and the Contributed Entities, has received any notice from any insurer or agent of such insurer of the cancellation or termination of any material insurance policy pursuant to which any Contributed Entity is insured (a “Contributed Entity Insurance Policy”), except to the extent replaced by a reasonably comparable policy prior to the Initial Closing. Section 3.10(a) of the Crestwood Disclosure Schedule sets forth a true and correct list of all Contributed Entity Insurance Policies in force and effect as of the date hereof. The Contributed Entities are in compliance with the terms of all Contributed Entity Insurance Policies in all material respects, and, except with respect to reservation of rights letters received from insurers in the ordinary course of business, there are no material claims by Crestwood or any of its Subsidiaries, including Newco and the Contributed Entities, under any such Contributed Entity Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause. Section 3.10(b) of the Crestwood Disclosure Schedule sets forth a list of all material claims, if any, made by the Contributed Entities since January 1, 2013 against any insurer in respect of coverage under any insurance policy.

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3.11 Tax Matters.

(a) Each of the Contributed Entities has filed (or joined in the filing of) when due all Tax Returns required by applicable Law to be filed by or with respect to it, and all such Tax Returns were true correct and complete in all material respects as of the time of such filing.

(b) Except for Taxes being contested in good faith by appropriate proceedings, none of which contested Taxes are material, all Taxes that are due and payable by any of the Contributed Entities (regardless of whether shown on any Tax Return) have been paid or will be timely paid.

(c) No deficiencies for Taxes with respect to any Contributed Entity has been claimed, proposed or assessed by any Tax authority.

(d) There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the Contributed Entities in respect of any Tax or Tax assessment, nor has any claim for additional Tax or Tax assessment been asserted in writing by any Tax authority.

(e) No written claim has been made by any Tax authority in a jurisdiction where any of the Contributed Entities does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction.

(f) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax returns with respect to any Taxes of or with respect to any Contributed Entity.

(g) There is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes with respect to any of the Contributed Entities.

(h) None of the Contributed Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar Tax matters.

(i) No Contributed Entity has any liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(j) Each of the Contributed Entities has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any creditor, independent contractor or other third party.

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(k) There are no Tax liens on any of the assets of the Contributed Entities, except for liens for Taxes not yet due or for Taxes being contested in good faith by appropriate proceedings.

(l) The Contributed Entities have not (i) participated in any listed transactions or any other reportable transaction within the meaning of Treasury Regulations Section 1.6011-4, or (ii) engaged in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code.

(m) The Contributed Entities have obtained and retained any and all resale sales tax exemption certificates or other documentation required to establish that all reported exempt sales by such entities are exempt from sales, transfer or similar taxes.

(n) Each Contributed Entity, other than Crestwood Storage, Inc., is, and at all times since its formation has been, properly treated as an entity disregarded as separate from its owner or as a partnership for U.S. federal income tax purposes, and each of the Contributed Entities that is classified as a partnership for U.S. federal income Tax purposes has in effect an election under Section 754 of the Code. None of the Contributed Entities has made any filing with any Tax authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes.

(o) Crestwood Storage, Inc. is properly treated as an association taxable as a corporation for U.S. federal income tax purposes. Crestwood Storage, Inc. is not, and has never been (i) a “controlled foreign corporation” within the meaning of Section 957 of the Code and the Treasury Regulations promulgated thereunder, or (ii) a “passive foreign investment company” within the meaning of Section 1297 of the Code and the Treasury Regulations promulgated thereunder.

(p) No Contributed Entity will be required to include any item of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending on or after each Applicable Closing Date as a result of (i) a change in method of accounting for a taxable period ending prior to such Applicable Closing Date, including by reason of application of Section 481 of the Code (or an analogous provision of state, local or foreign law), (ii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law), (iii) an installment sale or open transaction disposition made on or prior to such Applicable Closing Date, or (iv) a prepaid amount received on or prior to such Applicable Closing Date.

3.12 Employment and Benefits Matters. None of the Contributed Entities has any employees. None of the Contributed Entities’ sponsors, maintains or contributes to any Employee Benefit Plan and none of the Contributed Entities has any liability pursuant to Title IV of ERISA (including due to its status as a member of the same “controlled group” as another entity pursuant to Section 4001(a)(4) of ERISA). Except as would not be material to the Contributed Entities, taken as a whole, each of the Contributed Entities has correctly classified those individuals performing services for such Contributed Entity as leased employees, independent contractors or agents and has no liability with respect to any misclassification of a person performing services for such Contributed Entity as a leased employee rather than a common-law employee or as an independent contractor rather than as an employee.

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3.13 Financial Statements; Books and Records; Undisclosed Liabilities; No Operation.

(a) Attached hereto as Section 3.13(a) of the Crestwood Disclosure Schedule are true, correct and complete copies of (i) the unaudited consolidated balance sheets and statements of income of the Contributed Entities as of and for the fiscal years ended December 31, 2015 and December 31, 2014 and (ii) the unaudited consolidated balance sheet and statement of income of the Contributed Entities as of and for the two-month period ended as of February 29, 2016 (the “Interim Financial Statements” and, collectively, with the financial statements referred to in clause (i), the “Financial Statements”). Each of the Financial Statements (including the notes thereto, if any) (x) has been prepared from, and is consistent with, the books and records of the Contributed Entities, (y) fairly presents in all material respects the financial position of the Contributed Entities as of the dates thereof and the operating results of the Contributed Entities for the periods reflected therein and (z) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby in accordance with past custom and practice of the Contributed Entities (subject to the absence of footnotes and, in the case of the Interim Financial Statements, normal year-end adjustments that are not material).

(b) Complete copies of the minute books of the Contributed Entities for 2013, 2014 and 2015 have been made available to outside counsel and other advisors to CEGPS. All of such minute books contain true and correct copies of all material actions taken at all meetings of the board of directors, members or managers, as the case may be, of each of the Contributed Entities, as applicable, and of all written consents executed in lieu of such meetings.

(c) None of the Contributed Entities have any liabilities, other than (i) liabilities reserved for or reflected on the balance sheet included in the Interim Financial Statements, (ii) liabilities that are not material, either individually or in the aggregate, to the Contributed Entities, taken as a whole, and have arisen after February 29, 2016 in the ordinary course of business, and (iii) liabilities under Contracts (other than liabilities resulting from a breach of or default by a Contributed Entity under any such Contracts).

(d) Newco does not hold any assets, interests or Investments, except, following the consummation of the transactions contemplated by Section 2.1(a) and Section 2.1(f), the Equity Interests in the Contributed Entities currently held by Crestwood. Newco does not have any liabilities other than, following the consummation of the transactions contemplated by Section 2.1(a) and Section 2.1(f), liabilities incidental to its ownership of the Equity Interests in the Initial Contributed Entities and Crestwood Pipeline East, respectively.

(e) Section 3.13(e) of the Crestwood Disclosure Schedule lists, as of the date hereof, all instruments of Indebtedness of the Contributed Entities and the total amount of Indebtedness under each such instrument. As of the date hereof, the Contributed Entities do not have any Indebtedness other than as listed on Section 3.13(e) of the Crestwood Disclosure Schedule.

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(f) Newco Service Company does not hold any assets, interests or Investments, except as contemplated by Section 5.15. Newco Service Company does not have any liabilities other than, following the consummation of the transactions contemplated by Section 5.15, liabilities relating to compensation or benefits of the Newco Employees or other immaterial liabilities incidental to the employment of the Newco Employees.

3.14 No Changes or Material Adverse Effects. (a) Between February 29, 2016 and the Execution Date, the business of the Contributed Entities, taken as a whole, has been conducted in the ordinary course of business, (b) subsequent to February 29, 2016, there has not been any change, event or occurrence that has had or would reasonably be expected to have a Contributed Entity Material Adverse Effect or, with respect to the Second Closing, a Crestwood Pipeline East Material Adverse Effect and (c) between February 29, 2016 and the Execution Date, the Contributed Entities have not taken any action which, if taken after the date hereof, would require the consent of CEGPS pursuant to Section 5.1.

3.15 Regulation. Neither Crestwood nor any of the Contributed Entities is, nor following the consummation of the transactions contemplated by this Agreement will Crestwood or any of the Contributed Entities be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.16 Energy Regulatory Matters; Permits.

(a) Each of Arlington and Stagecoach is a “natural-gas company” as that term is defined in Section 2 of the Natural Gas Act of 1938, as amended (the “Natural Gas Act”). Except for Arlington and Stagecoach, none of the Contributed Entities is a “natural-gas company” as that term is defined in Section 2 of the Natural Gas Act. Except for Arlington and Stagecoach, none of the Contributed Entities has operated or provided services in a manner that would subject its rates and terms of service to FERC jurisdiction pursuant to the Natural Gas Act or the Natural Gas Policy Act of 1978 (the “NGPA”). Each of Arlington and Stagecoach is, and since October 7, 2013 has been, in compliance in all material respects with the applicable provisions of the Natural Gas Act, the NGPA, the rules and regulations promulgated by FERC pursuant to the Natural Gas Act and the NGPA, the terms and conditions of any and all tariffs, the provisions of any and all statements of operating conditions, and any and all orders and authorizations issued by FERC, in each case as applicable to them.

(b) None of the Contributed Entities is a public utility, transmitting utility, electric utility or electric utility company as those terms are defined under the Federal Power Act, 16 U.S.C. §§ 791a-825r, and the regulations promulgated by FERC thereunder, or a common carrier under the Interstate Commerce Act implemented by FERC pursuant to 49 U.S.C. § 60502 and the regulations promulgated by FERC thereunder. None of the Contributed Entities is a holding company or a public-utility holding company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by FERC thereunder, and, except for Crestwood Pipeline East LLC, none of the Contributed Entities is a public utility, gas corporation, electric corporation or similar entity under the Laws of any state, tribal or local government.

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(c) Except for general industry proceedings, including audits or reviews of individual companies arising from general industry rulemaking proceedings, there are no pending or, to Crestwood’s Knowledge, threatened FERC administrative or regulatory proceedings, including (i) any rate proceeding under Section 4 or Section 5 of the Natural Gas Act, (ii) any Section 7 certificate proceedings under the Natural Gas Act, or (iii) any investigations, complaints, audits, self-reports or show cause proceedings under the Natural Gas Act or the NGPA, in any such case, to which any of the Contributed Entities is a party that would be material to the Contributed Entities, taken as a whole.

(d) The Contributed Entities are, and since October 7, 2013 have been, in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders from Governmental Entities necessary and sufficient to own, lease and operate their properties and to carry on their businesses as they are now being conducted (collectively, the “Contributed Entity Permits”), except where the failure to be in possession of such Contributed Entity Permits would not be material to the Contributed Entities, taken as a whole. All Contributed Entity Permits are in full force and effect, except as would not be material to the Contributed Entities, taken as a whole. None of the Contributed Entities is in conflict with, or in default or violation of, any of the Contributed Entity Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, be material to the Contributed Entities, taken as a whole.

(e) Except for general non-discrimination, reporting and open access obligations, no Contributed Entity is subject to regulation by any State Regulatory Authority as a public utility and neither the rates nor the terms of service offered by any of the Contributed Entities is subject to regulation by any State Regulatory Authority.

3.17 Business Relationships with Crestwood. Neither Crestwood nor any of its Affiliates (excluding the Contributed Entities), directly or indirectly (including via an agreement between the operator under any current operating and maintenance services agreements or similar arrangements with Crestwood or any such Affiliate), (a) owns or otherwise has interest in any material asset, tangible or intangible, that is used in Contributed Entities’ business, (b) has any payable, receivable or other intercompany account owing to or from any Contributed Entity, or (c) is a party to any Contract or commitment (whether written or oral) with any Contributed Entity (each such ownership or other interest, payable, receivable or account or Contract or commitment, an “Affiliated Transaction”).

3.18 Bankruptcy. No bankruptcy, reorganization or arrangement proceedings are pending against, being contemplated by, or to the Knowledge of Crestwood, threatened against Crestwood, Crestwood Parent, Newco, Newco Service Company or any Contributed Entity.

3.19 Brokers’ Fees. None of Crestwood, its Affiliates, Newco or any of the Contributed Entities has incurred any liability for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement and for which CEGPS, any of CEGPS’s Affiliates, Newco, Newco Service Company or any Contributed Entity could be responsible.

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3.20 Investment Intent. Crestwood is acquiring the Membership Interest to be issued to Crestwood pursuant to Article II for investment for its own account and not with a view to, or for sale in connection with, any distribution or other disposition thereof. Crestwood has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Membership Interest and is capable of bearing the economic risks of such investment. Crestwood is aware that the Membership Interest has not been registered, and will not be registered, under the Securities Act or under any state or foreign securities Laws.

3.21 Intellectual Property. The material Contributed Entity Intellectual Property is listed on Section 3.21 of the Crestwood Disclosure Schedule. Except as would not be material to the Contributed Entities, taken as a whole, (i) each of the Contributed Entities owns and possesses, free and clear of all Encumbrances (other than Permitted Encumbrances), good title to or is licensed or otherwise has the right to use all material Intellectual Property currently used in their respective businesses, (ii) since October 7, 2013, none of the Contributed Entities has infringed on the Intellectual Property Rights of any other Person, (iii) since October 7, 2013, to Crestwood’s Knowledge, no Person has infringed on the Intellectual Property Rights of any Contributed Entity and (iv) no Actions are pending or, to Crestwood’s Knowledge, threatened in writing against any Contributed Entity (A) with respect to the ownership, use or validity of any Contributed Entity Intellectual Property or (B) involving a claim of infringement of any Intellectual Property Rights of any third party.

3.22 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, CRESTWOOD IS NOT MAKING ANY OTHER REPRESENTATIONS WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE BUSINESS, ASSETS, OR LIABILITIES OF ANY CONTRIBUTED ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CEGPS

Except as disclosed in the CEGPS Disclosure Schedule, as of the Execution Date, as of the Initial Closing Date, and, with respect to the transactions to be consummated at the Second Closing and all matters pertaining to Crestwood Pipeline East or its assets, as of the Second Closing Date, CEGPS hereby represents and warrants to Crestwood as follows:

4.1 Organization; Qualification. CEGPS has been duly formed and is validly existing and in good standing as a limited liability company under the Law of its jurisdiction of formation with all requisite corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. CEGPS is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, in each case, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a CEGPS Material Adverse Effect.

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4.2 Authority. CEGPS has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by CEGPS of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of CEGPS, and no other organizational proceeding on the part of CEGPS or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by CEGPS and constitutes a legal, valid and binding agreement of CEGPS, enforceable against CEGPS in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

4.3 No Violation; Consents and Approvals. Except for matters described in clauses (b), (c), (d) or (e) below that would not, individually or in the aggregate, reasonably be expected to have a CEGPS Material Adverse Effect, neither the execution and delivery by CEGPS of this Agreement, nor the consummation by CEGPS of the transactions contemplated hereby, will (a) violate or conflict with any provision of the Governing Documents of CEGPS, (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity, (c) require any consent, approval or authorization of or notification to, any counterparty to, or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any material permit or Contract to which CEGPS or any of its Affiliates is a party or by or to which any of their properties are bound, (d) result in the creation of an Encumbrance upon or require the sale of or give any Person the right to acquire any of the assets of CEGPS or any of its Subsidiaries, or restrict, hinder, impair or limit the ability of CEGPS or any of its Subsidiaries to carry on their businesses as and where they are being carried on, or (e) violate or conflict with any Law applicable to CEGPS or any of its Subsidiaries.

4.4 Sufficient Funds. CEGPS will have as of the Initial Closing, sufficient cash or other sources of immediately available funds to enable it to make the Initial CEGPS Contribution. CEGPS will have as of the Second Closing, sufficient cash or other sources of immediately available funds to enable it to make the Second CEGPS Contribution.

4.5 Brokers’ Fees. Neither CEGPS nor any of its Affiliates has incurred any liability for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement and for which Crestwood, any of Crestwood’s Affiliates, Newco, or any Contributed Entity could be responsible.

4.6 Investment Intent. CEGPS is acquiring the Membership Interest to be issued to CEGPS pursuant to Article II for investment for its own account and not with a view to, or for sale in connection with, any distribution or other disposition thereof. CEGPS has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the

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merits and risks of its investment in such Membership Interest and is capable of bearing the economic risks of such investment. CEGPS is aware that the Membership Interest has not been registered, and will not be registered, under the Securities Act or under any state or foreign securities Laws.

4.7 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, CEGPS IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE BUSINESS, ASSETS, OR LIABILITIES OF CEGPS.

ARTICLE V

ADDITIONAL AGREEMENTS AND COVENANTS

5.1 Conduct of Business. Except (i) as otherwise expressly permitted by this Agreement, (ii) as otherwise required by Law, or (iii) as set forth in Section 5.1 of the Crestwood Disclosure Schedule, without the prior written consent of CEGPS (which consent will not be unreasonably withheld, delayed or conditioned), Crestwood agrees that from the Execution Date through the Initial Closing Date with respect to the Initial Contributed Entities and through the Second Closing Date with respect to Crestwood Pipeline East:

(a) Crestwood, with respect to the business of the Contributed Entities, shall, and shall cause the Contributed Entities and Newco to, except as otherwise permitted under this Section 5.1, (i) conduct the business of such Contributed Entities in the ordinary course of business (including with respect to capital expenditures), (ii) use commercially reasonable efforts to preserve intact the present business operations and organizations and material rights and franchises of such Contributed Entities, and to preserve the material relationships and goodwill of such Contributed Entities with customers, suppliers and others having business dealings with them, (iii) maintain and keep the material properties and assets of such Contributed Entities in as good repair and condition, as at the Execution Date, subject to ordinary wear and tear, and (iv) maintain in full force and effect all material Contributed Entity Permits.

(b) Without limiting the generality of Section 5.1(a), except as otherwise expressly permitted by this Agreement, Crestwood will cause Newco, Newco Service Company and each of the Contributed Entities not to:

(i) make any material change in the conduct of its business;

(ii) make any change in its Governing Documents;

(iii) (A) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its Equity Interests, or securities convertible into its Equity Interests, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such Equity Interests or other rights described in Section 3.4(c) or (B) amend any of the terms of any such Equity Interests or other securities outstanding as of the Execution Date;

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(iv) (A) declare, set aside or pay any dividend or distribution in respect of its Equity Interests other than any dividend or other distribution (1) payable solely in cash prior to the Initial Closing or, with respect to Crestwood Pipeline East, the Second Closing, or (2) to settle intra-company accounts in connection with the termination of any Affiliated Transaction pursuant to Section 5.11, (B) split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any other Equity Interests in respect of, in lieu of or in substitution for any of its Equity Interests, or (C) purchase, redeem or otherwise acquire, directly or indirectly, any of its Equity Interests;

(v) merge into or with any other Person;

(vi) form any Subsidiary or acquire, through merger, consolidation, or acquisition of stock or assets or otherwise, any Person or all or substantially all of the business or assets of any Person, or acquire any interest in or contribute any assets to any partnership or joint venture or enter into any similar arrangement;

(vii) (A) enter into any Contract that would be a Material Agreement if it had been entered into prior to the Execution Date, (B) modify, renew, extend, change or amend in any material respect any Material Agreement or waive any material rights or claims under any Material Agreement, or (C) terminate any Material Agreement (not including the expiration of any Material Agreement in accordance with its terms); provided, however, that this Section 5.1(b)(vii) shall not apply to any Material Agreement that will be terminated or cancelled at or prior to the Applicable Closing in accordance with the terms of this Agreement;

(viii) purchase any Equity Interests of or make any Investment in any Person, other than (A) of another Contributed Entity or (B) capital contributions to settle intra-company accounts in connection with the termination of any Affiliated Transaction pursuant to Section 5.11;

(ix) (A) create, issue, incur, assume or guarantee any Indebtedness, (B) grant any option, warrant or right to purchase any debt securities, (C) issue any guarantees or provide any other credit support for the benefit of any other Person, other than in the ordinary course of business or to comply with the terms of applicable Law or any Contract to which any Contributed Entity is a party, or (D) issue any securities convertible into or exchangeable for any debt securities, other than, in each case, for intercompany debt solely between Contributed Entities for existing projects under development;

(x) (A) acquire, sell, assign, transfer, abandon, license, lease, permit to lapse, or otherwise dispose of, directly or indirectly, any property or assets having a fair market value in excess of $1,000,000 in the aggregate, except for (1) natural gas sales in the ordinary course of business and (2) dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business or (B) grant any security interest with respect to, mortgage, pledge or otherwise encumber any assets, other than Permitted Encumbrances;

(xi) terminate or modify any Rights-of-Way except in the ordinary course of business and to the extent that the remaining Rights-of-Way are not rendered insufficient to operate the business of the Contributed Entities;

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(xii) settle any Actions (A) for damages to the extent such settlements in the aggregate assess damages in excess of $2,000,000 (other than any Action to the extent insured net of deductibles, or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor), or (B) that impose any material restrictions, limitation or obligations on any Contributed Entity;

(xiii) except as required on an emergency basis for the safety of persons, property, or the environment, make capital expenditures in excess of $1,000,000 in the aggregate over the amounts listed for the projects set forth on Section 5.1(b)(xiii) of the Crestwood Disclosure Schedule;

(xiv) make, change or revoke any material Tax election; change an annual accounting period; adopt or change any material accounting method with respect to Taxes; file any amended Tax Return; enter into any closing agreement; settle or compromise any material Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes;

(xv) make any change to its financial reporting and accounting methods other than as required by a change in GAAP or a change in Law;

(xvi) hire any employees or become obligated under any Employee Benefit Plan, employment Contract or collective bargaining agreement;

(xvii) cancel or terminate any Contributed Entity Insurance Policy or allow any coverage under any Contributed Entity Insurance Policy to lapse, unless simultaneously with such cancellation, termination, or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing in the United States provide coverage at least substantially equivalent to the coverage under the cancelled, terminated or lapsed Contributed Entity Insurance Policy are in full force and effect;

(xviii) enter into or amend or modify any Affiliated Transaction (other than in connection with the termination thereof in accordance with Section 5.11 or the Management Agreement in accordance with the terms thereof);

(xix) adopt or vote to adopt a plan of complete or partial dissolution or liquidation or resolutions providing for or authorizing a liquidation, dissolution, amalgamation, merger, consolidation, restructuring, recapitalization, or other reorganization; or

(xx) agree or commit to do any of the foregoing.

(c) Notification of Certain Events. From the Execution Date through the Applicable Closing Date, each Party shall promptly notify the other Party in writing of (i) any event, condition or circumstance of which the notifying Party has Knowledge and that would reasonably be expected to result in any representation or warranty of the notifying Party contained in this Agreement to be inaccurate in any material respect as of the Applicable Closing Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date), (ii) any event, condition or circumstance of which the notifying Party has Knowledge that could reasonably be expected to result in any of the conditions set forth in

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Article VI not being satisfied on or prior to the Applicable Closing Date, and (iii) any material breach by the notifying Party of any covenant contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(c) shall not limit or otherwise affect the remedies available hereunder to the notified Parties or the conditions set forth in Article VI.

5.2 Access to Information; Confidentiality.

(a) Subject to Section 5.2(b) and applicable Laws, upon reasonable Notice, Crestwood shall (and shall cause Newco, Newco Service Company and the Contributed Entities to) afford to CEGPS and its Affiliates and its and their officers, employees, counsel, accountants and other authorized representatives and advisors reasonable access, during normal business hours from the Execution Date until the Applicable Closing Date, to the properties, books, Contracts and records of Newco Service Company, the Initial Contributed Entities or Crestwood Pipeline East, as applicable; provided, further, that CEGPS and its Affiliates shall not prior to the Initial Closing (i) initiate contact with clients, customers, or suppliers of the Contributed Entities for the purpose of discussing the transactions contemplated hereby without the prior written consent of Crestwood (which consent shall not be unreasonably withheld, conditioned, or delayed) or (ii) perform invasive or subsurface investigations of the real property owned or occupied by the Contributed Entities. Crestwood shall have a right to have a representative present at all times of any inspections, interviews and examinations conducted at or in the offices or other facilities or properties of the Contributed Entities. To the fullest extent permitted by Law, neither Crestwood nor any of its Affiliates shall be responsible or liable to CEGPS or any of its Affiliates for injuries sustained by its or their officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this Section 5.2(a), and Crestwood and its Affiliates shall be indemnified and held harmless by CEGPS for any losses suffered by CEGPS, its Affiliates, or its or their officers, employees, counsel, accountants or representatives in connection with any such injuries, including personal injury, death or physical property damage. THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF CRESTWOOD OR ITS AFFILIATES (INCLUDING THE CONTRIBUTED ENTITIES), EXCEPTING ONLY INJURIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CRESTWOOD OR ITS AFFILIATES (INCLUDING THE CONTRIBUTED ENTITIES).

(b) CEGPS acknowledges that certain information received pursuant to Section 5.2(a) will be non-public or proprietary in nature and as such will be deemed to be “Confidential Information” for purposes hereof. Prior to the Initial Closing with respect to Confidential Information relating to the Initial Contributed Entities and Newco Service Company and prior to the Second Closing with respect Confidential Information relating to Crestwood Pipeline East, CEGPS shall, and shall ensure that its Affiliates and its and their officers, employees, counsel, accountants, and other authorized representatives and advisors, hold in strict confidence any Confidential Information received and shall not, and shall ensure that its Affiliates and its and their officers, employees, counsel, accountants, and other authorized representatives and advisors do not, disclose any Confidential Information to any Person, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), (ii) of information that CEGPS has received from a source independent of

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Crestwood and its Affiliates, representatives, and advisors, provided that CEGPS reasonably believes that such source obtained such information without breach of any obligation of confidentiality, (iii) to existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives of CEGPS, provided, however, that CEGPS shall be responsible for the use and disclosure of any such information by such parties, or (iv) of public information. For the avoidance of doubt, the obligation of CEGPS to hold in confidence the Confidential Information relating to the Initial Contributed Entities and Newco Service Company pursuant to this Section 5.2(b) shall expire upon the Initial Closing, and the obligation of CEGPS to hold in confidence the Confidential Information relating to Crestwood Pipeline East pursuant to this Section 5.2(b) shall expire upon the Second Closing.

5.3 Certain Filings.

(a) As promptly as practicable following the Execution Date (and in any event no later than 10 Business Days following the Execution Date), (x) the Parties shall, to the extent required, (i) make their required respective filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, which filings will include a request for early termination of any applicable waiting period, (ii) after such filings are made, make any other required submissions under the HSR Act, (iii) use all commercially reasonable efforts to cooperate with one another in making all such filings that are required or advisable and timely seeking all such consents, permits, authorizations, approvals or HSR Clearance and (iv) use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under relevant antitrust or competition Laws with respect to the transactions contemplated hereby and (y) the Parties hereto shall make all required filings or applications necessary to obtain any consents required to be obtained from the NYPSC in connection with the transactions contemplated by this Agreement. Each of Crestwood and CEGPS shall pay 50% of all filing fees under the HSR Act.

(b) Notwithstanding the foregoing or any other provision of this Agreement, in no event will Crestwood, CEGPS or any of their respective Affiliates be required to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement or the transactions contemplated by this Agreement.

(c) Subject to Section 5.3(b), Crestwood and CEGPS shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the transactions contemplated by this Agreement. Such cooperation shall, to the extent permitted by applicable Law, include each Party: (i) providing, in the case of oral communications with a Governmental Entity, advance notice to the other Parties of any such communication and an opportunity for the other Parties to participate to the extent practicable; (ii) providing, in the case of written communications, other than the HSR filing itself or other written communications containing confidential or competitively sensitive information

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concerning such Party or its Affiliates or the transactions contemplated by this Agreement, an opportunity for the other Parties to comment on any such communication and providing the other Parties with a final copy of all such communications subject to restrictions pursuant to relevant antitrust or competition Laws on the sharing of certain information; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material).

5.4 Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof (including Section 5.3), each of the Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Without limiting or effect to the other terms of this Agreement, the Parties hereto agree that, from time to time, whether before, at or after the Applicable Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement as of the Applicable Closing Date. Without limiting the generality of the foregoing, (a) prior to the Applicable Closing Date, Crestwood will, and will cause the Contributed Entities to, give the notices and use commercially reasonable efforts to obtain the consents (but without any obligation to pay any money or otherwise give anything of value to obtain any such consent) set forth on Section 3.3 of the Crestwood Disclosure Schedule, and (b) (i) as soon as practicable, and whether before or after the Applicable Closing Date, Crestwood will, and will cause its Affiliates to, transfer to Newco or a Contributed Entity, at no cost, any assets, properties, Contracts (including the US Salt Lease), or rights owned or held by Crestwood or any of its Affiliates (other than Newco and the Contributed Entities) and used solely in connection with the business or affairs of the Contributed Entities and (ii) until such time as such assets, properties, Contracts or rights are transferred to Newco or a Contributed Entity, Crestwood will and will cause its Affiliates to, at no cost, reasonably maintain such assets, properties, contracts (including the US Salt Lease) or rights and provide Newco and the Contributed Entities with the benefits thereof.

5.5 No Public Announcement. On the Execution Date, the Parties shall issue a joint press release with respect to the execution of this Agreement, which press release shall be in the form agreed by the Parties. The Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Parties agree that all formal employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in forms mutually agreed to by Crestwood and CEGPS (such agreement not to be unreasonably withheld, conditioned or delayed); provided, however, that no further mutual agreement shall be required with respect to any such programs or announcements that are consistent with prior programs or announcements made in compliance with this Section 5.5.

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5.6 Transfer Taxes; Expenses.

(a) Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne in equal 50% shares by the Parties.

(b) Expenses. Except as otherwise provided in this Agreement, and regardless of whether the transactions contemplated by this Agreement are consummated, all Transaction Expenses incurred by either Party or its Affiliates shall be paid by such Party and its Affiliates.

5.7 Control of Other Parties’ Businesses. Nothing contained in this Agreement will give Crestwood, directly or indirectly, the right to control or direct the business or operations of CEGPS. Nothing contained in this Agreement will give CEGPS, directly or indirectly, the right to control or direct the business or operations of Crestwood or of (i) any of Newco Service Company, Newco or the Initial Contributed Entities prior to the Initial Closing Date or (ii) Crestwood Pipeline East prior to the Second Closing Date. Prior to the Applicable Closing Date, each of Crestwood and CEGPS will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Crestwood or CEGPS in violation of any rule, regulation or policy of any Governmental Entity or applicable Law.

5.8 Insurance. Each of Crestwood and CEGPS shall use commercially reasonable efforts to agree upon a program of insurance for Newco and its Subsidiaries and to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to cause Newco to obtain such program of insurance, which may include Newco’s continued coverage under an insurance program of Crestwood and its Affiliates, effective as of the Initial Closing Date.

5.9 Credit Support.

(a) Released Credit Support. On or prior to the Initial Closing with respect to the Initial Contributed Entities, and on or prior to the Second Closing with respect to Crestwood Pipeline East, or in either case at such later date as the Parties may agree in writing, Crestwood shall cause Newco to issue or post, or cause Newco to cause to be issued or posted, such guarantees, letters of credit, surety, performance or other bonds, cash or other collateral or similar credit support arrangements (the “Newco Support Instruments”) in a form and amount sufficient to (i) replace each guarantee, letter of credit, surety, performance, or other bond, cash or other collateral or similar credit support arrangement issued or posted by or for the account of Crestwood or any of its Affiliates (excluding Newco and the Contributed Entities) to support the operations and obligations of Newco or any Contributed Entity, as set forth on Section 5.9(a) of the Crestwood Disclosure Schedule (the “Released Support Instruments”) and (ii) effect the full release or return of the Released Support Instruments and the full release of each issuer of or obligor under the Released Support Instruments (excluding Newco and any Contributed Entity) from its obligation or liability thereunder or in respect thereof. All costs and expenses of or associated with the Newco Support Instruments shall be borne by Newco and shall not be Transaction Expenses.

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(b) Retained Credit Support. Crestwood agrees to retain in place, or to cause its Affiliates to retain in place, unless and until released or returned in accordance with its terms or as provided in the Newco LLC Agreement, each guarantee, letter of credit, surety, performance or other bond, cash or other collateral or similar credit support arrangement issued or posted by or for the account of Crestwood or any of its Affiliates (excluding Newco and the Contributed Entities) to support the operations and obligations of Newco or any Contributed Entity, as set forth on Section 5.9(b) of the Crestwood Disclosure Schedule.

5.10 No Shop. From the Execution Date through the Initial Closing and, with respect to Crestwood Pipeline East, through the earlier of Second Closing Date or the termination of the transactions contemplated hereby to occur at the Second Closing pursuant to Section 8.2, Crestwood shall not take, nor shall it permit any of its Affiliates, officers, directors, employees or representatives to take, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, any Person (other than CEGPS or any of its Affiliates) concerning any sale of any of the Equity Interests of the applicable Contributed Entities or Newco, any merger of any of the applicable Contributed Entities or Newco, or any sale of all or any significant portion of the assets of any of the applicable Contributed Entities (each such transaction, an “Acquisition Transaction”). Notwithstanding the foregoing, Crestwood or any of its Affiliates may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that this Agreement contains an exclusivity agreement pursuant to which Crestwood and its Affiliates are unable to entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as the exclusivity agreement remains in effect.

5.11 Termination of Certain Affiliated Transactions. On or prior to the Initial Closing with respect to Newco and the Initial Contributed Entities, and on or prior to the Second Closing with respect to Crestwood Pipeline East, Crestwood shall, and shall cause its Affiliates and the applicable Contributed Entities to, terminate and release all obligations under all Affiliated Transactions other than those specified in Section 5.11 of the Crestwood Disclosure Schedules and those set forth in the Management Agreement, in each case without charge to Newco or the Contributed Entities (unless (a) otherwise expressly set forth on Section 5.11 of the Crestwood Disclosure Schedule or (b) to the extent any such charge is reflected as a Current Liability in the calculation of the Initial Post-Closing Adjustment or, with respect to Crestwood Pipeline East, the Second Post-Closing Adjustment).

5.12 Casualty Loss.

(a) If any property or asset of any Contributed Entity is damaged or destroyed (the “Initial Closing Casualty Items”) by casualty loss after the Execution Date and prior to the Initial Closing (an “Initial Closing Casualty Loss”), Crestwood shall prepare and deliver to CEGPS no later than 15 days following such event, a good faith and reasonable estimate of the sum of, without double-counting, (i) the cost of restoring (including by replacement) the Initial Closing Casualty Items to a condition substantially similar to its or their condition immediately prior to such Initial Closing Casualty Loss plus (ii) the amount of any lost profits reasonably expected after the Initial Closing as a result of such Initial Closing Casualty Loss, in each case of the foregoing clauses (i) and (ii), net of and after giving effect to (without double-counting): (A) the amount of any insurance proceeds reasonably expected to actually be received by the

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Contributed Entities as a result of the Initial Closing Casualty Loss (calculated net of reasonable third party out-of-pocket costs and expenses of such recoveries, including any costs or expenses attributable to increases in insurance premiums) and (B) any amounts actually expended by Crestwood or any of its Affiliates (including the Contributed Entities) to repair, replace or restore any assets or property subject to such Initial Closing Casualty Loss, provided that such repair, replacement and restoration efforts are reasonably satisfactory to CEGPS (such calculation, an “Initial Closing Restoration Cost Calculation”). If CEGPS reasonably objects to the Initial Closing Restoration Cost Calculation prepared by Crestwood and delivers a Notice of such objection to Crestwood within 10 days of receipt of the Initial Closing Restoration Cost Calculation prepared by Crestwood, then Crestwood shall cause an independent firm selected by Crestwood and reasonably acceptable to CEGPS to prepare, within a 20-day period, an alternative Initial Closing Restoration Cost Calculation which shall be final, conclusive and binding on the Parties (the “Initial Closing Restoration Cost”). If CEGPS fails to object to the Initial Closing Restoration Cost Calculation prepared by Crestwood within 10 days of having received such calculation, then the Initial Closing Restoration Cost Calculation prepared by Crestwood shall be deemed to be the Initial Closing Restoration Cost. If the Initial Closing or the Initial End Date is expected to occur prior to the finalization of the Initial Closing Restoration Cost, then the Initial Closing Date shall be extended, if necessary, to no earlier than the 15th Business Day after such Initial Closing Restoration Cost is finalized and the Initial End Date shall be extended to no earlier than the 17th Business Day after such Initial Closing Restoration Cost is finalized.

(b) If the Initial Closing Restoration Cost is greater than an amount equal to 1% of the Total CEGPS Contribution but does not exceed an amount equal to 12.5% of the Total CEGPS Contribution, Crestwood shall elect to either (i) repair, restore or replace such Initial Closing Casualty Items to their prior condition or (ii) reduce the amount of (A) the Initial CEGPS Contribution by 50% of that portion of the Initial Closing Restoration Cost that is not attributable to any Second Closing Casualty Item (such portion, the “Net Initial Closing Contributed Entities Restoration Cost”) and (B) the Second CEGPS Contribution by 50% of that portion of the Initial Closing Restoration Cost that is attributable to any Second Closing Casualty Item (such portion, the “Crestwood Pipeline East Restoration Cost”) by delivering written Notice to CEGPS within 10 Business Days after the finalization of the Initial Closing Restoration Cost. If Crestwood elects to repair, restore or replace such Initial Closing Casualty Items, Crestwood shall use commercially reasonably efforts to repair, restore or replace the Initial Closing Casualty Items to their prior condition (which such repairs, restorations and replacements shall be reasonably satisfactory to CEGPS) and the Initial Closing shall be delayed until such Initial Closing Casualty Items are restored. If Crestwood elects to reduce the amount of the Initial CEGPS Contribution and the Second CEGPS Contribution, such Initial Closing Casualty Loss shall not otherwise affect the Initial Closing or the Second Closing. If the Initial Closing Restoration Cost is in excess of an amount equal to 12.5% of the Total CEGPS Contribution, either Party may elect, by Notice to the other Party within 10 Business Days after the finalization of the Initial Closing Restoration Cost, to terminate this Agreement. If neither Party terminates this Agreement pursuant to the preceding sentence, Crestwood shall elect to either (i) repair, restore or replace such Initial Closing Casualty Items to their prior condition or (ii) reduce the amount of (A) the Initial CEGPS Contribution by 50% of the Net Initial Closing Contributed Entities Restoration Cost and (B) the Second CEGPS Contribution by 50% of the Crestwood Pipeline East Restoration Cost. If Crestwood elects to repair, restore or replace such Initial

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Closing Casualty Items, Crestwood shall use commercially reasonably efforts to repair, restore or replace the Initial Closing Casualty Items to their prior condition (which such repairs, restorations and replacements shall be reasonably satisfactory to CEGPS) and the Initial Closing shall be delayed until such Initial Closing Casualty Items are restored. If Crestwood elects to reduce the amount of the Initial CEGPS Contribution and the Second CEGPS Contribution, such Initial Closing Casualty Loss shall not otherwise affect the Initial Closing or the Second Closing. If the Initial Closing Restoration Cost is less than an amount equal to 1% of the Total CEGPS Contribution, neither CEGPS nor Crestwood shall have the right or option to terminate this Agreement and there shall be no reduction in the amount of the Initial CEGPS Contribution or the Second CEGPS Contribution as a result of the Initial Closing Casualty Loss.

(c) If any property or asset of Crestwood Pipeline East is damaged or destroyed (the “Second Closing Casualty Items”) by casualty loss after the Initial Closing and prior to the Second Closing (a “Second Closing Casualty Loss”), Crestwood shall prepare and deliver to CEGPS no later than 15 days following such event, a good faith and reasonable estimate of the sum of, without double-counting, (i) the cost of restoring (including by replacement) the Second Closing Casualty Items to a condition substantially similar to its or their condition immediately prior to such Second Closing Casualty Loss plus (ii) the amount of any lost profits reasonably expected after the Second Closing as a result of such Second Closing Casualty Loss, in each case of the foregoing clauses (i) and (ii), net of and after giving effect to (without double-counting): (A) the amount of any insurance proceeds reasonably expected to actually be received by Crestwood Pipeline East as a result of the Second Closing Casualty Loss (calculated net of reasonable third party out-of-pocket costs and expenses of such recoveries, including any costs or expenses attributable to increases in insurance premiums) and (B) any amounts actually expended by Crestwood or its Affiliates (including Crestwood Pipeline East) to repair, replace or restore any assets or property subject to such Second Closing Casualty Loss, provided that such repair, replacement and restoration efforts are reasonably satisfactory to CEGPS (such calculation, a “Second Closing Restoration Cost Calculation”). If CEGPS reasonably objects to the Second Closing Restoration Cost Calculation prepared by Crestwood and delivers a Notice of such objection to Crestwood within 10 days of receipt of the Second Closing Restoration Cost Calculation prepared by Crestwood, then Crestwood shall cause an independent firm selected by Crestwood and reasonably acceptable to CEGPS to prepare, within a 20-day period, an alternative Second Closing Restoration Cost Calculation which shall be final, conclusive and binding on the Parties (the “Second Closing Restoration Cost”). If CEGPS fails to object to the Second Closing Restoration Cost Calculation prepared by Crestwood within ten 10 days of having received such calculation, then the Second Closing Restoration Cost Calculation prepared by Crestwood shall be deemed to be the Second Closing Restoration Cost. If the Second Closing or the Second End Date is expected to occur prior to the finalization of the Second Closing Restoration Cost, then the Second Closing Date shall be extended, if necessary, to no earlier than the 15th Business Day after such Second Closing Restoration Cost is finalized and the Second End Date shall be extended to no earlier than the 17th Business Day after such Second Closing Restoration Cost is finalized.

(d) If the Second Closing Restoration Cost is greater than an amount equal to 1% of the Second CEGPS Contribution but does not exceed an amount equal to 12.5% of the Second CEGPS Contribution, Crestwood shall elect to either (i) repair, restore or replace such Second Closing Casualty Items to their prior condition or (ii) reduce the amount of the Second

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CEGPS Contribution by 50% of the Second Closing Restoration Cost by delivering written Notice to CEGPS within 10 Business Days after the finalization of the Second Closing Restoration Cost. If Crestwood elects to repair, restore or replace such Second Closing Casualty Items, Crestwood shall use commercially reasonable efforts to repair, restore or replace the Second Closing Casualty Items to their prior condition (which such repairs, restorations and replacements shall be reasonably satisfactory to CEGPS and shall be paid solely by Crestwood or any of its Affiliates (other than Newco, Newco Service Company and the Contributed Entities)) and the Second Closing shall be delayed until such Second Closing Casualty Items are restored. If Crestwood elects to reduce the amount of the Second CEGPS Contribution, such Second Closing Casualty Loss shall not otherwise affect the Second Closing. If the Second Closing Restoration Cost is in excess of an amount equal to 12.5% of the Second CEGPS Contribution, either Party may elect, by Notice to the other Party within 10 Business Days after the finalization of the Second Closing Restoration Cost, to terminate the transactions contemplated by this Agreement to occur at the Second Closing (but not this Agreement). If neither Party terminates the transactions contemplated by this Agreement to occur at the Second Closing pursuant to the preceding sentence, Crestwood shall elect to either (i) repair, restore or replace such Second Closing Casualty Items to their prior condition or (ii) reduce the amount of the Second CEGPS Contribution by 50% of the Second Closing Restoration Cost. If Crestwood elects to repair, restore or replace such Second Closing Casualty Items, Crestwood shall use commercially reasonably efforts to repair, restore or replace the Second Closing Casualty Items to their prior condition (which such repairs, restorations and replacements shall be reasonably satisfactory to CEGPS and shall be paid solely by Crestwood or any of its Affiliates (other than Newco, Newco Service Company and the Contributed Entities)) and the Second Closing shall be delayed until such Second Closing Casualty Items are restored. If Crestwood elects to reduce the amount of the Second CEGPS Contribution, such Second Closing Casualty Loss shall not otherwise affect the Second Closing. If the Second Closing Restoration Cost is less than an amount equal to 1% of the Second CEGPS Contribution, neither CEGPS nor Crestwood shall have the right or option to terminate the transactions contemplated by this Agreement to occur at the Second Closing and there shall be no reduction in the amount of the Second CEGPS Contribution as a result of the Second Closing Casualty Loss.

5.13 Condemnation Loss.

(a) If any property or asset of any Contributed Entity is taken by condemnation after the Execution Date and prior to the Initial Closing (a “Initial Closing Condemnation Loss”), Crestwood shall prepare and deliver to CEGPS no later than 15 days following such event, a good faith and reasonable estimate of the sum of, without double-counting, (i) the value of such taken property or asset plus (ii) the amount of any lost profits reasonably expected after the Initial Closing as a result of such Initial Closing Condemnation Loss, in each case of the foregoing clauses (i) and (ii), net of and after giving effect to the amount of any condemnation awards to be received by the Contributed Entities as a result of the Initial Closing Condemnation Loss (such calculation, an “Initial Closing Condemnation Value Calculation”). If CEGPS reasonably objects to the Initial Closing Condemnation Value Calculation prepared by Crestwood and delivers a Notice of such objection to Crestwood within 10 days of receipt of the Initial Closing Condemnation Value Calculation prepared by Crestwood, then Crestwood shall cause an independent firm selected by Crestwood and reasonably acceptable to CEGPS to prepare, within a 20-day period, an alternative Initial Closing

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Condemnation Value Calculation which shall be final, conclusive and binding on the Parties (the “Initial Closing Condemnation Value”). If CEGPS fails to object to the Initial Closing Condemnation Value Calculation prepared by Crestwood within 10 days of having received such calculation, then the Initial Closing Condemnation Value Calculation prepared by Crestwood shall be deemed to be the Initial Closing Condemnation Value. If the Initial Closing or the Initial End Date is expected to occur prior to the finalization of the Initial Closing Condemnation Value, then the Initial Closing Date shall be extended, if necessary, to no earlier than the 15th Business Day after such Initial Closing Condemnation Value is finalized and the Initial End Date shall be extended to no earlier than the 17th Business Day after such Initial Closing Condemnation Value is finalized.

(b) If the Initial Closing Condemnation Value is greater than an amount equal to 1% of the Total CEGPS Contribution but does not exceed an amount equal to 12.5% of the Total CEGPS Contribution, the amount of (A) the Initial CEGPS Contribution shall be reduced by 50% of that portion of the Initial Closing Condemnation Value that is not attributable to any Second Closing Condemnation Items (such portion, the “Net Initial Closing Contributed Entities Condemnation Value”) and (B) the Second CEGPS Contribution shall be reduced by 50% of that portion of the Initial Closing Condemnation Value that is attributable to any Second Closing Condemnation Items (such portion, the “Crestwood Pipeline East Condemnation Value”) and such condemnation shall not otherwise affect the Applicable Closing. If the Initial Closing Condemnation Value is in excess of an amount equal to 12.5% of the Total CEGPS Contribution, either Party may elect, by Notice to the other Party within 10 Business Days after the finalization of the Initial Closing Condemnation Value, to terminate this Agreement. If neither Party terminates this Agreement pursuant to the preceding sentence, the (x) the Initial CEGPS Contribution shall be reduced by 50% of the Net Initial Closing Contributed Entities Condemnation Value and (y) the Second CEGPS Contribution shall be reduced by 50% of Crestwood Pipeline East Condemnation Value and such Initial Closing Condemnation Loss shall not otherwise affect the Initial Closing or the Second Closing. If the Initial Closing Condemnation Value is less than an amount equal to 1% of the Total CEGPS Contribution, neither CEGPS nor Crestwood shall have the right or option to terminate this Agreement and there shall be no reduction in the amount of the Initial CEGPS Contribution or the Second CEGPS Contribution as a result of the Initial Closing Condemnation Loss.

(c) If any property or asset of Crestwood Pipeline East is taken by condemnation (the “Second Closing Condemnation Items”) after the Initial Closing and prior to the Second Closing (a “Second Closing Condemnation Loss”), Crestwood shall prepare and deliver to CEGPS no later than 15 days following such event, a good faith and reasonable estimate of the sum of, without double-counting, (i) the value of such taken property or asset plus (ii) the amount of any lost profits reasonably expected after the Second Closing as a result of such Second Closing Condemnation Loss, in each case of the foregoing clauses (i) and (ii), net of and after giving effect to the amount of any condemnation awards to be received by Crestwood Pipeline East as a result of the Second Closing Condemnation Loss (such calculation, a “Second Closing Condemnation Value Calculation”). If CEGPS reasonably objects to the Second Closing Condemnation Value Calculation prepared by Crestwood and delivers a Notice of such objection to Crestwood within 10 days of receipt of the Second Closing Condemnation Value Calculation prepared by Crestwood, then Crestwood shall cause an independent firm selected by Crestwood and reasonably acceptable to CEGPS to prepare, within a 20-day period, an alternative Second

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Closing Condemnation Value Calculation which shall be final, conclusive and binding on the Parties (the “Second Closing Condemnation Value”). If CEGPS fails to object to the Second Closing Condemnation Value Calculation prepared by Crestwood within 10 days of having received such calculation, then the Second Closing Condemnation Value Calculation prepared by Crestwood shall be deemed to be the Second Closing Condemnation Value. If the Second Closing or the Second End Date is expected to occur prior to the finalization of the Second Closing Condemnation Value, then the Second Closing Date shall be extended, if necessary, to no earlier than the 15th Business Day after such Second Closing Condemnation Value is finalized and the Second End Date shall be extended to no earlier than the 17th Business Day after such Second Closing Condemnation Value is finalized.

(d) If the Second Closing Condemnation Value is greater than an amount equal to 1% of the Second CEGPS Contribution but does not exceed an amount equal to 12.5% of the Second CEGPS Contribution, the amount of the Second CEGPS Contribution shall be reduced by 50% of such Second Closing Condemnation Value and such condemnation shall not otherwise affect the Second Closing. If the Second Closing Condemnation Value is in excess of an amount equal to 12.5% of the Second CEGPS Contribution, either Party may elect, by Notice to the other Party within 10 Business Days after the finalization of the Second Closing Condemnation Value, to terminate the transactions contemplated by this Agreement to occur at the Second Closing (but not this Agreement). If neither Party terminates the transactions contemplated by this Agreement to occur at the Second Closing pursuant to the preceding sentence, the Second CEGPS Contribution shall be reduced by 50% of the Second Closing Condemnation Value and such Second Closing Condemnation Loss shall not otherwise affect the Second Closing. If the Second Closing Condemnation Value is less than an amount equal to 1% of the Second CEGPS Contribution, neither CEGPS nor Crestwood shall have the right or option to terminate the transactions contemplated by this Agreement to occur at the Second Closing and there shall be no reduction in the amount of the Second CEGPS Contribution as a result of the Second Closing Condemnation Loss.

5.14 Use of Proceeds. Within 12 months following the Initial Distribution, Crestwood shall, or shall cause its Affiliates to, retire Indebtedness, repurchase equity securities or reinvest in its business (or a combination thereof) in an aggregate amount at least equal to the Initial Distribution.

5.15 Newco Employees. At or prior to the Initial Closing, Crestwood will cause Newco Service Company to be the employer of (a) the specifically named employees identified on Section 5.15 of the Crestwood Disclosure Schedule and (b) other employees with the titles, or serving the functions, specified in Section 5.15 (collectively, the “Newco Employees”); provided, however, that if any Newco Employee ceases to be an employee of Crestwood or any of its Affiliates prior to the Initial Closing Date, Crestwood shall use commercially reasonably efforts to replace such Newco Employee or fill any existing vacancy with a qualified replacement employee, and following such replacement, such replacement employee shall be deemed a Newco Employee for purposes of this Agreement. Crestwood agrees to promptly notify CEGPS of any such replacement. Until the Initial Closing Date (and thereafter as provided in the Newco LLC Agreement), the Newco Employees will continue to participate in the compensation and employee benefit plans and arrangements of Crestwood and its Affiliates.

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5.16 Cooperation with Financing. In connection with any offering of equity or debt securities, any bank loan (or syndication thereof) or any other financing, the proceeds of which are to be used to finance all or any portion of the Initial CEGPS Contribution (or refinance any interim financing used for such purpose), Crestwood shall cooperate with (including by providing (x) direct contact with appropriate senior management, representatives and advisors of Crestwood and (y) unaudited consolidated financial statements (without footnotes) for the Contributed Entities taken as a whole for the year ended December 31, 2015 and for each fiscal quarter that has ended at least 40 days prior to the Initial Closing) and provide any information reasonably required by CEGPS Parent Guarantor, any Subsidiary thereof or any of their counterparties to any such financing; provided, however, that (a) all reasonable third-party non-Affiliate costs incurred by Crestwood or any of its Affiliates in connection with such cooperation shall be paid or reimbursed by CEGPS, (b) such cooperation shall not include the preparation of audited financial statements for Crestwood or any of its Affiliates, or for Newco or any of the Contributed Entities, or obtaining consents from the auditors of Crestwood or any of its Affiliates to include any audited financial information in any offering memorandum or other document or materials. CEGPS acknowledges that obtaining financing of any kind is not a condition to CEGPS complying with its obligations under this Agreement, including the obligation of CEGPS to proceed with the Initial Closing or the Second Closing following the satisfaction or waiver of the conditions in Section 6.1, Section 6.3, Section 6.4, or Section 6.6, as applicable.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Each Party’s Obligations – Initial Closing. The obligation of the Parties to proceed with the Initial Closing is subject to the satisfaction on or prior to the Initial Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party:

(a) Approvals. The applicable waiting periods under the HSR Act shall have expired or been terminated (including any extended waiting period arising as a result of a request for additional information).

(b) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement, and no Action with respect to the transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by this Agreement.

6.2 Conditions to Crestwood’s Obligations – Initial Closing. The obligation of Crestwood to proceed with the Initial Closing is subject to the satisfaction on or prior to the Initial Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Crestwood (in its sole discretion):

(a) Representations and Warranties of CEGPS; Performance. (i) The representations and warranties of CEGPS set forth in Article IV shall be true and correct as of

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the Execution Date and as of the Initial Closing as if remade on the Initial Closing Date (except for such representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for such failures to be true and correct (disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have a CEGPS Material Adverse Effect, (ii) the CEGPS Fundamental Representations shall be true and correct in all respects as of the Execution Date and as of the Initial Closing as if remade on the date thereof (except for such representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date), (iii) CEGPS shall have performed (or caused to have been performed) in all material respects the covenants that it is required to perform under this Agreement at or prior to the Initial Closing, and (iv) a senior executive officer of CEGPS shall have furnished to Crestwood at the Initial Closing a certificate to such effect.

(b) IRS Form W-9. CEGPS shall have delivered to Crestwood a properly executed Internal Revenue Service Form W-9, indicating that no withholding is required by Newco with respect to its future allocations and distributions to CEGPS.

(c) Limited Liability Company Agreements. CEGPS shall have delivered to Crestwood (i) an executed counterpart of the Newco LLC Agreement, signed by CEGPS, and (ii) an executed counterpart of the Amended and Restated LLC Agreement of Newco Service Company in the form to be attached to the Newco LLC Agreement, signed by CEGPS (on behalf of Newco).

6.3 Conditions to CEGPS’s Obligations – Initial Closing. The obligation of CEGPS to proceed with the Initial Closing is subject to the satisfaction on or prior to the Initial Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by CEGPS (in its sole discretion):

(a) Representations and Warranties of Crestwood; Performance. (i) The representations and warranties of Crestwood set forth in Article III (other than the Crestwood Fundamental Representations and those set forth in Section 3.14(b)) shall be true and correct as of the Execution Date and as of the Initial Closing as if remade on the Initial Closing Date (except for such representations and warranties made as of a specific date, which shall be true and correct as of such date), except for such failures to be true and correct (disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have a Contributed Entity Material Adverse Effect, (ii) the Crestwood Fundamental Representations and the representations and warranties of Crestwood set forth in Section 3.14(b) shall be true and correct in all respects as of the Execution Date and as of the Initial Closing as if remade on the date thereof (except for such representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date), (iii) Crestwood shall have performed (or caused to have been performed) in all material respects the covenants that it is required to perform under this Agreement at or prior to the Initial Closing, and Crestwood shall have performed (or cause to have been performed) in all respects the covenants that it is required to perform under Section 5.15, and (iv) a senior executive officer of Crestwood shall have furnished CEGPS at the Initial Closing a certificate to such effect.

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(b) Formation of Newco and Newco Service Company; Initial Contributed Entities Contribution. Crestwood shall have delivered to CEGPS evidence, in form and substance reasonably satisfactory to CEGPS, that (i) the Certificate of Formation of Newco shall have been filed with the Secretary of State of the State of Delaware in accordance with the Limited Liability Company Act of the State of Delaware, (ii) the Certificate of Formation of Newco Service Company shall have been filed with the Secretary of State of the State of Delaware in accordance with the Limited Liability Company Act of the State of Delaware, and (iii) Crestwood shall have consummated the Initial Contributed Entities Contribution.

(c) Limited Liability Company Agreements. Crestwood shall have delivered to CEGPS (i) an executed counterpart of the Newco LLC Agreement, signed by Crestwood, and (ii) an executed counterpart of the Amended and Restated LLC Agreement of Newco Service Company in the form to be attached to the Newco LLC Agreement, signed by Crestwood.

(d) FIRPTA Certificate. Newco shall have received a certificate of Crestwood meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2)(iv) and acceptable to CEGPS and Newco that CMLP, the tax regarded owner of Crestwood, is not a “foreign person” within the meaning of Section 1445 of the Code.

(e) Release of Encumbrances. All Encumbrances on or with respect to Newco, any one or more of the Initial Contributed Entities, Newco Service Company, and the Equity Interests in and assets of each of them shall have been released (and CEGPS shall have received evidence of such release in form and substance satisfactory to CEGPS), except for such Encumbrances (other than Encumbrances relating to Indebtedness of Newco, any one of more of the Initial Contributed Entities, Newco Service Company, Crestwood or any of their respective Affiliates) that are Permitted Encumbrances. The Initial Contributed Entities, Newco Service Company and Newco, as applicable, shall be released and removed as parties and have no liabilities or obligations under the Bank Agreements and the CMLP Indentures.

(f) Management Agreement. Crestwood shall have delivered to CEGPS the Management Agreement duly executed by the Operator, Newco, and Newco Service Company.

(g) Credit Rating. The Credit Rating of Crestwood Parent Guarantor shall be B or higher by S&P and B2 or higher by Moody’s.

6.4 Conditions to Each Party’s Obligations – Second Closing. The obligation of the Parties to proceed with the Second Closing is subject to the satisfaction on or prior to the Second Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party:

(a) Approvals. All consents and approvals of any Governmental Entity set forth on Section 6.4(a) of the Crestwood Disclosure Schedule shall have been received and shall have become Final Orders.

(b) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement to occur at the Second Closing, and no Action with respect to the transactions

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contemplated by this Agreement to occur at the Second Closing shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by this Agreement to occur at the Second Closing.

6.5 Conditions to Crestwood’s Obligations – Second Closing. The obligation of Crestwood to proceed with the Second Closing is subject to the satisfaction on or prior to the Second Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Crestwood (in its sole discretion):

(a) Representations and Warranties of CEGPS; Performance. (i) The representations and warranties of CEGPS relating to the Second Closing set forth in Article IV shall be true and correct as of the Execution Date and as of the Second Closing as if remade on the Second Closing Date (except for such representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for such failures to be true and correct (disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have a CEGPS Material Adverse Effect, (ii) the CEGPS Fundamental Representations relating to the Second Closing shall be true and correct in all respects as of the Execution Date and as of the Second Closing as if remade on the date thereof (except for such representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date), (iii) CEGPS shall have performed (or caused to have been performed) in all material respects the covenants relating to the Second Closing that it is required to perform under this Agreement at or prior to the Second Closing, and (iv) a senior executive officer of CEGPS shall have furnished to Crestwood at the Second Closing a certificate to such effect.

6.6 Conditions to CEGPS’s Obligations – Second Closing. The obligation of CEGPS to proceed with the Second Closing is subject to the satisfaction on or prior to the Second Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by CEGPS (in its sole discretion):

(a) Representations and Warranties of Crestwood; Performance. (i) The representations and warranties of Crestwood relating to Crestwood Pipeline East or the Second Closing set forth in Article III (other than the Crestwood Fundamental Representations and those set forth in Section 3.14(b)) shall be true and correct as of the Execution Date and as of the Second Closing as if remade on the Second Closing Date (except for such representations and warranties made as of a specific date, which shall be true and correct as of such date), except for such failures to be true and correct (disregarding all Materiality Requirements set forth therein) that would not, individually or when aggregated with other such inaccuracies of representations or warranties, reasonably be expected to have a Crestwood Pipeline East Material Adverse Effect, (ii) the Crestwood Fundamental Representations relating to Crestwood Pipeline East or the Second Closing and the representations and warranties of Crestwood set forth in Section 3.14(b) relating to Crestwood Pipeline East or the Second Closing shall be true and correct in all respects as of the Execution Date and as of the Second Closing as if remade on the date thereof (except for such representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date), (iii) Crestwood shall have performed (or caused to have been performed) in all material respects the covenants relating to the Second Closing that it is required to perform under this Agreement at or prior to the Second Closing, and (iv) a senior executive officer of Crestwood shall have furnished CEGPS at the Initial Closing a certificate to such effect.

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(b) Consummation of Initial Closing. The Initial Closing shall have previously occurred, or shall occur simultaneously with, the Second Closing.

(c) Contribution of Crestwood Pipeline East to Newco. Crestwood shall have delivered to CEGPS evidence, in form and substance reasonably satisfactory to CEGPS that Crestwood shall have consummated the contribution described in Section 2.1(f).

(d) Release of Encumbrances. All Encumbrances on or with respect to Crestwood Pipeline East and the Equity Interests in and assets of Crestwood Pipeline East shall have been released (and CEGPS shall have received evidence of such release in form and substance satisfactory to CEGPS), except for such Encumbrances (other than Encumbrances relating to Indebtedness of Crestwood Pipeline East, Crestwood or any of their respective Affiliates) that are Permitted Encumbrances. Crestwood Pipeline East shall be released and removed as a party and have no liabilities or obligations under the Bank Agreements and the CMLP Indentures.

ARTICLE VII

TAX MATTERS; GUARANTIES

7.1 Tax Treatment. The Parties agree that for U.S. federal income tax purposes and for the purposes of certain state income tax law that incorporates or follows federal income tax principles, the distribution of (A) the Initial Distribution to Crestwood shall be made (i) to reimburse Crestwood for expenditures described in Treasury Regulations Section 1.707-4(d) to the extent applicable, and (ii) in a transaction subject to treatment under Section 707(a) of the Code and its implementing Treasury Regulations as in part a sale and in part a contribution of the assets of the Initial Contributed Entities (other than the assets of Crestwood Storage, Inc. and Stagecoach Pipeline & Storage Company, LLC), its Equity Interests in Crestwood Storage Inc. and its Equity Interests in each of Stagecoach Pipeline & Storage Company, LLC and Newco Service Company to the extent Treasury Regulations Section 1.707-4(d) is inapplicable (the amount of such distribution in excess of the amount described in Section 7.1(i), the “Initial Closing Tax Purchase Price”), and (B) the Second Distribution to Crestwood shall be made (i) to reimburse Crestwood for expenditures described in Treasury Regulations Section 1.707-4(d) to the extent applicable, and (ii) in a transaction subject to treatment under Section 707(a) of the Code and its implementing Treasury Regulations as in part a sale and in part a contribution of the assets of Crestwood Pipeline East to the extent Treasury Regulations Section 1.707-4(d) is inapplicable (the amount of such distribution in excess of the amount described in Section 7.1(i), the “Second Closing Tax Purchase Price”). The Parties shall and shall cause Newco to report any such consideration consistently therewith.

7.2 Contributed Entity Tax Filings. Crestwood shall be responsible for filing or causing to be filed with the Tax authorities any applicable Tax Returns of any Contributed Entity covering a taxable period ending before each Applicable Closing Date with respect to each Contributed Entity, including any U.S. federal income tax information return required to be filed by such Contributed Entity for such periods and shall pay all Taxes shown to be due and owing

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thereon. To the extent that such Tax Return is required to be filed after such Applicable Closing Date, Crestwood shall provide to CEGPS for its review a draft of any such Tax Return at least ten (10) days prior to the due date for such Tax Return. In the event that Crestwood is required by applicable Tax law to file a Tax Return with respect to a Contributed Entity for a Straddle Period, Crestwood will notify CEGPS of any such Tax Returns. Crestwood shall provide to CEGPS for its review a draft of any such Tax Return at least twenty (20) days prior to the due date for such Tax Return and Crestwood shall make such changes to the draft Tax Return as the CEGPS may reasonably request. The Parties shall cause Newco to promptly pay to Crestwood all such Taxes allocable to the period or portion thereof beginning on or after such Applicable Closing Date (if any), whether such Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes. In the event that Newco is required by applicable Tax law to file a Tax Return with respect to Contributed Entity for a Straddle Period, Newco will notify Crestwood and CEGPS of any such Tax Returns. Newco shall provide to Crestwood and CEGPS for each of their review a draft of any such Tax Return at least twenty (20) days prior to the due date for such Tax Return and Newco shall make such changes to the draft Tax Return as Crestwood or CEGPS may reasonably request. The Parties shall cause Crestwood to promptly pay to Newco all such Taxes allocable to the period or portion thereof ending on the day prior to such Applicable Closing Date (if any), whether such Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes; provided, however, that the foregoing payment obligation shall not apply to the extent that such Taxes are specifically identified and accounted for in the determination of Initial Closing Working Capital. In the case of assessments or subsequent audits of such Taxes for Pre-Closing Tax Periods (other than the portion of any Straddle Period included in the definition of “Pre-Closing Tax Period”), Crestwood shall control such assessments or subsequent audits and shall notify CEGPS in writing and keep CEGPS apprised of the status of same. Crestwood shall be entitled to all Tax credits and Tax refunds that relate to any Taxes allocable to any Tax period, or portion thereof, ending before each Applicable Closing Date. In the event that Newco or Crestwood makes any payment for which it is entitled to reimbursement under this Article VII, the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.

7.3 Current Tax Period Taxes. In the case of any Straddle Period, the amount of any Taxes of any Contributed Entity not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or similar items for the portion of the Tax period ending on the day prior to the Applicable Closing Date will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the day prior to the Applicable Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the portion of the Tax period ending on the day prior to the Applicable Closing Date will be determined based on an interim closing of the books as of the close of business on the day prior to the Applicable Closing Date.

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7.4 Allocation of Initial Closing Tax Purchase Price.

(a) Crestwood, CEGPS and Newco agree to allocate the Initial Closing Tax Purchase Price among the assets of Newco in accordance with Section 1060 of the Code. Not later than 90 days after the Initial Closing, Crestwood shall deliver to Newco a statement, allocating the Initial Closing Tax Purchase Price among the assets of Newco that Newco is deemed to purchase under Section 707 in accordance with Section 1060 of the Code (the “Initial Closing Tax Allocation Statement”).

(b) Newco and CEGPS shall have 30 days after receipt of the Initial Closing Tax Allocation Statement to review and notify Crestwood in writing of any good faith disagreement with the Initial Closing Tax Allocation Statement. If neither Newco nor CEGPS timely notifies Crestwood of any such disagreement with the Initial Closing Tax Allocation Statement within such 30 day period, the Parties shall be conclusively deemed to have accepted and agreed to the Initial Closing Tax Allocation Statement. If either Newco or CEGPS notifies Crestwood within such 30 day period of any such disagreement, the Parties shall use commercially reasonable efforts to resolve such disputes within 30 days. In the event that the Parties are unable to resolve such disputes within 30 days, Crestwood and CEGPS shall resolve such disputes in accordance with the procedures set forth in Section 2.9. Upon resolution of the disputed items, the allocation reflected on the Initial Closing Tax Allocation Statement shall be adjusted to reflect such resolution (as finally determined pursuant to this Section 7.4(b), the “Final Initial Closing Tax Allocation Statement”). The Parties agree to (i) be bound by the Final Initial Closing Tax Allocation Statement and (ii) act in accordance with the Final Initial Closing Tax Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with a federal income Tax Return for the taxable year that includes the date of the Initial Closing). Neither Crestwood or Newco shall agree to any proposed adjustment to the Final Initial Closing Tax Allocation Statement by any Taxing authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Crestwood or Newco from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Final Initial Closing Tax Allocation Statement, and neither Crestwood or Newco shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing authority challenging such Final Initial Closing Tax Allocation Statement.

7.5 Allocation of Second Closing Tax Purchase Price.

(a) Crestwood, CEGPS and Newco agree to allocate the Second Closing Tax Purchase Price among the assets of the Crestwood Pipeline East in accordance with Section 1060 of the Code. Not later than 90 days after the Second Closing, Crestwood shall deliver to Newco a statement, allocating the Second Closing Tax Purchase Price among the assets of the Crestwood Pipeline East that Newco is deemed to purchase under Section 707 in accordance with Section 1060 of the Code (the “Second Closing Tax Allocation Statement”).

(b) Newco and CEGPS shall have 30 days after receipt of the Second Closing Tax Allocation Statement to review and notify Crestwood in writing of any good faith disagreement with the Second Closing Tax Allocation Statement. If neither Newco nor CEGPS timely notifies Crestwood of any such disagreement with the Second Closing Tax Allocation Statement within such 30 day period, the Parties shall be conclusively deemed to have accepted and agreed to the Second Closing Tax Allocation Statement. If either Newco or CEGPS notifies

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Crestwood within 30 such day period of any such disagreement, the Parties shall use commercially reasonable efforts to resolve such dispute within 30 days. In the event that the Parties are unable to resolve such dispute within 30 days, Crestwood and CEGPS resolve such disputes in accordance with the procedures set forth in Section 2.9. Upon resolution of the disputed items, the allocation reflected on the Second Closing Tax Allocation Statement shall be adjusted to reflect such resolution (as finally determined pursuant to this Section 7.5(b), the “Final Second Closing Tax Allocation Statement”). The Parties agree to (i) be bound by the Final Second Closing Tax Allocation Statement and (ii) act in accordance with the Final Second Closing Tax Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with a federal income Tax Return for the taxable year that includes the date of the Second Closing). Neither Crestwood or Newco shall agree to any proposed adjustment to the Final Second Closing Tax Allocation Statement by any Taxing authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Crestwood or Newco from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Final Second Closing Tax Allocation Statement, and neither Crestwood or Newco shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing authority challenging such Final Second Closing Tax Allocation Statement.

7.6 Section 704(c) Schedules. Not later than 45 days following (a) the final agreement of the Parties as to the Final Initial Closing Tax Allocation Statement, and (b) the final agreement of the Parties as to the Final Second Closing Tax Allocation Statement, Newco shall furnish each Party with schedules detailing the pro forma allocation to each Party of the cost recovery deductions derived from Newco’s assets over the life of such assets (taking into account the Gross Asset Value (as such term is defined in the Newco LLC Agreement) of such assets and Section 704(c) of the Code) as of the Initial Closing and the Second Closing.

7.7 Payable Distribution Rights. From and after the Initial Closing, (a) each Party (the “Payee Party”) shall have the right, in addition to all other rights of the Payee Party pursuant to this Agreement and the other Transaction Documents, to require Newco to pay directly to the Payee Party any distribution that would otherwise be payable to the other Party or its transferees (the “Payor Party”) in satisfaction of any amount owed to Payee Party pursuant to Section 2.9(d), Section 2.10, or Section 9.3(b) (any such distribution, a “Payable Distribution” and the Payor Party’s right to such distribution pursuant to this Section 7.7, the “Payable Distribution Right”) and (b) the Payee Party shall grant to the Payor Party, pursuant to the Newco LLC Agreement, a security interest in all Payable Distributions subject to the Payable Distribution Right. The amount of any Payable Distribution shall bear interest from and including (x) the date that the Payee Party is required to make any payment of the Initial Post-Closing Adjustment or Second Post-Closing Adjustment pursuant to Section 2.9(d), (y) the date that the Payee Party is required to make any payment of the Crestwood Pipeline East Termination Adjustment pursuant to Section 2.10, or (z) the date upon which the Payee Party is entitled to indemnification for any Adverse Consequences pursuant to Section 9.3(b) (any such date, a “Payable Date”), as applicable, until the date that such Payable Distribution is paid to the Payee Party but excluding the date of payment at a rate per annum equal to the Prime Rate as set forth in the Wall Street Journal plus four percent (4%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. The Payee Party shall not exercise any rights with respect to any Payable Distribution except pursuant to Section 2.9(d), Section 2.10, this Section 7.7, and Section 9.3(b).

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ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time before the Initial Closing as follows:

(a) By the mutual written agreement of Crestwood and CEGPS;

(b) By Crestwood or CEGPS, upon written notice to the other Party, if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, except that no Party may terminate this Agreement pursuant to this Section 8.1(b) if its breach of its obligations under this Agreement proximately contributed to the occurrence of such order;

(c) By Crestwood, upon written notice to CEGPS, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of CEGPS, which breach or inaccuracy, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.2(a), unless (i) such failure is reasonably capable of being cured (A) by the Initial End Date, if the Initial End Date is not extended in accordance with Section 8.1(e), or (B) if the Initial End Date is extended in accordance with Section 8.1(e), by the earlier of (x) the Initial End Date, as extended, and (y) the date that is 90 days following written Notice by Crestwood of such breach or inaccuracy, (ii) CEGPS is using all reasonable efforts to cure such failure, and (iii) such failure is cured by the Initial End Date or by the date that is 90 days following such written Notice, as applicable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Crestwood for so long as CEGPS would have the right to terminate this Agreement pursuant to Section 8.1(d) but for the proviso thereto;

(d) By CEGPS, upon written notice to Crestwood, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Crestwood, which breach or inaccuracy, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.3(a), unless (i) such failure is reasonably capable of being cured (A) by the Initial End Date, if the Initial End Date is not extended in accordance with Section 8.1(e), or (B) if the Initial End Date is extended in accordance with Section 8.1(e), by the earlier of (x) the Initial End Date, as extended, and (y) the date that is 90 days following written Notice by Crestwood of such breach or inaccuracy, (ii) CEGPS is using all reasonable efforts to cure such failure, and (iii) such failure is cured by the Initial End Date or by the date that is 90 days following such written Notice, as applicable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to CEGPS for so long as Crestwood would have the right to terminate this Agreement pursuant to Section 8.1(c) but for the proviso thereto;

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(e) By Crestwood or CEGPS, upon written notice to the other, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the date that is 90 days after the Execution Date (as extended in accordance with this Section 8.1(e), the “Initial End Date”); provided, however, that (i) if at the Initial End Date the only condition not satisfied or waived is the condition set forth in Section 6.1(a), the Initial End Date shall automatically be extended for four months, (ii) Crestwood may not terminate this Agreement pursuant to this Section 8.1(e) if such failure of consummation is due to the failure of Crestwood to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by it, (iii) CEGPS may not terminate this Agreement pursuant to this Section 8.1(e) if such failure of consummation is due to the failure of CEGPS to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by it and (iv) the Initial End Date shall automatically be extended pursuant to and in accordance with Section 5.12 in the event of a Casualty Loss or pursuant to and in accordance with Section 5.13 in the event of a Condemnation Loss; or

(f) By either Party upon written notice to the other, in accordance with Section 5.12 in the event of an Initial Closing Casualty Loss or Section 5.13 in the event of an Initial Closing Condemnation Loss.

8.2 Termination of Second Closing. Anything herein to the contrary notwithstanding, the transactions contemplated hereby to occur at the Second Closing (but not this Agreement) may be terminated at any time after the Initial Closing and prior to the Second Closing as follows:

(a) By the mutual written agreement of Crestwood and CEGPS;

(b) By any of Crestwood or CEGPS, upon written notice to the other Party, if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement to occur at the Second Closing, except that no Party may terminate the transactions contemplated by this Agreement to occur at the Second Closing pursuant to this Section 8.2(b) if its breach of its obligations under this Agreement proximately contributed to the occurrence of such order;

(c) By Crestwood, upon written notice to CEGPS, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement relating to the Second Closing on the part of CEGPS from and after the Initial Closing, which breach or inaccuracy, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.5(a), unless (i) such failure is reasonably capable of being cured (A) by the Second End Date, if the Second End Date is not extended in accordance with Section 8.2(e), or (B) if the Second End Date is extended in accordance with Section 8.2(e), by the earlier of (x) the Second End Date, as extended, and (y) the date that is 90 days following written Notice by Crestwood of such breach or inaccuracy, (ii) CEGPS is using all reasonable efforts to cure such failure, and (iii) such failure is cured by the Second End Date or by the date that is 90 days following such written Notice, as applicable; provided, that the right to terminate the transactions contemplated by this Agreement to occur at the Second Closing pursuant to this Section 8.3(c) shall not be available to Crestwood for so long as CEGPS would have the right to terminate the transactions contemplated by this Agreement to occur at the Second Closing pursuant to Section 8.3(d) but for the proviso thereto;

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(d) By CEGPS, upon written notice to Crestwood, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement relating to the Second Closing or Crestwood Pipeline East on the part of Crestwood, which breach or inaccuracy, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.6(a), unless (i) such failure is reasonably capable of being cured (A) by the Second End Date, if the Second End Date is not extended in accordance with Section 8.2(e), or (B) if the Second End Date is extended in accordance with Section 8.2(e), by the earlier of (x) the Second End Date, as extended, and (y) the date that is 90 days following written Notice by CEGPS of such breach or inaccuracy, (ii) Crestwood is using all reasonable efforts to cure such failure, and (iii) such failure is cured by the Second End Date or by the date that is 90 days following such written Notice, as applicable; provided, that the right to terminate the transactions contemplated by this Agreement to occur at the Second Closing pursuant to this Section 8.3(d) shall not be available to CEGPS for so long as Crestwood would have the right to terminate the transactions contemplated by this Agreement to occur at the Second Closing pursuant to Section 8.3(c) but for the proviso thereto;

(e) By Crestwood or CEGPS, upon written notice to the other, if the transactions contemplated by this Agreement to occur at the Second Closing shall not have been consummated on or prior to the first anniversary of the Execution Date (the “Second End Date”); provided, however, that (i) if at the Second End Date the only condition not satisfied or waived is the condition set forth in Section 6.4(a), the Second End Date shall automatically be extended for 12 months; (ii) Crestwood may not invoke its termination right pursuant to this Section 8.2(e) if such failure of consummation is due to the failure of Crestwood to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by it, (iii) CEGPS may not invoke its termination right pursuant to this Section 8.2(e) if such failure of consummation is due to the failure of CEGPS to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by it and (iv) the Second End Date shall automatically be extended pursuant to and in accordance with Section 5.12 in the event of a Second Closing Casualty Loss or pursuant to and in accordance with Section 5.13 in the event of a Second Closing Condemnation Loss; or

(f) By either Party upon written notice to the other, in accordance with Section 5.12 in the event of a Second Closing Casualty Loss or Section 5.13 in the event of a Second Closing Condemnation Loss.

8.3 Effect of Termination. In the event of termination of this Agreement or the transactions to be consummated at the Second Closing pursuant to this Article VIII, all rights and obligations of the Parties under this Agreement or, with respect to a termination of the Second Closing, all rights and obligations of the Parties with respect to the Second Closing, shall terminate, except the provisions of Section 5.2(a), Section 5.2(b), Section 5.6, Section 5.7, Article VIII, Section 9.2(d), and Article X shall survive such termination; provided, however, that nothing herein shall relieve any Party hereto from any liability for any fraud or willful and material breach by such Party of any of its representations, covenants or agreements set forth in this Agreement prior to such termination hereof. For the avoidance of doubt, the failure of any

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Party to close on the transactions contemplated by this Agreement when all conditions to such closing have been duly satisfied or waived, as applicable, shall constitute a willful and material breach.

ARTICLE IX

INDEMNIFICATION

9.1 General Indemnification Obligations.

(a) Subject to the limitations and other provisions of this Article IX, from and after the Applicable Closing Date, Crestwood shall indemnify and hold harmless each of CEGPS, its Affiliates and its and their equityholders, officers, directors, trustees, employees, managers, advisors, representatives or agents, and each of their respective successors and permitted assigns (collectively, the “CEGPS Indemnified Parties”) from and against any and all Adverse Consequences arising out of, resulting from, or caused by any (i) misrepresentation or breach of any representation or warranty made by Crestwood in this Agreement or in any certificate furnished or delivered by Crestwood to CEGPS pursuant to this Agreement, (ii) breach of any covenant or agreement of Crestwood contained in this Agreement, (iii) Crestwood Indemnified Tax or (iv) Transaction Expenses to be paid by Newco, Newco Service Company or any of the Contributed Entities to the extent not reflected in the calculation of the Initial Post-Closing Adjustment or the Second Post-Closing Adjustment; provided, however, for clarity, that for purposes of (i) and (ii) above, Crestwood shall have no indemnification obligation under this Article IX in respect of matters relating to Crestwood Pipeline East or its assets unless the Second Closing occurs.

(b) Subject to the limitations and other provisions of this Article IX, from and after the Applicable Closing, CEGPS shall indemnify and hold harmless each of Crestwood, its Affiliates and its and their equityholders, officers, directors, trustees, employees, managers, advisors, representatives or agents, and each of their respective successors and permitted assigns from and against any and all Adverse Consequences and incurred by Crestwood arising out of, resulting from, or caused by any of the following: (i) any misrepresentation or breach of any representation or warranty made by CEGPS in this Agreement or in any certificate furnished or delivered by CEGPS to Crestwood pursuant to this Agreement or (ii) any breach of any covenant or agreement of CEGPS contained in this Agreement.

(c) THE INDEMNITIES IN THIS ARTICLE IX ARE EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF THE INDEMNIFIED PARTY OR ITS AFFILIATES EXCEPTING ONLY INJURIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ITS AFFILIATES.

9.2 Limitations.

(a) (i) All representations and warranties contained in this Agreement or in any certificate delivered or to be delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement and (ii) all covenants and agreements contained in

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this Agreement that by their terms are to be performed on or prior to the Applicable Closing Date shall, in each case, survive the Applicable Closing Date and shall expire eighteen (18) months following the Applicable Closing Date, except that the representations and warranties (x) of Crestwood (x) contained in Section 3.8, Section 3.12, and Section 3.16 shall survive for three (3) years following the Applicable Closing Date and (y) (1) of Crestwood contained in Section 3.1, Section 3.2, Section 3.4 and Section 3.19 (collectively, the “Crestwood Fundamental Representations”), (2) of Crestwood contained in Section 3.11 and (3) of CEGPS contained in Section 4.1, Section 4.2 and Section 4.5 (collectively, the “CEGPS Fundamental Representations” and together with the Crestwood Fundamental Representations, the “Fundamental Representations”) shall survive for the applicable statute of limitations period, plus 60 days. The covenants and agreements contained in this Agreement that by their terms are to be performed by the Parties after the Applicable Closing Date shall survive the Applicable Closing Date and shall expire 12 months after they are fully performed, except that the covenants and agreements contained in Article VII shall survive the Applicable Closing Date for the applicable statute of limitations period, plus 60 days.

(b) Neither Party shall have any right to assert any Claim against the other, and neither Party shall be required to indemnify the other with respect to any such Claim, unless (i) the amount of any such Claim is in excess of $250,000 (the “Minimum Claim Amount”) and (ii) until the aggregate dollar amount of all Adverse Consequences otherwise indemnifiable under all Claims by the Indemnified Party exceed, in the aggregate, an amount equal to 1% of the Initial CEGPS Contribution plus, if the Second Closing occurs, an amount equal to 1% of the Second CEGPS Contribution (the “Indemnity Deductible”), in which case the Indemnified Party, as applicable, shall be entitled to indemnification only to the extent such Adverse Consequences exceed the Indemnity Deductible; provided, however, that the Minimum Claim Amount and Indemnity Deductible shall not apply to any Claim made in respect of (X) breaches of the Fundamental Representations, Section 3.11 or 3.12, (Y) pursuant to Section 9.1(a)(ii), Section 9.1(a)(iii), Section 9.1(a)(iv) or Section 9.1(b)(ii) or (Z) fraud or any indemnification required pursuant to Section 5.2(a). The aggregate indemnification obligation of each Party under this Agreement shall be limited to, in the aggregate, an amount equal to 12.5% of the Initial CEGPS Contribution plus, if the Second Closing occurs, an amount equal to 12.5% of the Second CEGPS Contribution (the “Indemnity Cap”); provided, however, that any Claim made in respect of (X) breaches of the Fundamental Representations or Section 3.11, (Y) pursuant to Section 9.1(a)(ii), Section 9.1(a)(iii), Section 9.1(a)(iv) or Section 9.1(b)(ii) or (Z) fraud or any indemnification required pursuant to Section 5.2(a) shall not be limited by the Indemnity Cap, but shall instead be limited to an amount equal to the sum of Initial CEGPS Contribution and, if the Second Closing occurs, the Second CEGPS Contribution.

(c) Except with respect to breaches of any covenants under this Agreement, for purposes of this Article IX, including the determination of Claims by any Indemnified Party, any and all references to “material”, “materially”, “in all material respects”, “material adverse effect”, “Material Adverse Effect”, materiality or similar qualifications shall be disregarded for purposes of (i) determining whether a Claim for Adverse Consequences exists and (ii) calculating the amount of said Claim. For purposes of calculating the monetary amount of Adverse Consequences for which any Claim may be made, a credit will be given to the extent of any insurance recovery received by an Indemnified Party, net of any costs of collection and any resulting increase in the annual insurance premium.

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(d) Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, no Party will, in any event, be liable to the other Party, under this Agreement for any (i) consequential, incidental, or indirect damages in each case of this clause (i) that are not the reasonably foreseeable result of the facts and circumstances giving rise to such damages, or (ii) special or punitive damages of the other Party, relating to the breach or alleged breach hereof or otherwise, whether or not the possibility of such damages has been disclosed to the other Party in advance. The exclusion or limitation, as applicable, of consequential, incidental, indirect, special, and punitive damages as set forth in the preceding sentence does not apply to any such damages sought by third parties against Crestwood or CEGPS, as the case may be, in connection with Adverse Consequences that may be indemnified pursuant to this Article IX. For the avoidance of doubt, nothing in this Agreement shall be deemed to limit Crestwood’s obligations to indemnify the CEGPS Indemnified Parties for diminution in value of its Membership Interests in Newco; provided, however, that the Parties agree to take, and to cause Newco or the applicable Contributed Entity to take, at Crestwood’s expense (any such expense to be advanced by Crestwood at CEGPS’s request prior to Newco or any Contributed Entity incurring such expense) such actions as Crestwood reasonably determines will mitigate such diminution in value, including by repairing or otherwise curing the matter giving rise to the Claim.

9.3 General Indemnification Procedures.

(a) A Party seeking indemnification pursuant to this Article IX (an “Indemnified Party”) shall give written notice (the “Claim Notice”) to the Party from whom such indemnification is sought (the “Indemnifying Party”) of any claim for which it is seeking indemnity under this Article IX (a “Claim”), but failure to give a Claim Notice shall not relieve the Indemnifying Party of any Liability hereunder except to the extent that the Indemnifying Party has suffered actual prejudice thereby. Any survival period time limitation specified in Section 9.2(a) shall not apply to a Claim which has been the subject of a Claim Notice from the Indemnified Party to the Indemnifying Party given in good faith prior to the expiration of such period.

(b) Within 15 Business Days after receipt of a Claim Notice relating to a claim other than a third-party Claim, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party will either (i) agree that the Indemnified Party is entitled to receive all of the Adverse Consequences at issue in the Claim Notice (subject to all limitations in this Article IX) or (ii) dispute the Indemnified Party’s entitlement to indemnification, in either case by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith. If the Indemnifying Party fails to take either of the foregoing actions within 15 Business Days after delivery of the Claim Notice, then the Indemnified Party will be entitled to pursue all available remedies. If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 15 Business Days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 10.2. In the case where the Indemnified Party is entitled to the indemnification of Adverse Consequences under this Agreement, and subject to all limitations in this Article IX, the Indemnifying Party shall pay such Adverse Consequences to the Indemnified Party within five Business Days from

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the date on which either (i) the Indemnifying Party has agreed to pay such Adverse Consequences or (ii) a court of competent jurisdiction shall have issued a final, non-appealable judgment obligating the Indemnifying Party to pay such Adverse Consequences. Either Party shall have the right to immediately exercise the Payable Distribution Right in satisfaction of any amounts the other Party has not paid pursuant to the previous sentence.

(c) An Indemnifying Party will have the right to defend the Indemnified Party against any third-party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party, in writing within 15 Business Days after the Indemnified Party has given notice of the Claim, that the Indemnifying Party will defend the Indemnified Party against the Claim, (ii) the Claim involves only monetary damages, does not seek an injunction or other equitable relief, and does not involve criminal or quasi-criminal allegations, and (iii) the Indemnifying Party properly conducts the defense of the Claim.

(d) So long as the Indemnifying Party is conducting the defense of the Claim in accordance with Section 9.3(c), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense unless the Indemnified Party reasonably believes a conflict of interest exists (in which case the reasonable fees and expenses of such co-counsel shall be paid by the Indemnifying Party), and participate in the defense of the Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld or delayed unreasonably) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld, conditioned or delayed unreasonably). Notwithstanding the foregoing, the Indemnified Party shall have no obligation to consent to any settlement unless such settlement is for only money damages, the full amount of which shall be paid by the Indemnifying Party and includes, as a condition thereof, an express, unconditional release of the Indemnified Party and any of its applicable Affiliates from any liability.

(e) In the event any of the conditions set forth in Section 9.3(c) is or becomes unsatisfied, but subject to all limitations set forth in this Article IX, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Claim (including reasonable attorneys’ fees and expenses) and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, or caused by the Claim.

9.4 Exclusive Remedy. The remedies provided for in this Article IX shall be the sole and exclusive remedies from and after the Applicable Closing Date and shall preclude the assertion by a Party of any other rights or the seeking of any and all other remedies of any kind whatsoever against the other Party for any claims based on this Agreement, except with respect to (i) fraud, (ii) the indemnity rights of Crestwood and its Affiliates under Section 5.2(a), or (ii) the Parties’ right to seek specific performance pursuant to Section 10.7. In furtherance of the

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foregoing, Crestwood and CEGPS hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action (including rights of contributions, if any) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any Law (including any such Law under or relating to environmental matters), common law, or otherwise.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, as follows, provided that copies to be delivered below shall not be required for effective Notice and shall not constitute Notice:

If to Crestwood, addressed to:

Crestwood Pipeline and Storage Northeast LLC

Two Brush Creek Blvd., Suite 200

Kansas City, Missouri 64112

Attn: William Moore, Senior Vice President – Strategy and Corporate Development

Phone: (816) 714-5439

Email: william.moore@crestwoodlp.com

with a copy to:

Crestwood Equity Partners LP

700 Louisiana Street, Suite 2550

Houston, Texas 77002

Attn: Joel Lambert, Senior Vice President & General Counsel

Phone: (832) 519-2270

Email: joel.lambert@crestwoodlp.com

and

Husch Blackwell LLP

4801 Main St., Suite 1000

Kansas City, MO 64112

Attn: Brogan Sullivan

Phone: (816) 983-8196

Email: brogan.sullivan@huschblackwell.com

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If to CEGPS, addressed to:

Con Edison Gas Pipeline and Storage Northeast, LLC

c/o Con Edison Transmission, Inc.

4 Irving Place

New York, NY 10003

Attention: Joseph P. Oates

                 President

with a copy to:

Consolidated Edison, Inc.

4 Irving Place, Room 1810-S

New York, NY 10003

Attention: Brian E. Cray

                 Deputy General Counsel

and

Latham & Watkins, LLP

885 Third Avenue

New York, NY 10022-4834

Attention: Christopher G. Cross

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

10.2 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) To the maximum extent permitted by applicable Law, all matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflict of Laws that would require an application of another state’s Laws. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (ii)(A) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (B) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable Law, service made pursuant to (ii)(A) or (B) above shall have the same legal force and effect as if served upon such Party personally within the State of

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Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (x) CONSENTS SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE CO (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREE TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (y) WAIVES OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS, AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (z) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the Parties hereto: (i) agrees that it will not bring or support any Person in any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in the Debt Financing, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction and (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby. The Financing Sources are intended third party beneficiaries of this Section 10.2(b).

10.3 Entire Agreement; Amendments and Waivers.

(a) Except for the Confidentiality Agreement and the Transaction Documents, this Agreement and the exhibits and schedules hereto constitute the entire agreement between and among the Parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, representations, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between or among the Parties in connection with the subject matter hereof except as set forth

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specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), the Parties acknowledge and agree that none of Crestwood, CEGPS or any other Person has made, and the Parties are not relying upon, any covenant, representation or warranty, written or oral, statutory, expressed or implied, as to the Contributed Entities, or as to the accuracy or completeness of any information regarding any Party or matter furnished or made available to any other Party. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Without limiting the foregoing, the Parties and their Affiliates formally acknowledge and agree that (i) each of the Transaction Documents were or will be, at the time of execution, and will continue to be, executed and delivered in connection with each of the other Transaction Documents and the transactions contemplated thereby, (ii) the performance of each of the Transaction Documents and expected benefits therefrom are a material inducement to the willingness of the Parties and their Affiliates to enter into and perform the other Transaction Documents and the transactions described therein, (c) the Parties and their Affiliates would not have been willing to enter into any of the Transaction Documents in the absence of the entrance into, performance of and the economic interdependence of, the Transaction Documents, (d) the execution and delivery of each of the Transaction Documents and the rights and obligations of the parties thereto are interrelated and part of an integrated transaction being effected pursuant to the terms of the Transaction Documents, (e) irrespective of the form such documents have taken, or otherwise, the transactions contemplated by the Transaction Documents are necessary elements of one and the same overall and integrated transaction, (f) the transactions contemplated by the Transaction Documents are economically interdependent, and (g) it is the intent of the Parties and their Affiliates that they have executed and delivered the Transaction Documents with the understanding that the Transaction Documents constitute one unseverable and single agreement (except that, in interpreting any of the Transaction Documents, any reference in such Transaction Document to “this Agreement” or any similar reference shall mean that particular Transaction Document only); provided, however, that notwithstanding anything to the contrary contained in this Section 10.3, (i) nothing in this Section 10.3 shall prohibit, restrict or otherwise limit any assignment of any Transaction Document (or rights, duties, obligations or liabilities thereunder) in accordance with its contractual terms or any permitted change in control of a party thereto (to the extent permitted by such Transaction Document) and (ii) if a Transaction Document is wholly or partially assigned by a party thereto that is a CEQP Entity in accordance with its contractual terms and the assignee does not constitute a CEQP Entity, other than in connection with a transfer of all or substantially all of the assets with respect to the natural gas transportation and storage business of CEQP and all of the CEQP Entities, or a change in control of CEQP (or its successors or assigns) or a change in control of one or more CEQP Entities which together own such business, then, from and after the effective date of such assignment, such Transaction Document (to the extent assigned) shall constitute an independent instrument that is unrelated to any other Transaction Document and such Transaction Document (to the extent assigned) and the transactions contemplated thereby shall no longer be, or be deemed to be, (A) interrelated with any other Transaction Document, (B) part of an integrated

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transaction effected pursuant to the terms of the Transaction Documents or (C) economically interdependent with respect to any other Transaction Documents or any transactions contemplated by any other Transaction Document. For the avoidance of doubt, the Parties acknowledge that nothing in this Section 10.3 will affect any provision in any Transaction Document with respect to assignment, change in control, transfer or similar events.

10.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No Party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

10.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

10.6 Execution. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.

10.7 Specific Performance. The Parties agree that irreparable damage would occur in the event that a Party does not perform any of the provisions of this Agreement (including the failure to take such actions as are required of such party hereunder to consummate the transactions set forth in this Agreement) in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party will be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and, subject to Section 10.2, to enforce specifically the terms and provisions hereof against such other Party in any court having jurisdiction, this being in addition to any other remedy to which the parties are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as contemplated herein on the basis that the other Parties have an adequate remedy at Law or on any other basis. For the avoidance of doubt, while Crestwood and CEGPS may pursue both a grant of specific performance in accordance with this Section 10.7 and the payment of any damages under Section 8.3, under no circumstances shall Crestwood or CEGPS be permitted or entitled to receive both (a) a grant of specific performance that results in a Closing and (b) damages under Section 8.3.

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10.8 No Third Party Beneficiaries. No Person other than the Parties will have any rights, remedies, obligations or benefits under any provision of this Agreement, other than the rights conferred on (a) the Indemnified Parties pursuant to Article IX and (b) Crestwood’s Affiliates pursuant to Section 5.2(a), and the benefits conferred on the Financing Sources pursuant to Section 10.2(b). Notwithstanding anything to the contrary herein, Section 10.2(b), this Section 10.8 and Section 10.9 (and any provision of this Agreement to the extent that a modification, waiver or termination of such provision would modify the substance of Section 10.2(b), this Section 10.8 or Section 10.9) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

10.9 Limitation on Liability of Financing Sources. No Crestwood Related Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, notwithstanding the foregoing, nothing in this Section 10.9 shall in any way limit or modify the rights and obligations of CEGPS under this Agreement or any Financing Source’s obligations to CEGPS or its Affiliates under the Debt Financing.

[Remainder of Page Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officer hereunto duly authorized, all as of the date first written above.

CRESTWOOD PIPELINE AND STORAGE NORTHEAST LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	Chairman, President & Chief Executive Officer

CON EDISON GAS PIPELINE AND STORAGE NORTHEAST, LLC

By: Con Edison Gas Pipeline and Storage, LLC, its sole member

By: Con Edison Transmission, Inc., its sole member

By:	/s/ Joseph P. Oates
Name:	Joseph P. Oates
Title:	President

Signature Page

EXHIBIT A

Newco LLC Agreement

Exhibit A

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STAGECOACH GAS SERVICES LLC

A Delaware Limited Liability Company

[●], 2016

The holders of the Membership Interests represented by this Agreement acknowledge for the benefit of Stagecoach Gas Services LLC that the Membership Interests may not be sold, offered, resold, pledged or otherwise transferred if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (b) terminate the existence or qualification of Stagecoach Gas Services LLC under the laws of the State of Delaware, (c) cause Stagecoach Gas Services LLC to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (d) violate the other restrictions on transfer set forth herein.

i

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STAGECOACH GAS SERVICES LLC

A Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of STAGECOACH GAS SERVICES LLC (the “Company”), dated as of             , 2016 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by Crestwood Pipeline and Storage Northeast LLC, a Delaware limited liability company, and its successors and permitted assigns (“Crestwood”), and Con Edison Gas Pipeline and Storage Northeast, LLC, a New York limited liability company, and its successors and permitted assigns (“CEGPS”). Crestwood and CEGPS are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the name of the Company is “STAGECOACH GAS SERVICES LLC”;

WHEREAS, the Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (as it may be amended or restated from time to time, the “Certificate of Formation”) on April 14, 2016, with the Secretary of State of the State of Delaware pursuant to the Delaware Act (as defined herein);

WHEREAS, on April 14, 2016 Crestwood entered into the Limited Liability Company Agreement of the Company (the “Prior Agreement”);

WHEREAS, on April 20, 2016, CEGPS and Crestwood entered into that certain Contribution Agreement (the “Contribution Agreement”) relating to the formation and capitalization of the Company; and

WHEREAS, the Initial Closing under the Contribution Agreement is occurring concurrently with the execution and delivery hereof, and the Parties desire to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Additional Contribution” means any Expansion Contribution, Ordinary Course Contribution, or Extraordinary Contribution.

“Additional Contribution Loan” has the meaning given such term in Section 6.03(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affected Member” has the meaning given such term in Section 5.03(a).

“Affected Interest” has the meaning given such term in Section 5.03(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question; provided, however, that for purposes of this Agreement, (a) neither Member (nor any of its other Affiliates) shall be deemed to be an Affiliate of the Company and its Subsidiaries, and (b) neither Company nor any of its Subsidiaries shall be deemed to be an Affiliate of either Member (or any of its other Affiliates).

“Affiliate Transaction” has the meaning given such term in Section 8.04(c)(i).

“Aggregate Tax Rate” has the meaning given such term in Section 4.01(b)(i)(A)(2).

“Agreement” has the meaning given such term in the introductory paragraph, as the same may be amended from time to time.

“Allocation Year” means (a) the Company’s taxable year for U.S. federal income tax purposes, or (b) any portion of the period described in clause (a) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction for U.S. federal income tax purposes.

“Alternate Director” means any person designated by a Member to act in place of one or more such Member’s designated Directors.

“Annual Budget” means a budget covering the operations of the Company and its Subsidiaries for a calendar year, setting forth reasonable line item detail regarding anticipated revenues and expenditures, including: (a) forecasted revenues; (b) estimated operating expenditures; (c) estimated capital expenditures; (d) proposed financing plans for such expenditures; and (e) such other items as the Board may deem appropriate.

“Appraisal Notice” has the meaning given such term in Section 5.03(b).

“Appraised Value” has the meaning given such term in Section 5.03(b).

“Approved Credit Support” means each guarantee, letter of credit, surety, performance or other bond, cash or other collateral or similar credit support arrangement issued or posted by or for the account of a Member or any of its Affiliates to support the operations and obligations of the Company or any of its Subsidiaries, to the extent such credit support arrangement is (a) set forth on Exhibit G attached hereto or (b) approved by the Board.

“Available Cash” means, with respect to any Quarter ending prior to a Dissolution Event:

(a) the sum of all cash and cash equivalents of the Company and its Subsidiaries on hand on the date of the determination of Available Cash for such Quarter, less

(b) the amount of any cash reserves that are established by the Board for (i) the proper conduct of the business of the Company through the following Quarter (excluding reserves for future capital expenditures, other than maintenance capital expenditures), as set forth in the then-effective Initial Budget or Annual Budget, and (ii) Emergency Expenditures for Emergencies which have occurred.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a Dissolution Event occurs and any subsequent Quarter shall equal zero.

“Bankrupt” or “Bankruptcy Event” means with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and ninety (90) days have expired without the appointment’s having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Baseline Ownership Percentages” means the Ownership Percentages of the Members, determined prior to giving effect to Section 7.01(c).

“Board” means the board of directors of the Company.

“Budget Act” means Section 1101 of the Bipartisan Budget Act of 2015.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Calculation Period” means the period beginning on the Effective Date and ending on December 31, 2020.

“Call Exercise Notice” has the meaning given such term in Section 10.03(c).

“Capital Account” means the capital account determined and maintained for each Member in accordance with Sections 6.06, 7.02 and 7.03.

“Capital Call” has the meaning given such term in Section 6.02(d).

“Capital Contribution” means any cash, cash equivalents or the net fair market value of contributed property that a Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of a Member.

“CEGPS” has the meaning given such term in the introductory paragraph.

“CEGPS Growth Project EBITDA” means the sum of the following monthly calculations for all months during the Calculation Period: Growth Project EBITDA for the month multiplied by the Ownership Percentage of CEGPS for such month, after giving effect to any adjustments to Ownership Percentages set forth in Section 7.01(c).

“CEGPS Indemnified Party” has the meaning given such term in the Contribution Agreement.

“CEGPS Required Payment” has the meaning given such term in Section 7.07(b).

“CEQP” means Crestwood Equity Partners LP, a Delaware limited partnership.

“CEQP Entity” means any Affiliate of CEQP (which shall in any event, subject to the following exception, include Crestwood and its Affiliates), except for the Company and any of the Contributed Entities.

“Certificate of Formation” has the meaning given such term in the Recitals.

“Certified Public Accountants” means an independent public accounting firm registered with the Public Company Accounting Oversight Board selected from time to time by the Board.

“Change in Control” means, with respect to any Member, (a) any event or occurrence following which the Member Parent of such Member (determined immediately prior to such event or occurrence) either (or both) no longer (i) owns, directly or indirectly, at least twenty percent (20%) of the Economic Interests of such Member or (ii) Controls such Member; provided, that for purposes of this clause (a) only, a registered initial public offering on Form S-1 (or any successor form) under the Securities Act following the date an applicable Member becomes a Member, and any subsequent registered public offering under the Securities Act, of the Equity Interests of an Intermediate Member Parent that results in an Intermediate Member Parent of a Member becoming the Member Parent of such Member shall not constitute a Change in Control of such Member; or (b) a Foreclosure Transfer. For the avoidance of doubt, a Transfer or other disposition of Equity Interests in ConEdison, CEQP, or any other Member Parent, in each case other than pursuant to a Foreclosure Transfer, shall not constitute a Change in Control of any Member.

“Change in Control Notice” has the meaning given such term in Section 5.03(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Affairs Committee” has the meaning given such term in Section 8.09(a).

“Committee” has the meaning given such term in Section 8.09(a).

“Company” has the meaning given such term in the introductory paragraph.

“Company Support Instruments” has the meaning given such term in Section 6.08(b).

“Company Minimum Gain” means the amount of “partnership minimum gain” determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“ConEdison” means Consolidated Edison, Inc., a New York corporation.

“Confidential Information” means information and data (including all copies thereof) that (a) is furnished or submitted by any of the Members, their Affiliates, the Operator, or the Company or any of its Subsidiaries, whether oral, written, or electronic, to the Board, the other Members, their Affiliates, or the Operator in connection with this Agreement, or (b) relates to the properties, facilities, equipment, agreements, business or affairs of the Company or any of its Subsidiaries, including in each case (but without limitation) market evaluations, market proposals, service designs and pricing, system design, cost estimating, identification of permits, strategic plans, legal documents, environmental studies and requirements, public and governmental relations planning, identification of regulatory issues and development of related strategies, legal analysis and documentation, financial planning, and natural gas reserves and deliverability data. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

(a) is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement;

(b) is made available to a Member or its Affiliates from a source, which, to such Member’s or its Affiliate’s knowledge, is not prohibited from disclosing such information to such Member or its Affiliates by a legal, contractual or fiduciary obligation owed to the Company or any of its Subsidiaries;

(c) as to any Member or its Affiliates, was in the possession of such Member or its Affiliates (as evidenced by its written records) prior to the time of its disclosure and not subject to a separate confidentiality restriction or other legal, contractual or fiduciary obligation; or

(d) has been independently acquired or developed by a Member or its Affiliates without use of any Confidential Information.

“Continuing Support Obligation” has the meaning given such term in Section 6.08(c).

“Contributed Entities” means (a) prior to the Second Closing, the Initial Contributed Entities, and (b) from and after the Second Closing, the Initial Contributed Entities and Crestwood Pipeline East.

“Contributing Member” has the meaning given such term in Section 6.03(a).

“Contribution Agreement” has the meaning given such term in the Recitals.

“Contribution Date” has the meaning given such term in Section 6.02(d).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise. Without limiting the foregoing:

(a) the right to exercise fifty percent (50%) or more of the voting power of the Voting Securities of a Person shall be deemed to constitute Control of such Person;

(b) with respect to any Person the Voting Securities of which are publicly traded, the right to exercise twenty percent (20%) or more of the voting power of such Voting Securities shall be deemed to constitute Control of such Person unless (i) the holder of such voting power disclaims, in any filing with the Securities and Exchange Commission, an intent to influence control of such Person, or (ii) any other Person (collectively with its Affiliates) that is not Controlled by the holder of such voting power holds the right to exercise a higher percentage of the voting power of such Voting Securities, unless such other Person disclaims, in any filing with the Securities and Exchange Commission, an intent to influence control of the issuer; and

(c) legal or beneficial ownership of fifty percent (50%) or more of the general partnership interests of a partnership (whether general or limited) shall constitute Control of such partnership.

“Crestwood” has the meaning given such term in the introductory paragraph.

“Crestwood Midstream” means Crestwood Midstream Operations LLC, a Delaware limited liability company.

“Crestwood Pipeline East” means Crestwood Pipeline East LLC, a Delaware limited liability company.

“Crestwood Required Payment” has the meaning given such term in Section 7.07(a).

“Damage Amount” has the meaning given such term in Section 4.01(b)(i)(A).

“Deadlock” has the meaning given such term in Section 8.04(d)(i).

“Deadlock Notice” has the meaning given such term in Section 8.04(d)(i).

“Default Rate” means a rate per annum equal to the Prime Rate as set forth in the Wall Street Journal from time to time, plus four percent (4%).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Delaware Courts” has the meaning given such term in Section 16.10(b).

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except (i) if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year and such difference is being eliminated by use of the “remedial allocation method” as defined in Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of book basis recovered for such period under the rules prescribed in Regulations Section 1.704-3(d) and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Director” or “Directors” has the meaning given such term in Section 8.02(a).

“Dispute Response” has the meaning given such term in Section 8.04(d)(i).

“Disputed Amounts” has the meaning given such term in Section 7.09(d).

“Dissolution Event” means an event of dissolution of the Company pursuant to Section 15.01.

“Economic Interest” means a Member’s right to share in the profits, losses or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote, consent or otherwise participate in the management of the Company, the right to designate Directors or attend (or be counted for purposes of a quorum at) meetings of the Board (including through its designees) or Members, or, except as specifically provided in this Agreement or required under the Delaware Act, any right to information concerning the business and affairs of the Company.

“Effective Date” has the meaning given such term in the introductory paragraph.

“Emergency” means a sudden and unexpected event that (a) causes, or risks causing, damage or injury to any Person, property or the environment or material violation of applicable law in respect of health, safety or the environment and (b) is of such a nature that (i) responding through normal operation and maintenance procedures would be insufficient to address the potential harm caused by such an event and (ii) obtaining the decision of the Board with respect thereto prior to the time by which a response prudently should be commenced would be impracticable.

“Emergency Expenditures” means expenditures which are reasonably necessary to be expended in order to mitigate or remedy an Emergency.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, leases, easements, covenants, options, rights of first refusal or offer, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person (including the right to participate in the management and business and affairs or otherwise control such Person), however designated.

“Excess Additional Contribution” has the meaning given such term in Section 6.03(a).

“Excess Distributions” means, with respect to CEGPS, an amount equal to the product of (a) two (2) times (b) the cumulative distributions received by CEGPS pursuant to Section 7.01(b) in excess of its Baseline Ownership Percentage of the aggregate distributions made to the Members pursuant to Section 7.01(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expansion Contributions” has the meaning given such term in Section 6.02(a).

“Extraordinary Contributions” has the meaning given such term in Section 6.02(b).

“Fair Market Value” means, with respect to the Affected Interest or any New Interests to be sold in accordance with Section 6.03(e), the fair market value that a willing buyer would pay a willing seller for such Affected Interest or New Interests, as applicable, with neither such buyer nor such seller under any compulsion to transact, using an appropriate and generally accepted valuation method.

“FERC” means the United States Federal Energy Regulatory Commission.

“Finalization Date” has the meaning given such term in Section 7.09(e)(i)(A).

“Foreclosure Transfer” means, with respect to any Member, (a) any direct Transfer of Equity Interests of such Member or the Membership Interests held by such Member or (b) any event or occurrence that causes the Member Parent (determined immediately prior to such event or occurrence) of such Member to cease being the Member Parent of such Member as a result of any direct or indirect Transfer of Equity Interests, or (c) any direct Transfer of Equity Interests in such Member’s Member Parent, in each case of the foregoing (a), (b) or (c), to one or more lenders or other creditors in connection with, or in lieu of, the foreclosure by any such lender or other creditor of an Encumbrance on such Equity Interests or any Bankruptcy Event.

“Foreclosure Transferee” has the meaning given such term in Section 4.02(f).

“Foreclosure Transferor” has the meaning given such term in Section 4.02(f).

“Former Member” has the meaning given such term in Section 6.08(b).

“GAAP” means United States generally accepted accounting principles, as amended from time to time.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined by the contributing Member and the Board, in a manner that is consistent with Section 7701(g) of the Code; provided that the initial Gross Asset Value of the Initial Contributed Entities and 20% of the membership interest Newco Service Company shall be equal to the product of (i) two (2) times (ii) the amount of the Initial CEGPS Contribution, as such amount may be adjusted pursuant to the Contribution Agreement, and the initial Gross Asset Value of the membership interests in Crestwood Pipeline East shall be equal to the product of (i) two (2) times (ii) the amount of the Second CEGPS Contribution, as such amount may be adjusted pursuant to the Contribution Agreement;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, in a manner that is consistent with Section 7701(g) of the Code, as of the following times: (i) the acquisition of additional Membership Interests by any new or existing Member in exchange for more than a de minimis Capital Contribution or for the provision of services; (ii) the distribution by the Company to a Member of more than a de minimis amount of property other than money as consideration for Membership Interests; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution; and

(d) The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and the definition of Capital Account hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Board determines that an adjustment pursuant to the foregoing subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing subparagraphs (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Growth Project” means (a) any capital asset expansion or capital asset enhancement which increases the commercial operating capacity of the Company’s or its Subsidiaries’ pre-existing operations (measured immediately prior to completion of such expansion or enhancement), (b) any greenfield project of the Company or its Subsidiaries, or (c) any Identified Growth Project, in each case, that (i) is approved by the Board, (ii) has not previously reached the point of commercial operation as of the Initial Closing, (iii) is made to increase the long-term operating capacity or asset base of the Company and its Subsidiaries, (iv) for which the Company or its Subsidiaries initially enter into only fee-based contracts with customers for terms approved by the Board, and (v) has an approved budget of $5 million or more. For the avoidance of doubt and notwithstanding anything in the foregoing to the contrary, in no event shall operating or maintenance expenditures (including capital expenditures in connection therewith) or any assets acquired or built with such expenditures be considered as Growth Projects.

“Growth Project EBITDA” means, for the Calculation Period, and to the extent solely attributable to Growth Projects:

(a) the Net Income;

(b) increased (without duplication) by the following items to the extent deducted in calculating such Net Income:

(i) interest expense; plus

(ii) income taxes; plus

(iii) depreciation expense; plus

(iv) amortization expense; plus

(v) non-cash expenses, charges and losses, including, without limitation, (A) non-cash compensation charges or expenses, (B) non-cash losses incurred on hedging agreements, (C) non-cash foreign currency losses and (D) non-cash lease accretion expenses; plus

(vi) any other extraordinary or non-recurring charges, expenses and losses (including, without limitation, arising on account of changes in accounting principles); plus

(vii) any non-recurring cash expenses relating to investments (excluding, for the avoidance of doubt, the principal amount or purchase price thereof) to the extent funded by a designated equity contribution from a member of Newco; and

(c) decreased (without duplication) by the following items to the extent included in calculating Net Income:

(i) non-cash income and gains, including, without limitation, (A) non-cash compensation gains, (B) non-cash gains incurred on hedging agreements and (C) non-cash foreign currency gains; plus

(ii) any other extraordinary or non-recurring income and gains (including, without limitation, arising on account of changes in accounting principles).

“Growth Project EBITDA Dispute Notice” has the meaning given such term in Section 7.09(c).

“Growth Project EBITDA Incentive Amount” has the meaning given such term in Section 7.09(e)(ii).

“Growth Project EBITDA Shortfall Amount” has the meaning given such term in Section 7.09(e)(i).

“Growth Project EBITDA Statement” has the meaning given such term in Section 7.09(a).

“Growth Project EBITDA Target” means $57,000,000 of Growth Project EBITDA.

“Growth Project EBITDA Threshold” means $171,000,000 of Growth Project EBITDA.

“Hedge Contract” means any (a) interest, commodity or currency rate or exchange protection contracts or transactions, (b) hedges, futures, swaps, collars, puts, calls, floors, caps, options or similar derivative products or instruments or (c) other contracts or transactions that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates, currencies or the price of commodities or any derivatives thereof, in each case, in any form (financial or physical).

“Identified Growth Project” means the potential projects listed on Exhibit F.

“Included Return” has the meaning given such term in Section 13.04.

“Including Member” has the meaning given such term in Section 13.04.

“Indebtedness” means, with respect to any Person, (a) all liabilities and obligations of such Person for borrowed money, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) all obligations of such Person evidenced by bonds, debentures, notes or other instruments or debt securities, or by warrants or other rights to acquire any debt instruments or debt securities of such Person (other than surety, appeal, or performance bonds issued by third parties to the extent that such bonds do not constitute or result in the incurrence of reimbursement or indemnity obligations payable by such Person); (c) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business); (d) all capitalized lease, leveraged lease, or synthetic lease obligations of such Person; (e) obligations of such Person under any Hedge Contract; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Encumbrance on or in respect of any property of such Person.

“Indemnitee” means (a) any Member, in its capacity as a member of the Company (and, in relation to the foregoing, any Affiliate of such Member), (b) any Person who is or was a director, officer, fiduciary, trustee, manager or managing member of the Company or any Subsidiary of the Company, or of any employee benefit plan of the Company or of any of its Subsidiaries, or (c) any Person the Board designates as an “Indemnitee” for purposes of this Agreement.

“Independent Accountants” has the meaning given such term in Section 7.09(d).

“Initial Budget” has the meaning given such term in Section 10.01.

“Initial CEGPS Contribution” means CEGPS’s cash contribution to the Company upon the Initial Closing, as such amount may be adjusted pursuant to the Contribution Agreement.

“Initial Closing” has the meaning given such term in the Contribution Agreement.

“Initial Contributed Entities” means (a) Stagecoach Pipeline & Storage Company, LLC, a New York limited liability company, (b) Arlington Storage Company, LLC, a Delaware limited liability company, (c) Crestwood Gas Marketing LLC, a Delaware limited liability company, and (d) Crestwood Storage Inc., a Delaware corporation.

“Initial Crestwood Contribution” means Crestwood’s contribution to the Company of the Equity Interests in the Initial Contributed Entities and 20% of the Equity Interests in Newco Service Company upon the Initial Closing, which contribution will be deemed to have a fair market value equal to the amount of the Initial CEGPS Contribution, as such amount may be adjusted pursuant to the Contribution Agreement.

“Initial Operator” means Crestwood Midstream.

“Interested Member” has the meaning given such term in Section 8.04(c)(i).

“Intermediate Member Parent” means, with respect to any Member, any Person that Controls such Member and is Controlled by such Member’s Member Parent.

“Key Employees” has the meaning given such term in Section 10.03(e).

“Liquidator” has the meaning given such term in Section 15.02.

“Majority Interest” means, at any given time, Membership Interests representing more than 50% of the Ownership Percentages then outstanding.

“Management Agreement” has the meaning given such term in Section 10.02(a).

“Management Committee” has the meaning given such term in Section 8.09(a).

“Member” means any Person executing this Agreement as of the Effective Date as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member of the Company.

“Member Governance Provisions” has the meaning given such term in Section 16.13(a).

“Member Indemnitee” has the meaning given such term in Section 12.04.

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

“Member Parent” means (a) in the case of Crestwood, CEQP, unless and until CEQP either (or both) no longer (i) owns, directly or indirectly, at least twenty percent (20%) of the Economic Interests of Crestwood or (ii) Controls Crestwood; (b) in the case of CEGPS, ConEdison, unless and until ConEdison either (or both) no longer (i) owns, directly or indirectly, at least twenty percent (20%) of the Economic Interests of CEGPS or (ii) Controls CEGPS; and (c) in the case of any Member (including Crestwood, but only if CEQP is no longer Crestwood’s Member Parent, and including CEGPS, but only if ConEdison is no longer CEGPS’s Member Parent), the Person that (i) owns, directly or indirectly, at least twenty percent (20%) of the Economic Interests of such Member, (ii) Controls such Member, and (iii) is not Controlled by any other Person that also owns, directly or indirectly, at least twenty percent (20%) of the Economic Interests of such Person. For the avoidance of doubt if no Person satisfies (a), (b) or (c) of this definition, with respect to ownership and Control of a Member, such Member shall be its own Member Parent.

“Membership Interest” means the ownership interest of a Member in the Company, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“Midstream Activities” means the gathering, compression, transportation, storage, or transmission of natural gas, including constructing, owning, maintaining, and operating gathering systems, pipelines, storage facilities and other assets related thereto.

“Net Income” means, for any period, the net income (or loss) attributable to the Growth Projects on a consolidated basis determined in conformity with GAAP.

“Net Present Value” means, as of the date of determination, an amount calculated, taking into account the timing of any payments and the applicable discount rate set forth in the applicable provision of this Agreement, using the “XNPV” function in Microsoft Office Excel version 10 or the same function in any subsequent version of Microsoft Office Excel.

“New Interests” means any (a) Membership Interests issued or to be issued by the Company after the Effective Date or (b) any other Equity Interests issued or to be issued by the Company or any of its Subsidiaries after the Effective Date; provided, that the term “New Interests” shall not include any such Membership Interests issued or to be issued (v) in connection with any merger, consolidation, acquisition or any similar transaction or any reorganization or recapitalization in each case when Membership Interests are issued for or in respect of previously outstanding Membership Interests, (w) to the selling Persons in connection with the acquisition by the Company of a Person; provided, that such Membership Interests or other Equity Interests are issued as consideration for such acquisition (including issuances to management or employees of such Person in connection with such acquisition), (x) in any public offering, (y) as compensation to employees, officers or consultants of the Company or any Subsidiary of the Company, (z) in connection with the exercise of any options, rights, or warrants to acquire Membership Interests, or any appreciation rights relating to Membership Interests; provided that any such transaction described in the foregoing clauses (v) through (z) is approved in accordance with this Agreement.

“New Interests Notice” has the meaning set forth in Section 6.04(b).

“Newco Employees” means employees of Newco Service Company.

“Newco Service Company” means Stagecoach Operating Services LLC, a Delaware limited liability company.

“Newco Service Company LLC Agreement” has the meaning given such term in Section 10.03(a).

“Non-Contributing Member” has the meaning given such term in Section 6.03(a).

“Non-Subscribing Member” has the meaning given such term in Section 6.04(d).

“Non-Terminating Member” has the meaning given such term in Section 4.01(b)(i).

“Nonincluding Member” has the meaning given such term in Section 13.04.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.7521(a)(2).

“Operating Committee” has the meaning given such term in Section 8.09(a).

“Operator” means the Initial Operator or a replacement Operator that is approved under the terms hereof.

“Ordinary Course Contributions” has the meaning given such term in Section 6.02(a).

“Ownership Percentage” shall mean, with respect to a Member, the percentage set forth on Exhibit A hereto, as such percentage is adjusted from time to time as required or permitted by the provisions of this Agreement.

“Permitted Transfer” means:

(a) With respect to any Member, a direct or indirect Transfer by such Member of all of its Membership Interest to its Member Parent or to a Subsidiary of its Member Parent; provided that the foregoing shall not limit any provisions hereof relating to a Change in Control of a Member;

(b) any direct or indirect Transfer consented to by all of the Members, including any written waiver of any transfer restrictions which would otherwise be applicable thereto, which consent may be granted or withheld in the sole discretion of each Member; or

(c) with respect to any Member, any Foreclosure Transfer; provided that the foregoing shall not limit the other Members’ right to elect to exercise their rights under Section 5.03 upon a Foreclosure Transfer.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Preemptive Rights” has the meaning given such term in Section 6.04(a).

“Price Determination Notice” has the meaning given such term in Section 5.03(a).

“Prior Agreement” has the meaning given such term in the Recitals.

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (d) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation hereof; and

(f) Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items which are specially allocated pursuant to Section 7.03 shall not be taken into account in computing Profits or Losses.

“Proposed Transferee” has the meaning given such term in Section 5.02(b).

“Proposing Member” has the meaning given such term in Section 4.01(b)(ii).

“Purchase Notice” has the meaning given such term in Section 5.03(c).

“Purchase Price” has the meaning given such term in Section 5.03(a).

“Put Exercise Notice” has the meaning given such term in Section 10.03(d).

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company, or, with respect to the first fiscal quarter of the Company after the Effective Date, the portion of such fiscal quarter commencing after the Effective Date.

“Quorum Failure Meeting” has the meaning give such term in Section 8.03(b).

“Remaining New Interests” has the meaning given such term in Section 6.04(d).

“Representative” means, with respect to any Member, any Director or Alternate Director designated by such Member in accordance with the terms hereof.

“Required Accounting Practices” means the accounting rules and regulations, if any, at the time prescribed by the governmental authorities under the jurisdiction of which the Company is at the time operating and, to the extent of matters are not covered by such rules and regulations, GAAP.

“Required Allocations” has the meaning given such term in Section 7.03(j).

“Resolution Period” has the meaning given such term in Section 7.09(c).

“Review Period” has the meaning given such term in Section 7.09(b).

“ROFO Acceptance Notice” has the meaning given such term in Section 5.01(c).

“ROFO Interest” has the meaning given such term in Section 5.01(b).

“ROFO Notice” has the meaning given such term in Section 5.01(b).

“ROFO Offer Notice” has the meaning given such term in Section 5.01(c).

“ROFO Price” has the meaning given such term in Section 5.01(c).

“ROFO Seller” has the meaning given such term in Section 5.01(b).

“ROFR Acceptance Notice” has the meaning given such term in Section 5.02(d).

“ROFR Interest” has the meaning given such term in Section 5.02(b).

“ROFR Notice” has the meaning given such term in Section 5.02(b).

“ROFR Offer” has the meaning given such term in Section 5.02(c).

“ROFR Price” has the meaning given such term in Section 5.02(b).

“ROFR Seller” has the meaning given such term in Section 5.02(b).

“SEC” means the Securities and Exchange Commission.

“Second CEGPS Contribution” means CEGPS’s contribution to the Company upon the Second Closing under the Contribution Agreement, as such amount may be adjusted pursuant to the Contribution Agreement.

“Second Closing” has the meaning given such term in the Contribution Agreement.

“Second Crestwood Contribution” means Crestwood’s contribution to the Company of the Equity Interests in Crestwood Pipeline East, which contribution will be deemed to have a fair market value equal to the amount of the Second CEGPS Contribution, as such amount may be adjusted pursuant to the Contribution Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Standalone Return” has the meaning given such term in Section 13.04.

“Subscribing Member” has the meaning given such term in Section 6.04(d).

“Subsidiary” means, with respect to any Person, any other Person that is Controlled by such first Person, directly or indirectly through one or more other Subsidiaries.

“Tax Matters Member” has the meaning given such term in Section 13.03(a).

“Tax Termination” has the meaning given such term in Section 4.01(b).

“Tax Termination Amount” has the meaning given such term in Section 4.01(b)(i).

“Tax Termination Calculation” has the meaning given such term in Section 4.01(b)(ii).

“Third Anniversary End of the Initial Closing” has the meaning given such term in Section 7.01(c)(iii).

“Transaction Documents” means this Agreement, the Contribution Agreement, the Management Agreement, and each other contract, document, certificate or instrument executed and delivered by the Parties or their respective Affiliates in connection with the consummation of the transactions contemplated hereby or therewith.

“Transfer” means, with respect to any asset (including a Membership Interest or any portion thereof), any transfer, sale, assignment, conveyance, gift, Encumbrance (other than pursuant to Section 3.10), hypothecation, exchange or any other disposition by law or otherwise; provided, however, that (a) without limiting any Change in Control provisions hereof, a Transfer or Encumbrance of any Equity Interest in any Member or in any Affiliate thereof shall not constitute a Transfer of the Membership Interest of such Member, and (b) the granting to a lender that is a financial institution of an Encumbrance on a Membership Interest or any portion thereof shall not constitute a Transfer.

“Transferee” means a Person who has received Equity Interests by means of a direct or, if applicable, indirect Transfer, or by means of a Foreclosure Transfer; provided, that a Person who receives such Equity Interests through a Foreclosure Transfer shall be considered a Transferee only to the extent provided in Section 4.02(f).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“UCC” has the meaning given such term in Section 3.09.

“Unfunded Additional Contribution” has the meaning given such term in Section 6.03(a).

“Voting Securities” of a Person shall mean securities of any class of such Person entitling the holders thereof (without regard to the occurrence of any contingency) to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a partnership, Voting Securities of such Person shall be the general partner interests in such Person.

Section 1.02 Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the word “or” shall be disjunctive but not exclusive, and (vi) the phrases “directly or indirectly” or “direct or indirect”, when used in the context of ownership, holdings, Control, Transfer or the taking of any action, includes ownership, holdings, Control, Transfer or the taking of such action, as applicable, through a chain of direct or indirect ownership of Equity Interests or Control of one or more Persons. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The Board has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the Board and any action taken pursuant thereto and any determination made by the Board in good faith shall, in each case, be conclusive and binding on all Parties and all other Persons for all purposes.

(b) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

ARTICLE II

ORGANIZATION

Section 2.01 Continuation of the Company.

Crestwood formed the Company as a Delaware limited liability company by the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act. The Members desire to continue the Company for the purposes and upon the terms and conditions set forth herein. This Agreement amends and restates in its entirety and supersedes the Prior Agreement, which shall have no further force and effect. This Agreement shall become effective on the Effective Date, and, as of such date, CEGPS is admitted to the Company as a Member and, together with Crestwood, constitute the Company’s sole Members. The rights, duties, liabilities and obligations of each Member in its capacity as such shall be as set forth in this Agreement. All Membership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.02 Name.

The name of the Company shall be “STAGECOACH GAS SERVICES LLC.” The Company’s business may be conducted under any other name or names as determined by the Board. The words “limited liability company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board may change the name of the Company at any time and from time to time.

Section 2.03 Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at such place as the Board may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board determines to be necessary or appropriate.

Section 2.04 Purposes.

The purposes of the Company are (a) to engage in Midstream Activities, including without limitation, to own and operate the natural gas storage and transportation operations of the Contributed Entities and (b) to engage in any lawful business or activity for which limited liability companies may be formed under the Delaware Act.

Section 2.05 Powers.

The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.04 and for the protection and benefit of the Company.

Section 2.06 Term.

The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XV. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.07 Title to Company Assets.

Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Each Member irrevocably waives any right it may have to maintain any action for partition of the property of the Company.

Section 2.08 No State Law Partnership.

Except to the extent provided in the next sentence, the Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or officer of the Company shall be a partner or joint venturer of any other Member or officer of the Company, for any purposes, and this Agreement shall not be construed to the contrary. Notwithstanding the foregoing, the Members intend the Company to be taxed as a partnership under the Code, and under applicable state and local tax laws. Except to the extent otherwise provided herein, each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment unless otherwise required by law.

ARTICLE III

MEMBERSHIP INTERESTS

Section 3.01 Membership Interests; Additional Members.

(a) The Members own Membership Interests in the Company. In exchange for each Member’s Capital Contribution to the Company referred to in Section 6.01, the Company shall issue to each Member the Membership Interest with the Ownership Percentage set forth opposite such Member’s name on Exhibit A. All membership interests in the Company shall be certificated in the form attached hereto as Exhibit E or such other form as the Board may elect. Each certificate evidencing Membership Interests in the Company shall bear the following legend: “This Certificate evidences a Membership Interest in the Company and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of

Delaware and, to the extent permitted by applicable law, each other applicable jurisdiction.” Such certificates, if any, may set forth designations with regard to class of interest, capital contribution, voting rights, and any other matter that the Board deems appropriate. No amendment to this provision shall be effective until all outstanding Membership Interest certificates have been surrendered to the Company for cancellation.

(b) The Board shall direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the party claiming the certificate of Membership Interests to be lost, stolen or destroyed; provided that, as a condition precedent to the issuance thereof, the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, shall give the Company an indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

(c) A Membership Interest shall represent a Member’s (i) interest in items of income, gain, loss and deduction of the Company and a right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and (ii) right to vote on Company matters in accordance with the provisions of the Agreement and designate Representatives.

(d) The Company may issue additional Membership Interests and options, rights, warrants and appreciation rights relating to the Membership Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board shall determine in accordance with Section 8.04.

(e) Each additional Membership Interest authorized to be issued by the Company pursuant to Section 3.01(c) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Membership Interests), as shall be fixed by the Board in accordance with Section 8.04, including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may, or shall be required to, redeem the Membership Interest (including sinking fund provisions); (v) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Membership Interest will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest.

(f) The Board shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Membership Interests and options, rights, warrants and appreciation rights relating to Membership Interests pursuant to this Section 3.01, (ii) reflecting the admission of such additional Members in the books and records of the Company as the record holder of such Membership Interest and (iii) all additional issuances of Membership Interests, in each case including amending this Agreement and Exhibit A hereof as necessary to reflect any such issuance. The Board, acting pursuant to Section 8.04, shall determine the relative rights, powers and duties of the holders of the Membership Interests being so issued. The Board shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any governmental agency.

Section 3.02 No Liability of Members.

Except as required by applicable law or the following sentence, the Members or any Representatives thereof, in their capacity as such, shall not be personally liable (whether to the Company, to any of the other Members, to the creditors of the Company or to any other third Person) for the debts, obligations or liabilities of the Company. The Members, in their capacity as such, shall be liable hereunder only to the Company and the other Members and then only for the express representations, warranties, covenants and agreements of such Member provided herein. In no case shall the Company or any of its Subsidiaries enter into any contract or agreement that purports to impose any obligations, liabilities or restrictions on any Member or any Affiliate thereof, without the prior, express and written consent or agreement of the Member or of such Affiliate.

Section 3.03 Withdrawal of Members.

No Member shall have any right to withdraw from the Company; provided, however, that when a Transferee of a direct Transfer of Membership Interests becomes registered on the books and records of the Company as the Member with respect to the Membership Interest so transferred, the Transferring Member shall cease to be a Member with respect to the Membership Interest so Transferred.

Section 3.04 Record Holders.

The Company shall be entitled to recognize the Person in whose name any Membership Interest is registered on the books and records of the Company as the Member with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation or guideline of any governmental agency.

Section 3.05 No Appraisal Rights.

No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member’s Membership Interest, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

Section 3.06 Representations and Warranties.

Each Member hereby represents and warrants to the Company and each other Member that:

(a) Power and Authority. Such Member has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by such Member of this Agreement have been duly authorized by all requisite action on the part of such Member, and no other action or proceeding on the part of such Member or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement.

(b) No Conflicts. Neither the execution and delivery by such Member of this Agreement, nor the performance by such Member under this Agreement will (i) violate, conflict with or result in a breach of any provision of the governing documents of such Member; (ii) require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any material agreement or arrangement to which it is a party or by which it is, or its assets are, bound; (iii) result in the creation of an Encumbrance (other than pursuant to Section 3.10) upon or require the sale or give any Person the right to acquire any of the assets of such Member; or (iv) violate or conflict with any law applicable to such Member.

(c) Investment Intent. Such Member is acquiring its Membership Interest for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Member (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Membership Interests and is capable of bearing the economic risks of such investment. Such Member is aware that the Membership Interests have not been registered, and will not be registered, under the Securities Act or under any state or foreign securities laws.

(d) No Registration Rights. Such Member is aware that only the Company can take action to register the Membership Interests in the Company under the Securities Act, and that the Company is under no such obligation and does not propose or intend to do so.

(e) Transfer Restrictions. Such Member is aware that this Agreement provides restrictions on the ability of a Member to directly or indirectly Transfer its Membership Interest, and such Member will not seek to effect any direct or indirect Transfer of its Membership Interest or any portion thereof other than in accordance with such restrictions.

(f) Qualified Investor. Such Member and its Affiliates, taken as a whole, are able to bear the economic risk of the Member’s investment in the Membership Interests and have sufficient net worth to sustain a loss of the Member’s entire investment in the Company without economic hardship if such loss should occur.

(g) Access to Information. Such Member has had an opportunity to ask questions and discuss the Company’s business, management and financial affairs with the Company, and such questions were answered to its satisfaction. Such Member acknowledges that it is familiar with all aspects of the Company’s business.

Section 3.07 Access to Information.

Each Member shall be entitled to receive any information that it may request concerning the Company and its Subsidiaries; provided, this Section 3.07 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database), except as otherwise provided in Section 14.02. Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours, to inspect the properties of the Company and its Subsidiaries (subject to the Company’s, any of its Subsidiary’s, or the Operator’s reasonable rules governing health, safety, and security), and to audit, examine and make copies of the books of account and other records of the Company and its Subsidiaries. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney, or other consultant so designated. The Member making the request shall bear all costs and expenses (including the Company’s, its Subsidiaries, and any other Member’s costs and expenses) incurred in any inspection, examination or audit made on such Member’s behalf. The Members agree to reasonably cooperate, and to cause their respective independent public accountants, engineers, attorneys and other consultants to reasonably cooperate, in connection with any such request. Confidential Information obtained pursuant to this Section 3.07 shall be subject to the provisions of Section 3.08.

Section 3.08 Confidential Information.

(a) Except as permitted by Section 3.08(b), each Member shall (i) keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) use the Confidential Information only in connection with Company matters or the internal affairs of such Member.

(b) Notwithstanding Section 3.08(a), but subject to the other provisions of this Section 3.08, a Member, its Representatives, its Affiliates, and its and their directors, officers, employees, agents and advisors may make the following disclosures and uses of Confidential Information:

(i) disclosures to another Member, its Representatives, the Operator or any of their directors, officers, employees, agents and advisors, in connection with the business and affairs of the Company or any of its Subsidiaries;

(ii) disclosures in connection with any financing for the Company or any of its Subsidiaries approved by the Board;

(iii) disclosures to an Affiliate of such Member, and such Affiliate’s directors, officers, employees, agents and advisors, if such Affiliate, directors, officers, employees, agents and advisors are informed of the confidential nature of the Confidential Information and instructed to comply with Section 3.08(a) hereof with respect to such Confidential Information;

(iv) disclosures to a Person (other than such Persons addressed in (iii) above), if such Person has been retained by the Company, any of its Subsidiaries, or the Operator to provide services to or for the Company or any of its Subsidiaries and is subject to a confidentiality obligation with the Company, any of its Subsidiaries, or the Operator, as applicable, obligating such Person to keep such Confidential Information confidential;

(v) disclosures to (i) a bona-fide potential purchaser of such Member’s Membership Interest, or (ii) any lender or potential lender to such Member or its Affiliates, in each case, if such potential purchaser or lender is subject to a confidentiality agreement with the disclosing Member obligating such potential purchaser or lender to keep such Confidential Information confidential and to use such information only in connection with its consideration, negotiation and execution of such potential acquisition or financing;

(vi) disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (i) the Securities Act, and the rules and regulations promulgated thereunder, (ii) the Exchange Act, and the rules and regulations promulgated thereunder, (iii) any state securities laws, (iv) any national securities exchange or automated quotation system, or (v) pursuant to a routine audit or examination by any regulator or self-regulatory organization that does not specifically target the Company or any of its Subsidiaries;

(vii) disclosures that a Member is, in the reasonable judgment of such Member’s counsel, legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by applicable law; provided that, prior to any such disclosure, such Member shall, to the extent legally permissible:

(A) provide the Company with prompt notice of such requirements so that one or more of the Members may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.08(b)(vii);

(B) consult with Company on the advisability of taking steps to resist or narrow such disclosure; and

(C) cooperate with the Company and with the other Members in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (1) to furnish only that portion of the Confidential Information that, in the advice of such Member’s counsel, such Member is legally required to disclose, and (2) to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information; and

(viii) disclosures otherwise consented to in writing by each Member.

(c) Each Member shall take such precautionary measures as may be reasonably required to ensure (and such Member shall be responsible for) compliance with this Section 3.08 by any of its Representatives, any of its Affiliates, its and their directors, officers, employees and agents, and any other Persons to which it may disclose Confidential Information in accordance with this Section 3.08.

(d) At the request of the Company, a Transferring Member who has ceased to be a Member shall promptly destroy (and provide written confirmation of destruction to the Company signed by an authorized representative of the former Member supervising such destruction), or, at the former Member’s option, return to the Company, all Confidential Information in its possession. Notwithstanding the immediately-preceding sentence, but subject to the other provisions of this Section 3.08, a former Member may retain, but not disclose to any other Person, Confidential Information for the limited purposes of (i) explaining such former Member’s corporate decisions with respect to the Company, (ii) preparing such former Member’s financial statements and tax returns (and defending audits, investigations and proceedings relating thereto) or (iii) complying with applicable law, regulation, professional standards or document retention policies; provided, the former Member must keep such retained Confidential Information confidential in accordance with the terms of this Section 3.08. The parties hereto understand and agree that the former Member’s computer systems may automatically back up Confidential Information, and to the extent that such computer back-up procedures create copies of the Confidential Information, the former Member may retain such copies in its archival or back-up computer storage for the period it normally archives backed-up computer records. All Confidential Information retained pursuant to this Section 3.08 shall remain subject to the provisions of this Agreement until the same are destroyed, and shall not be accessed by the former Member during such period of retention other than as permitted under this Section 3.08.

(e) The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.08, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them at law or in equity, to seek injunctive relief from any breach or threatened breach of any of the provisions of this Section 3.08 and to specific performance of their rights hereunder.

(f) The obligations of the Members under this Section 3.08 (including the obligations of any former Member) shall terminate on the second anniversary of the end of the term of the Company.

Section 3.09 Security.

For purposes of providing for Transfer of, perfecting an Encumbrance in, and other relevant matters related to, a Membership Interest, the Membership Interests will be deemed to be a “security” within the meaning of, and shall be governed by, (a) Articles 8 and 9 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (b) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.

Section 3.10 Grant of Security Interest

(a) To secure the Crestwood Required Payment, Crestwood grants, as of the date hereof, to CEGPS a present and continuing first priority Encumbrance in its Membership Interest and all proceeds, rights and revenues thereof, under the UCC of the State of Delaware. CEGPS shall be entitled to all the rights and remedies of a secured party under the UCC of the State of Delaware with respect to the security interest granted in this Section 3.10(a). Crestwood authorizes CEGPS to file, and shall cooperate with, all financing statements and other instruments that CEGPS may request to effectuate and carry out the preceding provisions of this Section 3.10(a) and ensure that a perfected, first priority Encumbrance is in effect as of the date hereof. Crestwood shall indemnify, defend and hold harmless CEGPS from any liens, claims and encumbrances created or permitted by Crestwood in respect of Crestwood’s Membership Interest.

(b) To secure the CEGPS Required Payment, CEGPS grants, as of the date hereof, to Crestwood a present and continuing first priority Encumbrance in its Membership Interest and all proceeds, rights and revenues thereof, under the UCC of the State of Delaware. Crestwood shall be entitled to all the rights and remedies of a secured party under the UCC of the State of Delaware with respect to the security interest granted in this Section 3.10(b). CEGPS authorizes Crestwood to file, and shall cooperate with, all financing statements and other instruments that Crestwood may request to effectuate and carry out the preceding provisions of this Section 3.10(b) and ensure that a perfected, first priority Encumbrance is in effect as of the date hereof. CEGPS shall indemnify, defend and hold harmless Crestwood from any liens, claims and encumbrances created or permitted by CEGPS in respect of CEGPS’s Membership Interest.

ARTICLE IV

TRANSFERS OF MEMBERSHIP INTERESTS

Section 4.01 Transfers Generally.

(a) No Membership Interest shall be directly or indirectly Transferred, in whole or in part, unless (i) such direct or indirect Transfer complies with all terms and conditions of this Article IV, and (ii) such direct or indirect Transfer is either a Permitted Transfer, or is not prohibited by Article V and is otherwise is in accordance with Article V.

(b) In the event that a direct Transfer of a Membership Interest or of any direct or indirect ownership of a Member results or would result in the Company’s termination within the meaning of Section 708 of the Code (a “Tax Termination”):

(i) The Member subject to such Transfer (and the Transferee thereof) or with respect to which such change of direct or indirect ownership has occurred shall indemnify and hold harmless each other Member (each a “Non-Terminating Member”) in an amount (with respect to each Member, the “Tax Termination Amount”) equal to the sum of:

(A) the product of:

(1) the difference between (x) the net present value as of the date of such Tax Termination, using a discount rate equivalent to the Default Rate, of the amount of tax depreciation allocable to such Non-Terminating Member from the Company for each future taxable period calculated as if such Tax Termination had not occurred but with all other facts unchanged, minus (y) the net present value as of the date of such Tax Termination, using a discount rate equivalent to the Default Rate, of the amount of tax depreciation allocable to such Non-Terminating Member from the Company for each future taxable period calculated taking into account such Tax Termination, multiplied by

(2) the sum of the highest marginal federal income tax rate as a percentage of taxable income applicable to a U.S. corporation for the taxable year in which the Tax Termination occurs, and four percent (4%) (as a proxy for applicable state income taxes) (collectively, the “Aggregate Tax Rate”);

(such product of clause (A)(1) and clause (A)(2) the “Damage Amount”),

plus

(B) a gross-up amount calculated as:

(1) (x) the Damage Amount divided by (y)(I) 1.0 minus (II) the Aggregate Tax Rate, minus

(2) the Damage Amount,

(ii) Not fewer than thirty (30) days prior to a proposed direct or indirect Transfer that would result in a Tax Termination, the Member subject to such Transfer (the “Proposing Member”) shall deliver to the Non-Terminating Members a schedule (the “Tax Termination Calculation”) setting forth the Proposing Member’s calculation of any amounts to be paid to the Non-Terminating Members pursuant to Section 4.01(b)(i), and shall make such reasonable changes to the Tax Termination Calculation as each Non-Terminating Member reasonably requests. The Members shall work in good faith to resolve any disputes relating to the schedule delivered herein within ten (10) days. If the Members are unable to resolve any such dispute, such dispute shall be resolved promptly by a national accounting firm acceptable to the Members, the costs of which shall be borne equally by the Members. Upon agreement by the Members as to the Tax Termination Calculation, or resolution by such national accounting firm of any disputes thereto, and not later than ten (10) days following the Transfer to which the Tax Termination Calculation relates, the Proposing Member shall pay to each Non-Terminating Member such Member’s Tax Termination Amount.

(iii) Notwithstanding the provisions of Section 4.01(b)(i), no payments shall be due from one Member to another if a Tax Termination results (A) from a transaction, or a series of related transactions, where all of the selling Members collectively are selling 100% of the Member Interests in the Company and all of the buying parties are not already Members at the time of the sale and not Affiliates of any of the selling Members, or (B) from a termination of CEQP within the meaning of Section 708 of the Code.

(c) Any direct or indirect Transfer or purported direct or indirect Transfer of a Membership Interest not made in accordance with this Article IV and Article V shall be, to the fullest extent permitted by law, null and void, and the Company shall have no obligation to recognize any such direct or indirect Transfer or purported direct or indirect Transfer.

Section 4.02 Conditions to Transfers.

(a) No direct or indirect Transfer of any Membership Interest shall be made if such direct or indirect Transfer would (i) violate any laws, rules or regulations applicable to the Company or any of its Subsidiaries (including the then-applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission or any other governmental authority with jurisdiction over such direct or indirect Transfer), (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation, (iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (iv) constitute a breach or violation of, or an event of default under, or give rise to any right of termination, acceleration or redemption under, or require any consent from any third Person under (A) any credit agreement, loan agreement, indenture, mortgage, deed of trust or other similar instrument or document governing Indebtedness of the Company or any of its Subsidiaries or (B) any other material contract, instrument, permit, authorization, license, easement, variance, exemption or approval of the Company or any of its Subsidiaries, but only if, in either case (A) or (B), such agreement, indenture, mortgage, deed of trust, instrument, document, contract, instrument, permit, authorization, license easement, variance, exemption, or approval was either in place as of the Effective Date or approved by a Director designated by the Member whose Membership Interest is subject to such direct or indirect Transfer, and unless, in either case (A) or (B), either (x) a waiver of such breach, violation, event of default or right, or such consent, as the case may be, has been obtained prior to such direct or indirect Transfer or (y) if such waiver or consent has not been obtained prior to such direct or indirect Transfer, the Transferor and the Transferee jointly and severally agree to indemnify the Company and its Subsidiaries for any consequences relating thereto, in form and substance reasonably satisfactory to the Company.

(b) No direct Transfer shall be made unless and until the proposed Transferee shall have agreed in writing to be bound by the terms of this Agreement as a Member and provided to the Board (i) its name, address, taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns or reasonably requested by the Board and (ii) a properly executed IRS Form W-9.

(c) Each Member making or subject to a direct or indirect Transfer and each Transferee thereof shall be obligated to pay his or its own expenses incurred in connection with such direct or indirect Transfer, and the Company shall not have any obligation with respect thereto. Each Member making or subject to a direct or indirect Transfer and the Transferee thereof shall be jointly and severally obligated to pay or reimburse the Company for all reasonable costs and expenses (including attorneys’ fees and expenses) incurred by the Company in connection with such direct or indirect Transfer or proposed direct or indirect Transfer and the admission of the Transferee as a Member, including the legal fees incurred in connection therewith, whether or not such direct or indirect Transfer is consummated.

(d) For the avoidance of doubt, each Member making a direct Transfer and each Transferee thereof (i) may, subject to Section 4.02(f), Transfer to its Transferee, as applicable, its right to designate Directors pursuant to Article VIII, its consent rights under this Agreement and its Preemptive Rights under this Agreement, (ii) must Transfer to its Transferee its obligation to fund additional capital contributions in accordance with Article VI, and (iii) must Transfer to its Transferee its liabilities and obligations under Section 7.07.

(e) No Member shall directly Transfer less than 100% of its Membership Interest.

(f) Any Transferee of a Membership Interest pursuant to a Foreclosure Transfer (the holder of the Membership Interest subject thereto, a “Foreclosure Transferee”) shall be a Transferee only, and shall only be entitled to receive, to the extent Transferred (directly or indirectly) in such Foreclosure Transfer, the Economic Interest associated with the Membership Interest Transferred (directly or indirectly) in the Foreclosure Transfer, and such Foreclosure Transferee shall not be entitled or enabled to exercise, directly or indirectly, any other rights or powers of a Member (except for any action requiring approval thereof by the Board in accordance with Section 8.04(b)(i) or Section 8.04(b)(ix), for which such Foreclosure Transferee shall have the right to vote with respect to the Membership Interest Transferred (directly or indirectly) to such Foreclosure Transferee), such other rights, and all obligations relating to, or in connection with, such Membership Interest (including, without limitation, the obligation to make Capital Contributions) to remain with the Transferring Member (a “Foreclosure Transferor”); provided, that no Foreclosure Transferor (or any Affiliate of a Foreclosure Transferor) nor any Director appointed by a Foreclosure Transferor (or such an Affiliate of such Foreclosure Transferor) shall be entitled to vote on, consent to, call for or approve any matters under this Agreement or in its capacity as a Member, nor be included in determining whether there is Board approval; provided further, that a Foreclosure Transferee (i) may become a Member with respect to the Membership Interest Transferred (directly or indirectly) in the Foreclosure Transfer if such Foreclosure Transferee is admitted to the Company as a Member pursuant to the unanimous written consent of the other Members and (ii) may directly Transfer its Membership Interest to a Transferee that is not a Foreclosure Transferee or an Affiliate of a Foreclosure Transferee pursuant to and in accordance with the terms of this Agreement, in which case such Transferee shall not be subject to the restrictions of this Section 4.02(f). Any Foreclosure Transfer shall be subject to, and any Membership Interests Transferred (directly or indirectly) pursuant to a Foreclosure Transfer shall continue to be subject to, as applicable, this Section 4.02(f), except as otherwise expressly provided in this Section 4.02(f). For the avoidance of doubt, notwithstanding any other provision set forth in this Agreement, no pledgee or secured party with respect to a Membership Interest shall be entitled to vote, consent to or approve any matters under this Agreement, or appoint (or direct the vote, consent or approval of) any Director.

Section 4.03 Effect of Non-Compliance

In addition to the restrictions contained in Section 4.01(b), (a) the Members acknowledge and agree that (i) an award of money damages would be inadequate for any breach of the provisions of this Article IV and Article V, (ii) any such breach would cause the non-breaching parties irreparable harm, (iii) in the event of any breach or threatened breach of this Article IV or Article V by a Member, the Members, to the fullest extent permitted by law, will also be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance and (iv) such remedies will not be the exclusive remedies for any breach of this Article IV or Article V but will be in addition to all other remedies available at law or equity to each of the Members, (b) if a Membership Interest is purported to be directly or indirectly Transferred in whole or in part in contravention of Article IV and Article V, the Person to whom such purported direct or indirect Transfer was made shall not be entitled to any rights as a Member whatsoever, including, without limitation, any of the following rights: (i) to participate in the management, business or affairs of the Company, (ii) to receive any reports or other information from the Company or any of its Subsidiaries pursuant to this Agreement, (iii) to inspect the Company’s books or records, (iv) to receive any Membership Interest in the Company, (v) to receive distributions pursuant to Section 7.01 and (vi) to receive upon the dissolution and winding up of the Company the net amount otherwise distributable to the Transferor pursuant to Section 15.03(b) hereof and (c) if an Affected Member breaches its obligations pursuant to Section 5.03 (including by failing to consummate a direct Transfer of the Affected Interest), from and after the date of such breach, such Affected Member shall not be entitled to any rights as a Member whatsoever, including, without limitation, any of the following rights: (i) to participate in the management, business or affairs of the Company, (ii) to receive any reports or other information from the Company or any of its Subsidiaries pursuant to this Agreement, (iii) to inspect the Company’s books or records, (iv) to receive any Membership Interest in the Company, (v) to receive distributions pursuant to Section 7.01 and (vi) to receive upon the dissolution and winding up of the Company the net amount otherwise distributable to the Transferor pursuant to Section 15.03(b) hereof, until (x) such Affected Member satisfies its obligations under Section 5.03 and (y) (1) no Member delivers a Price Determination Notice in accordance with Section 5.03(a), (2) no Member delivers a Purchase Notice in accordance with Section 5.03(c) or (3) the direct Transfer of the Affected Interest is consummated or the agreement regarding the direct Transfer of the Affected Interest is terminated without fault of the Affected Member.

ARTICLE V

RIGHTS UPON A PROPOSED TRANSFER OR CHANGE IN CONTROL

Section 5.01 Right of First Offer.

(a) Except for a Permitted Transfer, no Member shall directly Transfer any Membership Interest unless such Member first complies with the provisions of Section 5.02, except for a direct Transfer of such Member’s entire Membership Interest to the extent expressly permitted by this Section 5.01 following compliance with the terms of this Section 5.01.

(b) A Member (the “ROFO Seller”) shall at any time have the right, by delivery of written notice (a “ROFO Notice”) to each other Members, to request that the other Members specify the purchase price (which must be in cash), and other terms and conditions on which such other Member is willing to purchase all, but not less than all, of the ROFO Seller’s Membership Interest (the “ROFO Interest”).

(c) Within thirty (30) days following delivery of a ROFO Notice, any such other Member may offer to purchase all, but not less than all, of the ROFO Interest by providing written notice to the ROFO Seller (a “ROFO Offer Notice”), specifying the purchase price, in cash (the “ROFO Price”), and other terms and conditions on which such other Member is willing to purchase the ROFO Interest. The ROFO Seller shall have thirty (30) days following the delivery of a ROFO Offer Notice to elect to accept any such offer by delivery of written notice of such acceptance to the applicable Member (a “ROFO Acceptance Notice”).

(d) If the ROFO Seller delivers a ROFO Acceptance Notice within thirty (30) days following delivery of the ROFO Offer Notice, each such party and the Company shall use its commercially reasonable efforts to obtain, as promptly as possible thereafter, any and all consents, approvals and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase. A sale and purchase of the ROFO Interest to a Member pursuant to this Section 5.01 shall be made at the offices of the Company on or before the later of (i) the date that is one hundred and twenty (120) days following delivery of the ROFO Acceptance Notice or (ii) the date that is five (5) Business Days following receipt of all consents, approvals, and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase.

(e) If no Member delivers a ROFO Offer Notice within thirty (30) days after receiving the ROFO Notice, or if the ROFO Seller does not accept an offer from any Member within thirty (30) days after receiving the ROFO Offer Notice, the ROFO Seller may, during the next 180 days, directly Transfer the ROFO Interest to a third party Transferee for an all cash purchase price not less than the highest ROFO Price offered by any other Member, and upon material terms no more favorable in the aggregate to the proposed transferee than those specified in the ROFO Offer Notice, provided that such direct Transfer complies with all other applicable terms and restrictions of this Agreement, including Article IV. For the avoidance of doubt, Section 5.02 shall not apply to such direct Transfer.

Section 5.02 Right of First Refusal.

(a) Except for a Permitted Transfer or a Transfer of a ROFO Interest permitted by Section 5.01, no Member shall directly Transfer any Membership Interest unless such Member first complies with the provisions of this Section 5.02.

(b) Except for a Permitted Transfer or a Transfer of a ROFO Interest permitted by Section 5.01, in the event that a Member (a “ROFR Seller”) receives a bona fide offer from a third party (a “Proposed Transferee”) for a direct Transfer of all of the ROFR Seller’s Membership Interest (the “ROFR Interest”), and the ROFR Seller desires to accept such offer, the ROFR Seller shall first provide a notice (a “ROFR Notice”) to the other Members, specifying the identity of the Proposed Transferee, the purchase price proposed by such third party for the ROFR Interest (the “ROFR Price”), and the material terms and conditions of such proposed direct Transfer; provided, however, that notwithstanding anything in this Section 5.02 to the contrary, (i) the ROFR Seller shall not be permitted to directly Transfer the ROFR Interest to the Proposed Transferee if the ROFR Price includes any consideration other than cash and (ii) the terms of such direct Transfer shall otherwise be in accordance with Article IV hereof.

(c) Delivery of the ROFR Notice to the other Members shall constitute an offer (a “ROFR Offer”) by the ROFR Seller to sell the ROFR Interest to the other Members at the ROFR Price, in cash, and upon the other material terms and conditions of the proposed direct Transfer to the Proposed Transferee; provided, however, that the ROFR Offer (i) shall not include any terms or conditions that do not directly relate to a sale and direct Transfer of the Membership Interests, (ii) shall not include any terms or conditions the performance or satisfaction of which are dependent upon the identity or status of, or other circumstances specific to, the Proposed Transferee, (iii) shall be deemed to include, as a condition to the consummation of such direct Transfer, receipt of such approvals of governmental authorities as may be required by law for a direct Transfer of the Membership Interests by the ROFR Seller to the applicable Member and (iv) shall otherwise be in accordance with Article IV hereof. The ROFR Offer shall remain outstanding for a period of thirty (30) days after the delivery of the ROFR Notice.

(d) Each Member (other than the ROFR Seller) shall have thirty (30) days following delivery of a ROFR Notice to elect to accept such ROFR Offer by delivery of written notice of such acceptance to the ROFR Seller (a “ROFR Acceptance Notice”). In the event that more than one such Member delivers a ROFR Acceptance Notice and satisfies the conditions to closing thereunder, the rights to purchase the ROFR Interest shall be allocated among such Members upon the closing of such sale in proportion to their then-existing Ownership Percentages or in such other proportion as such Members may agree.

(e) If one or more such Members delivers a ROFR Acceptance Notice within thirty (30) days following delivery of the ROFR Notice, each such party and the Company shall use its commercially reasonable efforts to obtain, as promptly as possible thereafter, any and all consents, approvals and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase. A sale and purchase of the ROFR Interest to one or more Members pursuant to this Section 5.02 shall be made at the offices of the Company on or before the later of (i) the date that is one hundred and twenty (120) days following delivery of the ROFR Acceptance Notice or (ii) the date that is five (5) Business Days following receipt of all consents, approvals, and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase.

(f) If no Member delivers a ROFR Acceptance Notice within thirty (30) days after receiving the ROFR Notice, the ROFR Seller shall be permitted to directly Transfer the ROFR Interest to the Proposed Transferee upon the terms in the ROFR Notice, provided, that (i) such direct Transfer complies with all other applicable terms and restrictions of this Agreement, including Article IV, and (ii) such direct Transfer occurs on or before the later of (i) the date that is one hundred and fifty (150) days following delivery of the ROFR Acceptance Notice or (ii) the date that is five (5) Business Days following receipt of all consents, approvals, and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase.

Section 5.03 Change in Control

(a) In the event of any Change in Control with respect to a Member (the “Affected Member”), the Affected Member shall promptly notify the other Members in writing of such Change in Control (a “Change in Control Notice”). At any time following a Change in Control of a Member, and prior to the date that is ten (10) days following delivery by the Affected Member of a Change in Control Notice, any other Member shall have the right to deliver to the Affected Member and all other Members written notice of its election (a “Price Determination Notice”) to require determination of the price (the “Purchase Price”) at which each other Member shall have the right (exercisable at its sole option and discretion) to purchase (i) all of the Membership Interest held by the Affected Member or (ii) if such Change in Control is attributable to a Foreclosure Transfer, up to all of, but not less than 50% of, the Membership Interest held by the Affected Member (in each case, the “Affected Interest”) pursuant to this Section 5.03.

(b) If the Members are unable to agree in writing upon the Purchase Price for the Affected Interest within thirty (30) days following delivery of a Price Determination Notice, then either party may deliver written notice to the other of its election to require an independent determination of the Purchase Price (an “Appraisal Notice”). Within ten (10) days following delivery of an Appraisal Notice, the Affected Member shall appoint an independent expert and the other Members (acting by a majority of their collective Ownership Percentages) shall appoint an independent expert. Within five (5) days following delivery of an Appraisal Notice, the two experts appointed pursuant to the foregoing shall select a third independent expert. The fees and expenses of each of the three independent experts shall be borne 50% by the Affected Member and 50% by the Members who delivered a Price Determination Notice. Each such expert shall have reasonable access to the Company’s and its Subsidiaries’ facilities, books and records and, within thirty (30) days following the appointment of the third expert, shall deliver to each Member its report setting forth its independent determination of the Fair Market Value of the Affected Interest (each, an “Appraised Value”). For purposes of this Section 5.03, the “Purchase Price” for the Affected Interest shall be (A) such amount as may be agreed upon by the Members, or (B) absent such agreement, an amount equal to the average of the two Appraised Values that are closest in amount to each other.

(c) For a period of thirty (30) days following the determination of the Purchase Price pursuant to Section 5.03(b), each Member (other than the Affected Member) shall have the right to elect to purchase all, and not less than all, of the Affected Interest for a price equal to the Purchase Price as determined pursuant to Section 5.03(b), by delivering written notice of such election (a “Purchase Notice”) to the Affected Member and each other Member. In the event that more than one such Member delivers a Purchase Notice and satisfies the conditions to closing thereunder, the rights to purchase the Affected Interest shall be allocated among such Members upon the closing of such sale in proportion to their then-existing Ownership Percentages or in such other proportion as such Members may agree.

(d) If one or more Members delivers a Purchase Notice to the Affected Member within thirty (30) days following determination of the Purchase Price pursuant to Section 5.03(b), each such party and the Company shall use its commercially reasonable efforts to obtain, as promptly as possible thereafter, any and all consents, approvals and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase. A sale and purchase of the Affected Interest to one or more Members pursuant to this Section 5.03 shall be made at the offices of the Company on or before the later of (i) the date that is one hundred and fifty (150) days following the determination of the Purchase Price pursuant to Section 5.03(b) or (ii) the date that is five (5) Business Days following receipt of all consents, approvals, and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase. Such purchase and sale shall be effected by the Affected Member’s delivery of the Affected Interest, free and clear of all Encumbrances (other than pursuant to Section 3.10 and restrictions imposed by the governing documents of the Company and securities laws), to the applicable Member(s), against payment of the Purchase Price to the Affected Member in immediately available funds.

(e) In the event that no Member delivers either (i) a Price Determination Notice within ten (10) days of its receipt of a Change in Control Notice or (ii) a Purchase Notice to the Affected Member within thirty (30) days following determination of the Purchase Price pursuant to Section 5.03(b), the Members’ right to purchase any portion of the Affected Interest as a result of the Change in Control that gave rise to such right shall be deemed waived.

ARTICLE VI

CAPITAL CONTRIBUTIONS

Section 6.01 Initial Capital Contributions.

(a) As of the Effective Date and pursuant to the terms of the Contribution Agreement, Crestwood contributed to the Company the Initial Crestwood Contribution and CEGPS contributed to the Company the Initial CEGPS Contribution.

(b) Unless the Second Closing is terminated in accordance with the Contribution Agreement, upon the Second Closing and pursuant to the terms of the Contribution Agreement, Crestwood shall contribute to the Company the Second Crestwood Contribution and CEGPS shall contribute to the Company the Second CEGPS Contribution.

Section 6.02 Additional Contributions.

(a) From and after the Effective Date, each Member shall make additional cash Capital Contributions to the Company for purposes of (i) funding any new projects or the expansion of any existing project of the Company or its Subsidiaries, in each case, as may be approved by the Board from time to time (“Expansion Contributions”) and (ii) funding maintenance or other expenditures of the Company or its Subsidiaries incurred in the ordinary course of business approved by the Board from time to time (“Ordinary Course Contributions”).

(b) From and after the Effective Date and at such times and in such amounts as may be determined by the Board, the Members shall make additional cash Capital Contributions to the Company (“Extraordinary Contributions”) that have been determined by the Board to be reasonably necessary (i) for the Company or any of its Subsidiaries to comply with applicable law or any contract to which the Company or any of its Subsidiaries is a party or (ii) to fund any Emergency Expenditures.

(c) All Additional Contributions shall be made by the Members pro rata in accordance with each Member’s Ownership Percentage (at the time the amount of such Additional Contribution is determined).

(d) The Company shall issue a written request to each Member for the making of Additional Contributions (a “Capital Call”) promptly upon the approval thereof in accordance with this Section 6.02. Each Capital Call shall contain the following information: (i) the purpose for which the requested Additional Contributions will be used, and whether the requested Additional Contributions are Expansion Contributions, Ordinary Course Contributions, or Extraordinary Contributions; (ii) the total amount of Additional Contributions requested from all Members; (iii) the amount of Additional Contribution requested from the Member to whom the request is addressed (which such amount shall be in accordance with the Ownership Percentage of such Member); and (iv) the date on which payments of the Additional Contribution are due (which date shall not be less than fifteen (15) Business Days following the date the Capital Call is given) (a “Contribution Date”) and the method of payment; provided that such date and method shall be the same for each of the Members.

(e) No Member shall be required to make any Capital Contribution other than as set forth in Section 6.01 and this Section 6.02.

Section 6.03 Default.

(a) In the event any Member (the “Non-Contributing Member”) fails to pay in full, on or before the applicable Contribution Date, any Additional Contribution required to be made by it (an “Unfunded Additional Contribution”), any Member that has timely made its Additional Contribution in full (a “Contributing Member”) may elect to (i) loan to the Company an amount equal to all or any portion of the Unfunded Additional Contribution (an “Additional Contribution Loan”), (ii) make an additional Capital Contribution in an amount equal to all or any portion of the Unfunded Additional Contribution (an “Excess Additional Contribution”) by (x) delivering written notice to the Company within five (5) Business Days following the Contribution Date and (y) paying such Additional Contribution Loan amount or Excess Additional Contribution amount to the Company within ten (10) Business Days following the Contribution Date or (iii) in the event that the Contributing Members do not elect to loan or fund any portion of the Unfunded Additional Contribution pursuant to clause (i) or (ii) of this Section 6.03(a), cause the Company to use its commercially reasonable efforts to sell New Interests in accordance with Section 6.03(e) in an amount equal to all or any portion of the Unfunded Additional Contribution; provided, however, for the avoidance of doubt, the Contributing Member shall not be entitled to (x) make any Additional Contribution Loan or Excess Additional Contribution, individually or collectively, in an amount that exceeds such Unfunded Additional Contribution, or (y) cause the Company sell New Interests in an amount that exceeds such Unfunded Additional Contribution.

(b) If any Contributing Member elects to make an Additional Contribution Loan, such Additional Contribution Loan shall bear interest at the Default Rate, compounded weekly. All principal and accrued interest on outstanding Additional Contribution Loans shall be repaid by the Company in advance of any distributions to the Members. No approval of the Board or of any Directors shall be required for an Additional Contribution Loan.

(c) In the event that the Contributing Member elects to make an Excess Additional Contribution, then effective as of the Contribution Date:

(i) The Gross Asset Value of all Company assets, and consequently the Capital Accounts of all Members, shall be adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value herein (disregarding the proviso thereto) to reflect any unrealized gain or unrealized loss attributable to such Company assets, as if such unrealized gain or unrealized loss had been recognized on an actual sale of such assets immediately prior to such adjustment and had been allocated to the Members at such time pursuant to Section 7.02;

(ii) Following application of Section 6.03(c)(i), the Ownership Percentage of each Member shall be automatically adjusted as of such date to equal the percentage obtained by dividing (A) the Capital Account of such Member (after giving effect to Section 6.03(c)(i) and any such Additional Contributions and Excess Additional Contributions made by such Member) by (B) the aggregate Capital Accounts of all Members (in each case, after giving effect to Section 6.03(c)(i) and all such Additional Contributions and Excess Additional Contributions made by the Members); provided, however, that for purposes of the foregoing, except in the case of Ordinary Course Contributions (and Excess Additional Contributions in respect thereof), the amount of any such Additional Contributions and Excess Additional Contributions shall be deemed to be two hundred and fifty percent (250%) of the actual amount thereof; and

(iii) The Company shall amend Exhibit A hereto to reflect the foregoing adjustments, and all future allocations of Profits and Losses and distributions from the Company will be made based on the Members’ Ownership Percentages as adjusted pursuant to the foregoing, until further adjusted in accordance with this Agreement.

(d) The provisions of this Section 6.03 shall constitute the sole rights, obligations, liabilities and remedies of the Company and the Members, including the Non-Contributing Members and the Contributing Members, with respect to any failure by a Member to make an Additional Contribution as and when required.

(e) In the event that the Contributing Members do not elect to loan or fund the full amount of the Unfunded Additional Contribution in accordance with Section 6.03(a), the Company (acting at the direction of the Contributing Members) shall use commercially reasonable efforts to sell New Interests of any class or series (with such features as the Contributing Members may determine) as soon as reasonably practicable (but subject to Section 6.04) at an issue price that implies no less than 95% of the Company’s Fair Market Value as determined by an independent nationally recognized investment bank or valuation or appraisal firm unless the Board determines not to pursue a sale of such New Interests in accordance with Section 8.04(b) within twenty (20) Business Days following the Contribution Date.

Section 6.04 Preemptive Rights.

(a) Subject to and without limiting the other terms of this Agreement, the Company grants to each Member, and each Member shall have the right to purchase, in accordance with the procedures set forth herein, up to such Member’s pro rata portion (based on each Member’s Ownership Percentage at the time of the applicable New Interests Notice) of any New Interests which the Company may, from time to time, propose to issue and sell (hereinafter referred to as the “Preemptive Rights”).

(b) In the event that the Company proposes to issue or sell New Interests, the Company shall notify each Member in writing with respect to the proposed New Interests to be issued or sold (the “New Interests Notice”). Each New Interests Notice shall set forth: (i) the number and class of New Interests proposed to be issued or sold by the Company and their purchase price, (ii) such Member’s pro rata portion of New Interests and (iii) any other material term, including any applicable regulatory requirements and, if known, the expected date of consummation of the issuance and sale of the New Interests (which date, in any event shall be no earlier than thirty (30) days following the date of delivery of the New Interests Notice).

(c) Each Member shall be entitled to exercise its Preemptive Rights to purchase such New Interests by delivering an irrevocable written notice to the Company within ten (10) days from the date of receipt of any New Interests Notice specifying the number of New Interests to be subscribed, which in any event can be no greater than such Member’s pro rata portion of such New Interests, at the price and on the terms and conditions specified in the New Interests Notice.

(d) Each Member exercising its right to purchase its entire pro rata portion of New Interests being issued (each a “Subscribing Member”) shall have a right of over-allotment such that if any other Member fails to exercise its Preemptive Right to purchase its entire pro rata portion of New Interests (each, a “Non-Subscribing Member,” including any Member that fails to exercise its right to purchase its entire pro rata share of Remaining New Interests, as described below), such Subscribing Member may purchase its pro rata share, based on the relative Ownership Percentage then owned by the Subscribing Members, of those New Interests in respect to which the Non-Subscribing Members have not exercised their Preemptive Right (the “Remaining New Interests”) by giving written notice to the Company within three (3) Business Days from the date that the Company provides written notice of the amount of New Interests as to which such Non-Subscribing Members have failed to exercise their rights to purchase. The Company shall reoffer any Remaining New Interests to the Members in successive rounds (without regard to the time periods specified in the foregoing provisions) until such time as the Members have collectively agreed to purchase all of the New Interests being issued or all of the Members are Non-Subscribing Members in the last round of offers.

(e) If the Members do not elect within the applicable notice periods described above to exercise their Preemptive Rights with respect to any of the New Interests proposed to be sold by the Company, the Company shall have one hundred and twenty (120) days after the expiration of all such notice periods to sell or to enter into an agreement to sell such unsubscribed New Interests proposed to be sold by the Company, at a price and on material terms no more favorable to the purchaser than those offered to the Members pursuant to this Section 6.04.

(f) No Member will be required to take up and pay for any New Interests pursuant to the Preemptive Right unless all New Interests (other than those to be taken up by the Member) are sold, whether to the other Members or pursuant to Section 6.04(e) above.

Section 6.05 Loans.

Any Member may loan funds to the Company only in accordance with the approval thereof by the Board in accordance with Section 8.04 or as otherwise provided in Section 6.03. Loans by a Member to the Company will not be treated as Capital Contributions but will be treated as debt obligations having such terms as are approved in accordance with Section 8.04.

Section 6.06 Return of Contributions.

Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

Section 6.07 Capital Accounts.

A separate capital account (“Capital Account”) shall be established, determined and maintained for each Member in accordance with the substantial economic effect test set forth in Treasury Regulation § 1.704-l(b)(2), which provides, in part, that a Capital Account shall be:

(a) increased by (i) the amount of money contributed by the Member to the Company; (ii) the fair market value of any property contributed by the Member to the Company (net of liabilities secured by such contributed property); and (iii) allocations to the Member of the Company income and gain (or items thereof), including income and gain exempt from tax; and

(b) decreased by (i) the amount of money distributed to the Member by the Company, including any Crestwood Required Payment pursuant to Section 7.07(a) and any CEGPS Required Payment pursuant to Section 7.07(b); (ii) the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property); (iii) allocations to the Member of expenditures of the Company not deductible in computing its taxable income and not properly capitalized for federal income tax purposes; and (iv) allocations to the Member of Company loss and deduction (or items thereof).

In the case of an additional Capital Contribution by an existing or newly admitted Member, the Capital Accounts of the Members shall be adjusted as of the date of such Capital Contribution.

Section 6.08 Approved Credit Support.

(a) The Annual Budget shall include the reasonable, out-of-pocket costs incurred by a Member or any of its Affiliates to provide Approved Credit Support, which such cost shall be reimbursed by the Company to such Member or such Affiliate. If the Member or any of its Affiliates makes any good faith payment required pursuant to any Approved Credit

Support, or if any draw upon any Approved Credit Support is made, the payment or draw amount shall be treated as a loan to the Company by the Member or such Affiliate. Such loan will bear interest at the Default Rate from the date of payment or draw, and must be repaid in full before any additional distributions are made to the Members.

(b) At such time as a Member ceases to be a Member and has no Affiliate that is a Member (such Member, upon ceasing to be a Member, a “Former Member”), the Company shall use commercially reasonable efforts to (i) effect the full release and return of the Approved Credit Support provided by the Former Member and its Affiliates and (ii) effect the full release of each issuer of or obligor under such Approved Credit Support (excluding Newco and any Contributed Entity) from its obligations and liabilities thereunder or in respect thereof, including by offering that the Company issue or post, or cause one of its Subsidiaries to issue or post, replacement credit support, including guarantees, letters of credit, surety, performance or other bonds, cash or other collateral or similar credit support arrangements (the “Company Support Instruments”). The Former Member shall reasonably cooperate with the Company with respect to the foregoing.

(c) If the Company is not successful, following the use of commercially reasonable efforts, in effecting the full release and return of any Approved Credit Support provided by the Former Member and its Affiliates, and the full release of each issuer of or obligor under such Approved Credit Support (excluding Newco and any Contributed Entity), as provided in Section 6.08(b) (such Approved Credit Support, a “Continuing Support Obligation”), then:

(i) the Former Member shall cause such Continuing Support Obligation to remain outstanding, and the Company shall continue to reimburse the Former Member and its relevant Affiliates for the reasonable, out-of-pocket costs incurred by the Former Member and such Affiliates to provide such Continuing Support Obligation, until such Continuing Support Obligation is released and returned pursuant to Section 6.08(b);

(ii) from and after the time such Former Member ceases to be a Member, the Company shall continue to use commercially reasonable efforts to effect promptly the full release and return of such Continuing Support Obligation and the full release of the Former Member and its Affiliates from such Continuing Support Obligation;

(iii) the Company shall fully reimburse and otherwise indemnify and hold harmless the Former Member and its Affiliates from and against any good faith payment made pursuant to, and any draw upon, such Continuing Support Obligation (such reimbursement to be made within ten (10) days following written notice to the Company from the Former Member of such payment or draw); and

(iv) the Company shall not, and shall cause its Subsidiaries not to, effect any amendments or modifications or any other changes to the contracts or obligations secured by such Continuing Support Obligation, or otherwise take any action that would reasonably be expected to increase, extend or accelerate the liability of the Former Member and its Affiliates under such Continuing Support Obligation, without, in any such case, such Former Member’s prior written consent.

ARTICLE VII

DISTRIBUTIONS AND ALLOCATIONS

Section 7.01 Distributions.

(a) On the Effective Date, the Company shall distribute to Crestwood an amount in cash equal to the Initial CEGPS Contribution and, immediately upon the Second Closing, the Company shall distribute to Crestwood an amount in cash equal to the Second CEGPS Contribution; provided, however, that in each case such amounts shall be subject to adjustment and true-up as provided in the Contribution Agreement.

(b) Except as otherwise provided in Section 7.07 or Section 15.03, and after giving effect to any adjustments to Ownership Percentages set forth in Section 7.01(c), within thirty (30) days following the end of each Quarter, commencing with the Quarter in which the Effective Date occurs, an amount equal to 100% of the Available Cash as of the end of such Quarter, subject to Sections 6.03(b), shall be distributed to all Members simultaneously pro rata in accordance with each Member’s Ownership Percentage (as of the end of such Quarter) in accordance with this Article VII.

(c) Notwithstanding any other provision of this Agreement, with respect to any period prior to the Third Anniversary End of the Initial Closing, the Ownership Percentages shall be deemed to be adjusted as follows solely for purposes of Section 7.01 (and not for purposes of determining voting or other rights):

(i) For the period from the Effective Date through the end of the Quarter in which the first anniversary of the Initial Closing occurs, (A) the Ownership Percentage represented by the Membership Interest issued to CEGPS shall be deemed for purposes of Section 7.01 to be equal to the Ownership Percentage of such Membership Interest plus 15%, and (B) the Ownership Percentage represented by the Membership Interest issued to Crestwood shall be deemed for purposes of Section 7.01 to be equal to the Ownership Percentage of such Membership Interest minus 15%.

(ii) For the period following the end of the Quarter in which the first anniversary of the Initial Closing occurs through the end of the Quarter in which the second anniversary of the Initial Closing occurs, (A) the Ownership Percentage represented by the Membership Interest issued to CEGPS shall be deemed for purposes of Section 7.01 to be equal to the Ownership Percentage of such Membership Interest plus 15%, and (B) the Ownership Percentage represented by the Membership Interest issued to Crestwood shall be deemed for purposes Section 7.01 to be equal to the Ownership Percentage of such Membership Interest minus 15%.

(iii) For the period following the end of the Quarter in which the second anniversary of the Initial Closing occurs through the end of the Quarter in which the third anniversary of the Initial Closing occurs (the end of such Quarter, the “Third Anniversary End of the Initial Closing”), (A) the Ownership Percentage represented by the Membership Interest issued to CEGPS shall be deemed for purposes of Section 7.01(b) to be equal to the Ownership Percentage of such Membership Interest plus 10%, and (B) the Ownership

Percentage represented by the Membership Interest issued to Crestwood shall be deemed for purposes of Section 7.01 to be equal to the Ownership Percentage of such Membership Interest minus 10%.

(iv) Following the Third Anniversary End of the Initial Closing, all distributions made pursuant to Section 7.01 shall be made in accordance with the Members’ Ownership Percentages without any adjustments pursuant to this Section 7.01(c).

(d) Subject to Section 7.01(c) and Section 7.07, each distribution in respect of Membership Interests shall be paid by the Company only to the holder of record of such Membership Interests as of the record date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 7.02 Allocations.

After giving effect to the allocations set forth in Section 7.03, Profits and Losses for any Allocation Year shall be allocated to the Members in accordance with the Members’ Ownership Percentages.

Section 7.03 Special Allocations.

(a) If there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. This Section 7.03(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Allocation Year, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Allocation Year shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 7.03(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith

(c) In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain will be allocated to the Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided that an allocation pursuant to this Section 7.03(c) will be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.03(c) were not in this Agreement. This Section 7.03(c) is intended to constitute a qualified income offset described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) In the event any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, such Member shall be specially allocated items of Company gross income and gain in the amount of its Adjusted Capital Account Deficit as quickly as possible; provided, that an allocation pursuant to this Section 7.03(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if Section 7.03(c) and this Section 7.03(d) were not in this Agreement.

(e) Nonrecourse Deductions for any Allocation Year shall be allocated to the Members pro rata in accordance with each Member’s Ownership Percentage.

(f) Member Nonrecourse Deductions for any Allocation Year shall be allocated 100% to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.

(g) For purposes of Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company shall be allocated to the Members pro rata in accordance with each Member’s Ownership Percentage.

(h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(i) Gross income of the Company for any Allocation Year shall be allocated to CEGPS in an amount equal to the excess, if any, of (i) the Excess Distributions made to CEGPS with respect to the current and all prior Allocation Years, over (ii) the cumulative amount of gross income allocated to CEGPS for all prior Allocation Years.

(j) Notwithstanding any other provision of this Section 7.03, the allocations set forth in Sections 7.03(a), (b), (c), (d), (e), (f) and (h) (the “Required Allocations”) shall be taken into account so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Member pursuant to Sections 7.02 and 7.03, together, shall be equal to the net amount of such items that would have been allocated to each such Member under Section 7.02 and Section 7.03 had the Required Allocations and this Section 7.03(j) not otherwise been provided in this Agreement. The Company may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made.

(k) The allocations in Section 7.02, this Section 7.03 and Section 7.05, and the provisions of this Agreement relating to the maintenance of Capital Accounts, are included to ensure compliance with requirements of the federal income tax law (and any applicable state income tax laws). Such provisions are intended to comply with Treasury Regulations Sections 1.704-1 and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations and any amendment or successor provision thereto. The Members shall cause appropriate modifications to be made if unanticipated events might otherwise cause this Agreement not to comply with such Treasury Regulations, so long as such modifications do not cause a material change in the relative economic benefit of the Members under this Agreement.

Section 7.04 Section 704(c).

In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of same under this Agreement). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement; provided that the Company shall use the remedial method set forth in Treasury Regulation Section 1.704-3(d). Allocations pursuant to this Section 7.04 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Section 7.05 Varying Interests.

All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Ownership Percentage, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Board to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Ownership Percentages.

Section 7.06 Withheld Taxes.

All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VII for all purposes of this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

Section 7.07 Required Payments.

(a) Notwithstanding any provision in Section 7.01 to the contrary, in the event any amount is payable (i) by Crestwood to CEGPS or a CEGPS Indemnified Party pursuant to the terms of the Contribution Agreement or (ii) by Crestwood to CEGPS pursuant to the terms of this Agreement (in each case, including any adjustments, damages or indemnity payments) (any such amount, a “Crestwood Required Payment”), and any such Crestwood Required Payment is not paid by Crestwood, any subsequent distributions due and owing to Crestwood pursuant to this Agreement shall first be paid to CEGPS in the amount of such Crestwood Required Payment in advance of any further distributions to Crestwood; provided, however, that the Parties acknowledge and agree that any amounts paid to CEGPS pursuant to this sentence are being paid to CEGPS directly as a matter of convenience and that such distributions shall be treated as distributions to Crestwood for all purposes under this Agreement (including for the purposes of maintaining capital accounts and for the determination of Excess Distributions). The amount of any Crestwood Required Payment payable by Crestwood under Section 7.07(a)(i) shall bear interest pursuant to the terms and conditions of the Contribution Agreement and any Crestwood Required Payment attributable to this Agreement shall bear interest from and including the date that Crestwood is required to make any such payment until the date that such Crestwood Required Payment is fully paid to CEGPS but excluding the date of payment at a rate per annum equal to the Prime Rate as set forth in the Wall Street Journal plus four percent (4%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. For the avoidance of doubt, no approval of the Board or of any Directors shall be required for any such payment. In addition to the foregoing, any payment made in accordance with this Section 7.07 shall be treated as a distribution of cash to Crestwood in the amount of such payment to CEGPS.

(b) Notwithstanding any provision in Section 7.01 to the contrary, in the event any amount is payable (i) by CEGPS to Crestwood or any Person entitled to indemnification by CEGPS pursuant to the terms of the Contribution Agreement or (ii) by CEGPS to Crestwood pursuant to the terms of this Agreement (in each case, including any adjustments, damages or indemnity payments) (any such amount, a “CEGPS Required Payment”), and any such CEGPS Required Payment is not paid by CEGPS, any subsequent distributions due and owing to CEGPS pursuant to this Agreement shall first be paid to Crestwood in the amount of such CEGPS Required Payment in advance of any further distributions to CEGPS; provided, however, that the Parties acknowledge and agree that any amounts paid to Crestwood pursuant to this sentence are being paid to Crestwood directly as a matter of convenience and that such distributions shall be treated as distributions to CEGPS for all purposes under this Agreement (including for the purposes of maintaining capital accounts and for the determination of Excess Distributions). The amount of any CEGPS Required Payment payable by CEGPS under Section 7.07(b)(i) shall bear interest pursuant to the terms and conditions of the Contribution Agreement and any CEGPS Required Payment attributable to this Agreement shall bear interest from and including the date that CEGPS is required to make any such payment until the date that such CEGPS Required Payment is fully paid to Crestwood but excluding the date of payment at a rate per annum equal to the Prime Rate as set forth in the Wall Street Journal plus four percent (4%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. For the avoidance of doubt, no approval of the Board or of any Directors shall be required for any such payment. In addition to the foregoing, any payment made in accordance with this Section 7.07(b) shall be treated as a distribution of cash to CEGPS in the amount of such payment to Crestwood.

Section 7.08 Limitations on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law. All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Delaware Act.

Section 7.09 Growth Project True-Up Payments

(a) Crestwood shall, or shall cause the Operator to, calculate, prepare and deliver to CEGPS a statement setting forth in reasonable detail the good faith calculation of the Growth Project EBITDA for the Calculation Period and a certificate of the Chief Financial Officer of Crestwood or the Operator, as applicable, that the Growth Project EBITDA was calculated in accordance with the definition thereof (the “Growth Project EBITDA Statement”) no later than five (5) Business Days after the audited financial statements are finalized for the fiscal year ending December 31, 2020.

(b) After receipt of the Growth Project EBITDA Statement, CEGPS shall have forty-five (45) days (the “Review Period”) to review the Growth Project EBITDA Statement. During the Review Period, CEGPS and CEGPS’s accountants shall have full access to the books and records of the Company and its Subsidiaries and the personnel of, and work papers prepared by, the Company, its Subsidiaries, and their respective accountants (and Crestwood shall cause CEGPS and CEGPS’s accountants to have full access to the books and records of the Operator and the personnel of, and work papers prepared by, the Operator and its accountants, in each case to the extent relating to the Company or any of its Subsidiaries) as CEGPS may reasonably request for the purpose of reviewing the Growth Project EBITDA Statement and preparing an initial Growth Project EBITDA Dispute Notice.

(c) On or prior to the last day of the Review Period, CEGPS may object to the Growth Project EBITDA Statement by delivering to Crestwood a written statement setting forth CEGPS’s objections in reasonable detail, indicating each disputed item or amount and the basis for CEGPS’s disagreement therewith, together with reasonable supporting documentation and calculations (the “Growth Project EBITDA Dispute Notice”). If CEGPS fails to deliver a Growth Project EBITDA Dispute Notice before the expiration of the Review Period, the Growth Project EBITDA Statement as delivered to CEGPS will be deemed to be correct and mutually agreed upon by the Parties and the Growth Project EBITDA set forth in such Growth Project EBITDA Statement will be final and binding on the Parties. If CEGPS delivers the Growth Project EBITDA Dispute Notice before the expiration of the Review Period, CEGPS and Crestwood shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Growth Project EBITDA Dispute Notice (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Growth Project EBITDA, with such changes as may be agreed to in writing by CEGPS and Crestwood, shall be final and binding.

(d) If Crestwood and CEGPS fail to reach an agreement (i) with respect to all of the matters set forth in the Growth Project EBITDA Dispute Notice before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an independent nationally recognized accounting firm mutually agreed upon by CEGPS and Crestwood, or failing such agreement, CEGPS and Crestwood shall engage the American Arbitration Association to appoint, an independent nationally recognized accounting firm other than Crestwood’s accountants, the Operator’s accountants or CEGPS’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Growth Project EBITDA. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Growth Project EBITDA Statement and the Growth Project EBITDA Dispute Notice, respectively. The fees and expenses of the Independent Accountants shall be paid by Crestwood, on the one hand, and by CEGPS, on the other hand, based upon the percentage that the amount actually contested but not awarded to Crestwood or CEGPS, respectively, bears to the aggregate amount actually contested by Crestwood and CEGPS. Each of Crestwood and CEGPS shall pay fifty percent (50%) of the fees and expenses of the American Arbitration Association, if any.

(e) (i) If, during the Calculation Period, the Growth Projects generate CEGPS Growth Project EBITDA of less than the Growth Project EBITDA Target, Crestwood shall pay to CEGPS an amount equal to (x) the Growth Project EBITDA Target minus (y) the CEGPS Growth Project EBITDA (the “Growth Project EBITDA Shortfall Amount”), which amount Crestwood shall pay to CEGPS as follows:

(A) within five (5) Business Days following the finalization of the Growth Project EBITDA (the “Finalization Date”) in accordance with this Section 7.09, Crestwood shall pay to CEGPS an amount equal to either (I) the Growth Project EBITDA Shortfall Amount or (II) one third (1/3) of the Growth Project EBITDA Shortfall Amount;

(B) if under clause (A) of this Section 7.09(e)(i), Crestwood pays one third (1/3) of the Growth Project EBITDA Shortfall Amount, then no later than January 1, 2022, Crestwood shall pay to CEGPS an amount that calculated as of the date of such payment, and after giving effect to a discount rate of 11%, would cause the Net Present Value (as of January 1, 2021) of such payment to be equal to one third (1/3) of the Growth Project Shortfall Amount; and

(C) if under clause (A) of this Section 7.09(e)(i), Crestwood pays one third (1/3) of the Growth Project EBITDA Shortfall Amount, then no later than January 1, 2023, Crestwood shall pay to CEGPS an amount that calculated as of the date of such payment, and after giving effect to a discount rate of 11%, would cause the Net Present Value (as of January 1, 2021) of such payment to be equal to one third (1/3) of the Growth Project Shortfall Amount.

(ii) If, during the Calculation Period, the Growth Projects generate CEGPS Growth Project EBITDA in excess of the Growth Project EBITDA Threshold, CEGPS shall pay to Crestwood an amount equal to the lesser of (x) CEGPS Growth Project EBITDA minus (2) the Growth Project EBITDA Threshold, and (y) $57,000,000 (such lesser amount, the “Growth Project EBITDA Incentive Amount”), which amount CEGPS shall pay to Crestwood as follows:

(A) within five (5) Business Days following the Finalization Date, CEGPS shall pay to Crestwood an amount equal to either (I) the Growth Project EBITDA Incentive Amount or (II) one third (1/3) of the Growth Project EBITDA Incentive Amount;

(B) if under clause (A) of this Section 7.09(e)(ii), CEGPS pays one third (1/3) of the Growth Project EBITDA Incentive Amount, then no later than January 1, 2022, CEGPS shall pay to Crestwood an amount that calculated as of the date of such payment, and after giving effect to a discount rate of 11%, would cause the Net Present Value (as of January 1, 2021) of such payment to be equal to one third (1/3) of the Growth Project EBITDA Incentive Amount; and

(C) if under clause (A) of this Section 7.09(e)(ii), CEGPS pays one third (1/3) of the Growth Project EBITDA Incentive Amount, then no later than January 1, 2023, CEGPS shall pay to Crestwood an amount that calculated as of the date of such payment, and after giving effect to a discount rate of 11%, would cause the Net Present Value (as of January 1, 2021) of such payment to be equal to one third (1/3) of the Growth Project EBITDA Incentive Amount.

(iii) If, during the Calculation Period, the Growth Projects generate CEGPS Growth Project EBITDA greater than or equal to the Growth Project EBITDA Target but less or equal to the Growth Project EBITDA Threshold, neither Crestwood nor CEGPS shall be entitled to receive, and neither Crestwood nor CEGPS shall be required to pay, any adjustments pursuant to this Section 7.09.

(f) All payments made under this Section 7.09 shall be paid by in immediately available funds by wire transfer to the account designated in writing by the Party receiving such payment.

ARTICLE VIII

BOARD OF DIRECTORS

Section 8.01 Management by Board of Directors.

(a) All powers to conduct, direct and manage all activities of the Company shall be fully vested in the Members, acting exclusively through the Board and their Representatives on the Board. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Board, and the Members shall act solely through the Board. Decisions or actions taken by the Board in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and the Members and shall be binding on each Member.

(b) No Member, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company, except to the extent specifically authorized with respect to any matter by resolution of the Board.

(c) No Director, in his or her individual capacity as such, shall have the authority to manage the Company or approve matters relating to, or otherwise to bind, the Company, such powers being reserved to a Director acting through the Board, and to such other committees of the Board, and officers and agents of the Company, as may be designated by the Board.

Section 8.02 Board Composition.

(a) General. The Board shall be composed of two directors appointed by each Member, each of whom shall be a natural person (each such person a “Director” and collectively, the “Directors”). The Directors shall not constitute “managers” of the Company within the meaning of the Delaware Act. A Director need not be a Member or an officer of the Company.

(b) Designation of Directors and Alternate Directors.

(i) Each Member each shall be permitted to designate two (2) natural persons to serve as Directors.

(ii) In addition, each Member shall be permitted to designate an Alternate Director in connection with any meeting of the Board by notifying the other Members in writing at or prior to such meeting or at the time of any action to be taken pursuant to Section 8.06. Each Alternate Director so designated shall serve in place of one of such Member’s designated Directors at such meeting of the Board or in connection with any action or approval of the Board, and the presence of such Alternate Director shall be the equivalent of the presence of one of such Member’s designated Directors for all purposes under this Agreement. When serving in such capacity as a Director, each Alternate Director shall be entitled to all of the rights and obligations of a Director as set forth in this Agreement and all references to a Director shall be read to include an Alternate Director.

(iii) The Representatives of each Member as of the Effective Date are set forth on Exhibit B.

(iv) The collective voting power of the Representatives appointed by a Member will equal the Ownership Percentage owned by such Member.

(v) Subject to Section 4.02(f), a Transferee of a direct Transfer of a Member’s entire Membership Interest shall automatically succeed to the rights of the Transferring Member to designate, appoint and remove Representatives hereunder, including any Representatives previously appointed by the Transferring Member.

(c) Removal; Resignation; Vacancies.

(i) Each Representative may be removed and replaced, with or without cause, at any time by the Member that designated him or her, in such Member’s sole discretion, and shall not be removed or replaced by any other means. A Member who removes any Representative of such Member shall promptly notify the other Members of the removal and the name of its replacement Representative.

(ii) A Representative may resign at any time, such resignation to be made in writing and to take effect immediately or on such later date as may be specified therein.

(iii) If any Representative designated by a Member shall cease to serve as a Representative for any reason, the vacancy resulting thereby shall be filled by another natural person designated by that Member; provided that such Member would, at such time, otherwise be permitted to designate a Representative pursuant to Section 8.02(b).

(d) Changes in Size. The number of Directors constituting the full Board may be increased or decreased from time to time by unanimous vote of the Members; provided, however, that (i) for so long as at least two Members are permitted to designate Directors in accordance with Section 8.02(b), the Members shall be entitled to appoint an equal number of Directors; and (ii) the number of Directors shall automatically be increased by one upon the admission of a new Member pursuant to the terms of this Agreement.

Section 8.03 Board Meetings; Quorum.

(a) The Board shall meet at least quarterly at the offices of the Company (or such other place as determined by the Board), with the participation of such officers of the Company as such Representative may request. Special meetings of the Board, to be held at the offices of the Company (or such other place as shall be determined by the Board), shall be called at the direction of any one Director. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that such meeting is not properly called or convened. The reasonable costs and expenses incurred by the Directors in connection with any meeting of the Board shall be borne and paid by the Company (and any Director may obtain reimbursement from the Company for any such reasonably documented costs and expenses).

(b) The presence (in person or participating in accordance with Section 8.07) of at least one Director (or Alternate Director) appointed by each Member that, collectively, with the Directors (or Alternate Directors) present in person or participating in accordance with Section 8.07 appointed by any other Members, control a majority of the voting power in accordance with Section 8.02(b)(iv) shall be necessary to constitute a quorum for the transaction of business at any meeting of the Board; provided, that no Member shall have the right to dispute the lack of the foregoing quorum requirement in respect of a duly called meeting of the Board for which at least ten (10) days’ prior written notice has been given to all Directors (a “Quorum Failure Meeting”) if the Directors (or Alternate Directors) appointed by such Member have failed to attend the two immediately prior duly called meetings of the Board (and provided that at least ten (10) days’ prior written notice shall have been given to all Directors for such meetings) and a quorum at such two immediately prior duly called meetings and the Quorum Failure Meeting would have been present but for such failure. In the absence of a quorum for any such meeting, a majority of the Directors (or Alternate Directors) present thereat may adjourn such meeting from time to time until a quorum shall be present or, in the case of a Quorum Failure Meeting, would have been present but for the failure of the Directors (or Alternate Directors) appointed by a Member to attend the Quorum Failure Meeting as provided in the previous sentence. However, notwithstanding anything to the contrary herein, no business may be transacted at, and no other action may be taken at, any Quorum Failure Meeting (or any adjourned Quorum Failure Meeting) unless the notice for such meeting included an agenda that specified the purpose of the meeting, including the consideration of such business transaction or other action. For the avoidance of doubt, if any Director is absent from a Board meeting, then, except as otherwise provided herein, the attending Director(s) (or Alternate Director(s)) appointed by the same Member that appointed such absent Director (or Alternative Director) will vote such Member’s entire Ownership Percentage.

Section 8.04 Board Voting.

(a) General; Majority Voting. On all matters requiring the vote or action of the Board, any action undertaken by the Board must be authorized by the affirmative vote of (i) one or more Directors that are entitled to vote at least a majority of the Ownership Percentages except as otherwise provided in Section 8.04(c) with respect to Affiliate Transactions or (ii) at a Quorum Failure Meeting, all Directors present at such meeting except that any Affiliate Transactions shall only require the approval of the Directors present at such meeting who are not Representatives of the Interested Member.

(b) Actions Requiring Approval of the Board. Except as otherwise provided by this Agreement, the Company shall not, shall not permit any Subsidiary of the Company to, and shall not authorize or permit any officer or agent of the Company or any of its Subsidiaries on behalf of the Company or any of its Subsidiaries to, effect any material action or any action outside of the ordinary course of business, including any of the following actions, without Board approval, except to the extent approval authority is expressly delegated by the Board pursuant to a resolution of the Board or the terms of an agreement specifically approved by the Board that specifically grants the authority to engage in the applicable action (excluding any grant of plenary or similar authority):

(i) engage in any business activity other than Midstream Activities;

(ii) incur any Indebtedness or enter into any definitive agreement providing for the incurrence of any Indebtedness, other than any Additional Contribution Loan;

(iii) sell, transfer, lease (as lessor), abandon or otherwise dispose of (i) any assets with a value in excess of $2,000,000 or (ii) any Equity Interests in the Company or any Subsidiary, in either case other than to the Company or any Subsidiary (other than in accordance with Section 6.03);

(iv) form or dissolve any Subsidiary of the Company;

(v) acquire (A) any Equity Interests in any Person or (B) any assets or rights that constitute substantially all of the assets or rights of any Person, or that are operated by any Person as a separate business, division, or asset group;

(vi) merge, consolidate, or reorganize;

(vii) enter into any partnership or joint venture;

(viii) amend, modify or waive any provisions of the Certificate of Formation, this Agreement (other than revisions permitted by Section 16.02), or the constituent documents of any Subsidiary of the Company;

(ix) dissolve or liquidate, or file any voluntary petition for bankruptcy;

(x) undertake any public offering of securities or any registration of any offering or securities under the Securities Act;

(xi) admit any new Member (other than in connection with any New Interests issued in accordance with Section 6.03(e) and Section 6.04 to any Person other than any of the Members) or redeem any Membership Interest;

(xii) authorize or permit any Capital Contribution or make any Capital Call other than in accordance with Section 6.02, or approve any non-cash Capital Contribution, in each case other than by the Company or any of its Subsidiaries to a Subsidiary of the Company;

(xiii) make determinations of Available Cash or, other than distributions by any Subsidiary of the Company to another Subsidiary of the Company or to the Company, make any dividend or distribution on Equity Interests other than in accordance with this Agreement;

(xiv) agree to any restrictions on the ability of the Company or any Subsidiary to make dividends or distributions on Equity Interests;

(xv) appoint or remove the Certified Public Accountants;

(xvi) change any accounting or tax policy (other than as required by Required Accounting Practices or applicable law);

(xvii) subject to Section 8.04(c), remove the Operator or appoint any successor Operator;

(xviii) initiate any litigation or other dispute resolution proceeding reasonably expected to involve claims of more than $1,000,000 individually, or agree to any settlement or compromise of any claim or proceeding (A) in which the aggregate amount claimed by the Company or any of its Subsidiaries with respect to such claim or proceeding exceeds $1,000,000, (B) requiring aggregate payments by the Company or any of its Subsidiaries with respect to such claim or proceeding in excess of $1,000,000, (C) involving any admission by, or any finding against, the Company or any of its Subsidiaries of criminal wrongdoing, or (D) that restricts the conduct of business by the Company or any of its Subsidiaries;

(xix) approve or amend the Annual Budget, or any other material capital or operating budget of the Company or any of its Subsidiaries;

(xx) take any action that would reasonably be expected to cause the Annual Budget, or any capital budget of the Company or any of its Subsidiaries in excess of $5 million, then in effect to be exceeded in the aggregate by more than ten percent (10%), except for Emergency Expenditures and reimbursement or indemnity obligations to any Member, any Former Member, or any Affiliate of any Member or Former Member with respect to the cost of or any payment under or draw upon any Approved Credit Support or any Continuing Support Obligation;

(xxi) except to the extent reasonably contemplated in the Annual Budget then in effect, or in any delegation of approval policy approved by the Board and then in effect, enter into any contract under which expected revenues are expected to exceed $5,000,000 annually or $25,000,000 during the life of such contract;

(xxii) enter into any Hedge Contract;

(xxiii) make any material filing with any governmental authority, other than in the ordinary course of business;

(xxiv) issue any New Interests, other than pursuant to Section 6.03(e), or enter into any agreement that provides for or contemplates the issuance of Membership Interests pursuant to transactions of the nature described in the proviso in the definition of “New Interests” in Section 1.01; and

(xxv) such other matters as the Board may determine from time to time by resolution in accordance with Section 8.04(a).

(c) Affiliate Transactions.

(i) No contract or transaction between the Company, any of its Subsidiaries or the Operator (for the benefit or account of the Company or any of its Subsidiaries), on the one hand, and any Member or Affiliate of a Member, on the other hand, or in which a Member or an Affiliate of a Member otherwise has a financial interest (other than by reason of its ownership of Membership Interests in the Company) shall be void or voidable by reason of the financial interest of any Member or Affiliate of any Member therein; provided, however, that with respect to any contract or transaction between the Company, any of its Subsidiaries or the Operator (for the benefit or account of the Company or any of its Subsidiaries), on the one hand, and any Member Parent or Subsidiary of a Member Parent, on the other hand, or in which a Member Parent or a Subsidiary of a Member Parent otherwise has a financial interest (other than by reason of its ownership of Membership Interests in the Company) (each, an “Affiliate Transaction” and such Member, the “Interested Member”) (A) the Interested Member or its Representatives fully and fairly disclose any such Affiliate Transaction and its material terms promptly to the other Members, the Company, and the Operator and (B) none of the Company, any Subsidiary thereof or the Operator (for the benefit or account of the Company or any of its Subsidiaries) shall enter into, amend, waive any provision of, or terminate any Affiliate Transaction other than on terms that are no less favorable in the aggregate to the Company, such Subsidiary or the Operator (for the benefit or account of the Company or any of its Subsidiaries), as applicable, than as would have been reasonably expected to be obtained from a Person that is not an Interested Member, a Member Parent or a Subsidiary of a Member Parent.

(ii) The Company, its Subsidiaries and the Operator shall not enter into, amend, waive any provision of, or terminate any Affiliate Transaction other than with the approval of the Board that includes the affirmative vote of all of the Directors (or Alternate Directors) who are not Representatives of the Interested Member; provided, however, that if such Affiliate Transaction is an Affiliate Transaction with respect to all Members, the entry into, amendment, waiver any provision of, or termination of such Affiliate Transaction shall be valid if approved by all Directors (or Alternate Directors) so long as each Member or its Directors fully and fairly disclose the material terms of such Affiliate Transaction to the other Members, the Company, and the Operator. Approval of an Affiliate Transaction or of the amendment, waiver of any provision of, or termination of such Affiliate Transaction by all of the Directors (or Alternate Directors) who are not Representatives of the Interested Member shall constitute conclusive evidence of the satisfaction of Section 8.04(c)(i) with respect to the fairness to the Company, its Subsidiaries or the Operator, as applicable, of such Affiliate Transaction or such amendment, waiver of any provision, or termination thereof. Nothing herein shall be deemed to prohibit an Interested Member or any of its Representatives from participating in any discussion or negotiation regarding, or any vote of the Board to enter into, amend, waive any provision of, or terminate, any Affiliate Transaction.

(iii) Enforcement of Affiliate Transactions. Notwithstanding any other provision of this Agreement, the Board, acting solely with the approval of a majority of the voting power of the Directors who are not Representatives of the Interested Member, shall have the right and authority to cause the Company, any Subsidiary thereof or the Operator, as applicable, to pursue or enforce any remedy and exercise any other rights of the Company, such Subsidiary or the Operator under an Affiliate Transaction. In the case of any Affiliate Transaction that is an Affiliate Transaction with respect to all Members, if one of such Members or an Affiliate thereof is in breach or other default of its obligations under such Affiliate Transaction, the Board, acting solely with the approval a majority of the voting power of the Directors who are not Representatives of such breaching or defaulting Member, shall have the right to cause the Company, the applicable Subsidiary thereof or the Operator, as applicable, to pursue or enforce any remedy or exercise any other rights of the Company, such Subsidiary or the Operator, as applicable, under such Affiliate Transaction.

(d) Board Deadlock; Dispute Resolution.

(i) In the event that the Board is unable to obtain the requisite vote under Section 8.04(a) for the approval of any matter, which deadlock, if unresolved, could reasonably be expected to have a material and adverse impact on the Company or its prospects, including the payment of distributions in accordance with Article VII (each such event, a “Deadlock”), either Member may give the other Member written notice (a “Deadlock Notice”) of such Deadlock. Within five (5) days after receipt of the Deadlock Notice, the receiving Member shall submit to the other Member a written response (a “Dispute Response”). The Deadlock Notice and the Dispute Response shall each include (A) a statement setting forth the position of the Member giving the notice and a summary of arguments supporting such position and (B) the name and title of a senior representative of such Member who has authority to settle the Deadlock. The Deadlock Notice shall also include a description of the alleged Deadlock that is reasonably sufficient for the other Member to determine the basis of the alleged Deadlock. Within five (5) days of the delivery of the Dispute Response, the senior representatives of both Members shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to resolve the Deadlock.

(ii) If such Deadlock has not been resolved within thirty (30) days following delivery of the Dispute Response, then each Member agrees to have executives who have authority to resolve the Dispute and who are at a higher level of management than the senior representatives addressed in (i) above (A) meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and (B) negotiate in good faith to resolve the Deadlock.

(iii) If the executives are unable to resolve the Dispute within thirty (30) days after they have met pursuant to clause (ii) above, then such Dispute shall be submitted to mediation if either Party so requests in writing. Any mediation, unless otherwise agreed by the Parties, shall be carried out within forty-five (45) days following the date of a written request therefor. Each Party shall bear one-half of the costs and expenses of any mediator, including any costs incurred by such mediator that are attributable to the consultation of any third party; provided, however, that each Party shall bear its own legal fees and costs of preparing for mediation.

(iv) Notwithstanding anything herein to the contrary, until a Deadlock is resolved, each Member agrees to continue to perform its obligations under this Agreement and to cause its Representatives to continue to perform their obligations under this Agreement.

Section 8.05 Notice.

Written notice of all regular meetings of the Board shall be given to all Directors at least ten (10) days prior to the regular meeting of the Board and one Business Day prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and received by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or received by email, and shall be directed to the address or email address as such Director shall designate by notice to the Company and each Member. Except as provided in Section 8.03(b), neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 8.06 Action by Written Consent of Board.

To the extent permitted by applicable law, the Board may act without a meeting, without notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by a Director or Directors having not less than the minimum number of votes that would be necessary to authorize or take such action at a duly held meeting of the Board. All actions taken by the Board in the form of a written consent shall be distributed to each Director upon the taking of such action.

Section 8.07 Conference Telephone Meetings.

Directors may participate in a meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 8.08 Minutes.

All decisions and resolutions of the Board shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Board shall be kept at the principal office of the Company.

Section 8.09 Management Committee; Other Board Committees.

(a) There shall be a management committee of the Company (the “Management Committee”), comprised of one or more subcommittees (each, together with the Management Committee, a “Committee”), including as of Effective Date, a “Commercial Affairs Committee” and an “Operating Committee”). Each Committee shall have two (2) members appointed by each Member. Each member of each Committee shall be a natural person who may nor may not be a Director or Alternate Director appointed by such Member. Each Committee shall have co-chairmen, with each Member entitled to appoint one co-chairman. The initial members and co-chairmen of the Commercial Affairs Committee and the Operating Committee are set forth on Exhibit H attached hereto. At any time and for any or no reason, a Member may remove or replace any member of any Committee appointed by such Member, upon notice to the other Members. The role of the Committees will be to facilitate communications and cooperation among the Members with regard to the business and affairs of the Company and its Subsidiaries, and each Committee will have such specific responsibilities as may be delegated or assigned to it by the Board; provided, however, that (i) no Committee shall have the authority to bind the Company to any obligation or liability, and (ii) no action may be taken by any Committee except upon the unanimous approval of all members thereof. Each Committee will have regular meetings at least quarterly, and special meetings of any Committee may be called at the direction of any member of such Committee. Notice of meetings of any Committee shall be given to each member of such Committee in the manner provided in Section 8.05. Meetings of a Committee may include the participation of such subject matter experts as any member of such Committee reasonably deems appropriate. Each Committee may establish rules for its governance, including with respect to the roles and responsibilities of the co-chairmen, provided such rules do not contravene the requirements of this Section 8.09(a). The members of each Committee will not be compensated by the Company, but the Company will reimburse the reasonable out-of-pocket costs incurred by the member of such Committee to attend any meeting thereof.

(b) The Board may establish committees of the Board and may delegate any of its responsibilities to such committees, except as prohibited by applicable law. Each Member shall appoint one or more Directors to each such committee in the same proportion as such Members have the right to designate Directors.

(c) All of the members of any committee shall constitute a quorum for the transaction of business of such committee, provided that in all cases a quorum shall require at least one member of such committee appointed by each Member. Except as otherwise required by law, all decisions of a committee shall require the affirmative vote of at least a majority of the committee members at any meeting at which a quorum is present.

(d) A majority of the members of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 8.05. Subject to Section 8.09(a), the Board shall have power at any time to dissolve any such committee.

Section 8.10 Operations.

(a) The Directors and officers of the Company shall take steps and actions necessary to cause the Company and its Subsidiaries, collectively, to (a) maintain books and records, bank accounts and financial statements separate from any other Person, including the Members, (b) not commingle its assets with those of any other Person, including the Members, (c) conduct its business in its own name, (d) pay its own expenses and liabilities out of its own funds, (e) observe all organizational formalities required under the Delaware Act, (f) not guarantee or become obligated for, or pledge its assets for, the debts or liabilities of any of its Members, or hold out its credit as being available to satisfy the obligations of its Members, (g) conduct its business in offices which are physically segregated from those of its Affiliates or, if unable to be segregated, allocate fairly and reasonably any overhead for shared office space, (h) use its own distinct stationary, invoices and checks, (i) at all times hold itself out to the public and all other Persons as a legal entity separate from any other Person and correct any known misunderstanding regarding its separate identity, (j) have a mailing address and telephone and telecopy numbers different than those of its Members, (k) be duly qualified and in good standing as a foreign company under applicable law in each state in which its assets are located and such qualification is necessary or advisable, (l) except as otherwise provided herein, not permit any Person, including the Members, to control its daily business decisions, (m) maintain an arm’s length relationship with its Affiliates, (n) except as contemplated by any Transaction Documents or other contract or agreement entered into for such purpose, pay the salaries of its own employees and (o) maintain adequate capital for its operation and business purposes at all times.

(b) Neither this Section 8.10 nor any other provision of this Agreement shall limit, restrict, or impose any requirements upon Operator, solely in its capacity as Operator, with respect to any business, operations or activities of Operator of any nature, including for or with its Affiliates or any other Person; provided, however, that (i) the activities of the Operator conducted pursuant to the Management Agreement or otherwise undertaken by the Operator on behalf of the Company or any of its Subsidiaries shall be subject to the requirements of this Agreement and of the Management Agreement, and (ii) the Operator shall be subject to Section 11.01 hereof so long as the Operator is an Affiliate of a Member.

ARTICLE IX

OFFICERS

Section 9.01 Elected Officers.

The executive officers of the Company shall serve at the pleasure of the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The elected officers of the Company shall be such officers as the Board from time to time may deem proper, including, initially, a President, a Treasurer, and a Secretary. The officers of the Company as of the Effective Date are set forth on Exhibit D attached hereto.

Section 9.02 Term of Office.

Each officer shall hold office until such person’s successor shall have been duly elected and qualified or until such person’s death, resignation, or removal pursuant to Section 9.03.

Section 9.03 Removal.

Any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the Board at any time in its sole discretion. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 9.04 Vacancies.

Any newly created office and any vacancy in any office for any reason may be filled by the Board.

Section 9.05 Officers of Subsidiaries.

Promptly following the Effective Date, and for so long as Crestwood and CEGPS each hold an Ownership Percentage of fifty percent (50%), Crestwood and CEGPS shall, and shall cause their respective Representatives to, take such actions as may be necessary to cause each Subsidiary of the Company to have an equal number of directors (if applicable), managers (if applicable) and officers designated by each of Crestwood and CEGPS. Otherwise, the directors (if applicable), managers (if applicable) and officers of each Subsidiary of the Company shall be selected by the Board, and the Members shall, and shall cause their respective Representatives to, take such actions as may be necessary to implement such selections.

ARTICLE X

BUDGET, MANAGEMENT AGREEMENT, NEWCO SERVICE COMPANY

Section 10.01 Budget

Attached hereto as Exhibit C is the initial budget (the “Initial Budget”) for the Company and its Subsidiaries that sets forth reasonable line item detail regarding anticipated expenditures, including: (i) estimated operating expenditures; (ii) estimated capital expenditures; (iii) the proposed financing plans for such expenditures; and (iv) such other items as are set forth therein, for the period from the Effective Date through December 31, 2016. At such reasonable time prior to the expiration of the Initial Budget, and each year thereafter, the Board shall cause to be prepared the Annual Budget for the following year, which Annual Budget will be presented to the Board on or before September 15 of the preceding year for approval in accordance with Section 8.04(b)(xix). The Board shall cause the Annual Budget to be prepared and approved for distribution to the Members by November 1 prior to the calendar year to which such Annual Budget applies, and finally approved by December 1 prior to the calendar year to which such Annual Budget applies, for each calendar year during the term of this Agreement. If the Budget is not approved by the Board prior to the date when such Budget is to become effective, the Company shall continue to use the Initial Budget or Annual Budget then in effect, extrapolated to a 12-month budget period in the case of the use of the Initial Budget, except that (x) any items of the proposed Annual Budget that previously were approved by the Board shall be given effect in substitution of the corresponding items in the Annual Budget for the previous year, (y) any one-time or non-recurring items and the corresponding budget entries therefor shall be deleted, and (z) all other categories of expenses from the Initial Budget or Annual Budget for the previous period or year, as applicable, shall be increased by five percent (5%).

Section 10.02 Management Agreement.

(a) As of the Effective Date, the Company has entered into an Operating and Maintenance Agreement with the Operator and Newco Service Company, in a form that has been approved by the Members (such agreement and any other services agreement entered into by the Company and any replacement Operator that is approved under the terms hereof, the “Management Agreement”).

(b) Subject to Section 10.02(c), the Management Agreement shall not be terminated, and the Operator shall not be removed, except in accordance with the terms of the Management Agreement; provided, however, that so long as the Operator is an Affiliate of a Member, any determination by the Company with respect thereto shall be made pursuant to Section 8.04(c).

(c) Upon any termination of the Management Agreement or resignation or removal of the Operator, a successor Operator shall be selected by the Board and, until a successor Operator has been selected and assumed responsibility for providing its services, the authority, power, and rights of the Operator shall vest in, and be exercisable by, the Board. A successor Operator shall have all authority, power, and rights of the Operator as provided in the Management Agreement entered into by the Company and such successor Operator. The Company shall cause the former Operator to transfer to the successor Operator custody of all assets, books and records of the Company.

Section 10.03 Newco Service Company.

(a) On the Effective Date, Crestwood and CEGPS (on behalf of the Company) shall cause the limited liability company agreement of Newco Service Company to be amended and restated in the form attached hereto as Exhibit I (the “Newco Service Company LLC Agreement”). Until the purchase by the Company of all the Equity Interests held by Crestwood in Newco Service Company pursuant to Section 10.03(c) or Section 10.03(d), CEGPS shall have the right to appoint, on behalf of the Company, the directors of Newco Service Company that the Company has the right to appoint pursuant to the Newco Service Company LLC Agreement.

(b) From and after the Effective Date and until the purchase by the Company of all of the Equity Interests held by Crestwood in Newco Service Company pursuant to Section 10.03(c) or 10.03(d), the Newco Employees will continue to participate in the compensation and employee benefit plans and arrangements of Crestwood and its Affiliates. Following such purchase, the Newco Employees will participate in compensation and employee benefit plans and arrangements of the Company, Newco Service Company, CEGPS or Affiliates of CEGPS. The Parties agree to, and agree to cause the Company to, cooperate and work together in good faith to prepare for the transition, as soon as reasonably practicable, of the Newco Employees from participating in the compensation and employee benefit plans and arrangements of Crestwood and its Affiliates to participating in compensation and employee benefit plans and arrangements of the Company, Newco Service Company, CEGPS or Affiliates of CEGPS.

(c) CEGPS shall have the right, exercisable in its sole discretion, to cause the Company to purchase upon such election from Crestwood all of the Equity Interests held by Crestwood in Newco Service Company for a purchase price of $1.00, exercisable upon written notice from CEGPS (on behalf of the Company) to Crestwood (the “Call Exercise Notice”). The Call Exercise Notice shall specify a date for such purchase, which shall be at least ninety (90) days after the delivery of the Call Exercise Notice, and Crestwood agrees to sell and convey such Equity Interests to the Company, free and clear of all Encumbrances, and CEGPS agrees to cause the Company to purchase such Equity Interests from Crestwood, on the later to occur of (i) the date specified in the Call Exercise Notice and (ii) the date on which the Company is prepared for the participation of the Newco Employees in compensation and employee benefit plans and arrangements of the Company, Newco Service Company, CEGPS or Affiliates of CEGPS.

(d) Crestwood shall have the right, exercisable in its sole discretion, to cause the Company to purchase upon such election from Crestwood all of the Equity Interests held by Crestwood in Newco Service Company for a purchase price of $1.00, exercisable upon written notice from Crestwood to CEGPS (on behalf of the Company) at any time after which neither Crestwood nor any of its Affiliates is the Operator (the “Put Exercise Notice”). The Put Exercise Notice shall specify a date for such purchase, and CEGPS agrees to cause the Company to purchase such Equity Interests from Crestwood, and Crestwood agrees to sell and convey such Equity Interests to the Company, free and clear of all Encumbrances, on the later to occur of (i) the date specified in the Put Exercise Notice and (ii) the date on which the Company is prepared for the participation of the Newco Employees in compensation and employee benefit plans and arrangements of the Company, Newco Service Company, CEGPS or Affiliates of CEGPS.

(e) The Company shall reimburse and otherwise indemnify and hold harmless Crestwood and its Affiliates for (i) all costs and expenses incurred by Crestwood and its Affiliates to the extent arising from or related to the participation of the Newco Employees in the compensation and employee benefit plans and arrangements of Crestwood and its Affiliates and (ii) all other losses, claims, damages, obligations, liabilities, costs, and expenses to the extent arising from or related to the acts or omissions of the Newco Employees, in either case (i) or (ii), to the extent such losses, claims, damages, liabilities, costs or expenses (y) arise at any time after which neither Crestwood nor any of its Affiliates is the Operator under the Management Agreement and (z) would have been reimbursable or indemnifiable by the Company under the Management Agreement if they had arisen during the term thereof.

(f) For a period of two (2) years following the Effective Date, neither Party will, or will permit any of its Affiliates (other than Newco Service Company) to, without the consent of the other Party, hire any Newco Employee who is identified on Exhibit J attached hereto or who is designated by the Board from time to time as a Newco Employee to which this Section 10.03(f) applies (the “Key Employees”). However, to permit Key Employees to consider and accept career advancement opportunities with a Member and its Affiliates, either Party may replace a Key Employee with a qualified replacement employee approved in writing by the other Party (such approval not to be unreasonably withheld), whereupon such Key Employee may become an employee of the first Party or any of its Affiliates notwithstanding anything to the contrary contained in this Section 10.03(f). Following such replacement, the replacement employee shall be a Key Employee for purposes of this Section 10.03(f).

ARTICLE XI

CERTAIN DUTIES

Section 11.01 Corporate Opportunities.

(a) Except as set forth in Section 11.01(b), (i) each Member, Director, and officer of the Company and their respective Affiliates shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company or any Subsidiary of the Company, independently or with others, including business interests and activities in direct competition with the business and activities of the Company or any Subsidiary of the Company, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to the Company or any Member, (ii) no Member, Director, or officer of the Company or any of their respective Affiliates shall have any duty or obligation to present or offer to the Company the opportunity to consider or participate in any business activity or venture, and (iii) neither of the Company, nor any Member nor any other Person shall have any rights, by virtue of this Agreement or the business relationship established hereby, in or to any business ventures or activities of any Member, Director or officer of the Company or of any of their respective Affiliates.

(b) Notwithstanding Section 11.01(a), during the term of the Company, Section 11.01(a) shall apply, with respect to any Identified Growth Project, (i) to CEGPS and its Affiliates only if the Directors who are representatives of Crestwood (A) do not approve pursuit of such Identified Growth Project by the Company or a Subsidiary thereof within thirty (30) days following receipt of all information that is requested by any such Director within thirty (30) days following the initial presentation of the Identified Growth Project to the Board, or (B) vote at any time to discontinue pursuit of such Identified Growth Project by the Company and any Subsidiaries thereof, or (ii) to Crestwood and its Affiliates only if the Directors who are representatives of CEGPS (A) do not approve pursuit of such Identified Growth Project by the Company or a Subsidiary thereof within thirty (30) days following receipt of all information that is requested by any such Director within thirty (30) days following the initial presentation of the Identified Growth Project to the Board, or (B) vote at any time to discontinue pursuit of such Identified Growth Project by the Company and any Subsidiaries thereof. Except as provided in clause (i) or (ii) of this Section 11.01(b), each Identified Growth Project shall be an opportunity that only the Company or a Subsidiary thereof may pursue and Crestwood and CEGPS shall not, and shall cause their respective Member Parent and Member Parent’s Subsidiaries not to, directly or indirectly, own, invest in, develop, construct, operate or otherwise pursue, whether alone or with any other Person, such Identified Growth Project. For the avoidance of doubt, nothing in this Section 11.01, including the pursuit or failure to pursue any one or more Identified Growth Project or any satisfaction of clause (i) or (ii) of this Section 11.01(b) with respect to any one or more Identified Growth Project, shall affect the obligations of Crestwood pursuant to Section 7.09.

Section 11.02 Duties.

(a) Subject to compliance with the terms and conditions of this Agreement, whenever a Member makes a determination or takes or declines to take any other action in its capacity as a Member, whether under this Agreement or any other agreement contemplated hereby or otherwise, then such Member shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company, any Member or Director, and the Member shall not, to the fullest extent permitted by law, be required to act pursuant to any other standard under the Delaware Act or any other law, rule or regulation or at equity, it being the intent of all Members that, subject to such Member’s compliance with the express terms and conditions of this Agreement, such Member, in its capacity as a Member, shall have the right to make such determination solely on the basis of its own interests.

(b) Subject to, and as limited by the provisions of this Agreement, the Members, Directors and officers of the Company, in the performance of their duties as such, shall not, to the fullest extent permitted by the Delaware Act and other applicable law, owe any duties (including fiduciary duties) as a Member, Director or officer of the Company, notwithstanding anything to the contrary existing at law, in equity or otherwise; provided, however, that each Member, Director and officer of the Company shall act in accordance with the implied contractual covenant of good faith and fair dealing. In furtherance of the foregoing and to the fullest extent permitted by the Delaware Act, a Representative, in performing his duties and obligations as a Director under this Agreement, shall (i) owe no fiduciary or similar duty or obligation whatsoever to the Company, any Member (other than the Member designating such Representative) or the other Directors, and (ii) be entitled to act or omit to act at the direction of the Member that designated such Representative, considering only such factors, including the separate interests of the Member, as such Representative or Member chooses to consider, and any action of a Representative or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the other Members, on the one hand, and the Representative or Member designating such Representative, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Delaware Act or any other applicable law) on the part of such Representative or Member to the Company or any other Representative or Member of the Company. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Board in accordance with the provisions shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.

(c) The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of an officer of the Company or a Member or Director otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Members to replace such duties and liabilities of such officer, Member or Director. The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (i) none of the Members would be willing to make an investment in the Company or enter into this Agreement, and no Representative would be willing to so serve on the Board, in the absence of this Section 11.02, and (ii) they have reviewed and understand the provisions of Section 18-1101(b) and (c) of the Delaware Act.

(d) Nothing in this Agreement is intended to or shall eliminate any implied contractual covenant of good faith and fair dealing, the requirement not to waste Company assets or otherwise relieve or discharge any Representative or Member from liability to the Company or the Members on account of such Member’s breach of the terms and conditions hereof, or any fraudulent or intentional misconduct of such Representative or Member.

ARTICLE XII

EXCULPATION AND INDEMNIFICATION

Section 12.01 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees, in their capacity as such, shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee breached the terms of this Agreement, acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided further, no indemnification pursuant to this Section 12.01 shall be available to the Members or their Affiliates with respect to its or their obligations incurred pursuant to the Contribution Agreement (other than obligations incurred by such Member on behalf of the Company) or the Management Agreement. Any indemnification pursuant to this Section 12.01 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 12.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 12.01, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 12.01.

(c) The indemnification provided by this Section 12.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of a Majority Interest or of the Board, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance, on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine,

against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliate’s activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 12.01, the Company shall be deemed to serve as a fiduciary of an employee benefit plan of the Company whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 12.01(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 12.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 12.01 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) Any amendment, modification or repeal of this Section 12.01 or any provision hereof shall be prospective only and shall not in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 12.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) TO THE FULLEST EXTENT PERMITTED BY THIS SECTION 12.01, THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 12.01 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 12.02 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired interests in the Membership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee breached the terms of this Agreement, acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Indemnitee.

(c) Any amendment, modification or repeal of this Section 12.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 12.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 12.03 Other Matters Concerning the Directors.

(a) The Directors may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by the Directors, and any act taken or omitted to be taken in reliance upon the advice or opinion of such Persons as to matters that the Directors reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

Section 12.04 Priority.

The Company hereby acknowledges that each Indemnitee that is entitled to indemnification, advancement of expenses or insurance and who is or was a director, officer, fiduciary, trustee, manager or managing member of a Member or any of its Affiliates or employee benefit plans (each such Person, a “Member Indemnitee”), may have certain rights to indemnification, advancement of expenses or insurance provided by or on behalf of such Member or one of its Affiliates. Notwithstanding anything to the contrary in this Agreement or otherwise, (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each Member Indemnitee are primary and any obligation of such Member or any of its Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by each Member Indemnitee are secondary), (ii) the Company will be required to advance the full amount of expenses incurred by each Member Indemnitee and will be liable for the full amount of any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise to the extent legally permitted and as required by this Article XII, without regard to any rights each Member Indemnitee may have against such Member or Affiliate of such Member and (iii) the Company irrevocably waives, relinquishes and release such Member and its Affiliates from any and all claims against such Member or Affiliates of such Member for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement or otherwise, no advancement or payment by such Member or any of its Affiliates to or on behalf of a Member Indemnitee with respect to any claim for which such Member Indemnitee has sought indemnification or advancement of expenses from the Company will affect the foregoing and such Member and its Affiliates will have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Member Indemnitee against the Company. The Affiliates of any of the Members are express and intended third party beneficiaries of this Section 12.04.

Section 12.05 Savings Clause.

If this Article XII or any portion hereof shall be invalidated on any ground by any court or other governmental authority of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless all Indemnitees from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity to the full extent permitted by any applicable portion of this Article XII that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 12.06 Survival.

The provisions of this Article XII shall survive the termination or amendment of this Agreement and are intended to be for the benefit of, and shall be enforceable by, the Indemnitees and their respective successors, heirs and assigns (which shall be express and intended third party beneficiaries), notwithstanding any provision of Section 16.8 to the contrary.

ARTICLE XIII

TAXES

Section 13.01 Tax Returns.

The Board shall prepare and timely file or cause to be prepared and filed (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns. Not less than fifteen (15) days prior to the due date (as extended) of the Company’s federal income tax return or any state income tax return, the return proposed by the Company to be filed by the Company shall be furnished to the Members for review. In addition, not more than ten (10) days after the date on which the Company files its federal income tax return or any state income tax return, a copy of the return so filed shall be furnished to the Members. The Company shall deliver to each of its Members the following information, schedules and tax returns: (i) at least fifteen (15) days prior to the due date that any corporation estimated quarterly tax payments are due, an estimate of the U.S. Federal and state income quarterly tax obligations of each person who was a Member at any time during such calendar quarter, (ii) within sixty (60) days after the Company’s year-end, a draft Schedule K-1, and (iii) within ninety (90) days of the Company’s year-end, a final Schedule K-1, along with copies of all other federal, state, or local income tax returns or reports filed by the Company for the previous year as may be required as a result of the operations of the Company. In addition, the Company shall provide, to the extent reasonably available, such other information as a Member may reasonably request for purposes of complying with applicable tax reporting requirements that arises as a result of its Membership Interest.

Section 13.02 Tax Elections.

(a) The Company shall make the following elections on the appropriate tax returns:

(i) to adopt as the Company’s taxable year the calendar year;

(ii) to adopt the accrual method of accounting;

(iii) if a distribution of the Company’s property as described in Section 734 of the Code occurs or upon a transfer of a Membership Interest as described in Section 743 of the Code occurs, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties; and

(iv) any other election the Board may deem appropriate.

(b) Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

Section 13.03 Tax Matters Member.

(a) Crestwood shall act as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifteenth (15th) Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.

(b) Any reasonable cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of any Member without first obtaining the consent of such Member. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Section 6231(a)(3) of the Code in respect of the term “partnership item”) shall notify the other Members of such settlement agreement and its terms within ninety (90) days from the date of the settlement.

(d) No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is intending to file such petition on behalf of the Company, such notice shall be given to each other Member ninety (90) days prior to filing and the Tax Matters Member shall obtain the consent of the other Members to the forum in which such petition will be filed prior to filing, which consent shall not be unreasonably withheld or delayed.

(e) If any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

(f) For taxable years beginning after December 31, 2017, the “partnership representative” (as such term is used in Section 6223 of the Code as amended by the Budget Act) shall be the Person that would have been the Tax Matters Member as determined under Section 13.03(a). The partnership representative shall cause the Company to, with the consent of the

Members, make the election under Section 6221(b) of the Code (as amended by the Budget Act) with respect to determinations of adjustments at the partnership level and take any other action such as filings, disclosures and notifications necessary to effectuate such election. If the election described in the preceding sentence is not available and to the extent applicable, if the Company receives a notice of final partnership adjustment as described in Section 6226 of the Code (as amended by the Budget Act), the partnership representative shall cause the Company to, with the consent of the Members, make the election under Section 6226(a) of the Code (as amended by the Budget Act) with respect to the alternative to payment of imputed underpayment by the Company and take other action such as filings, disclosures and notifications necessary to effectuate such election. Each Member agrees (i) to cooperate with the partnership representative and to provide any information reasonably requested by the partnership representative in connection with a Company-level tax audit of any taxable period during which such Member was a Member of the Company, and (ii) to indemnify and hold harmless the Company from and against any liability with respect to such Member’s proportionate share of any tax liability (including related interest and penalties) imposed at the Company level in connection with a Company-level tax audit of a taxable period during which such Member was a Member of the Company, regardless of whether such Member is a member of the Company in the year in which such tax is actually imposed on the Company or becomes payable by the Company as a result of such audit. The Board shall reasonably determine a Member’s proportionate share of any such tax liability, taking into account the relevant facts and any information provided by such Member that would reduce such liability. A Member’s cooperation and indemnification obligations pursuant to this Section 13.03(f) shall survive the termination of a Member’s participation in the Company and the termination, dissolution and winding up of the Company

Section 13.04 Tax Sharing Agreements.

If any Member is required to include the income, receipts or related items of the Company in a combined or consolidated return (the “Included Return”) filed by such Member (the “Including Member”), then (a) the Including Member shall pay the tax due in connection with such Included Return; (b) the Company shall promptly pay the Including Member the amount of tax that the Company would have been required to pay if the Company had filed a hypothetical “standalone” return (the “Standalone Return”) for such period; and (c) the Including Member will indemnify and hold harmless the Company and the other Members (the “Nonincluding Members”) against any liability for tax of its combined or consolidated group in excess of the amounts in clause (b), including any liabilities relating to other parties joining in the Included Return. The Including Member shall provide a copy of such Standalone Return to each Nonincluding Members for such Nonincluding Member’s review and reasonable comment not later than thirty (30) days prior to the due date (including applicable extensions) of the Included Return. Tax administration and controversy matters with respect to any such taxes shall be handled by the Including Member; provided that the Including Member shall keep the Nonincluding Members reasonably informed of developments that affect the amount of tax computed with respect to the Standalone Return and provide each Nonincluding Member with a reasonable opportunity to comment on any communication to the tax authorities related to the portion of any tax attributable to such Standalone Return, taking into account any reasonable comments of such Nonincluding Member.

ARTICLE XIV

BOOKS, RECORDS, REPORTS, BANK ACCOUNTS, AND BUDGETS

Section 14.01 Maintenance of Books.

(a) The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the Members, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.

(b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with Required Accounting Practices, consistently applied and (iii) audited by the Certified Public Accountants at the end of each calendar year.

Section 14.02 Reports.

(a) As soon as practicable, but in no event later than forty-five (45) days after the close of each fiscal year of the Company, the Board shall cause to be mailed or made available, by any reasonable means, to each holder of record of a Membership Interest as of a date selected by the Board, an annual report containing (i) consolidated financial statements of the Company and its Subsidiaries for such fiscal year of the Company, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, such statements to be audited by the Certified Public Accountants, (ii) a comparison of the Company’s actual performance with the Annual Budget and any written business plan and (iii) such other information as may be required by applicable law or as the Board determines to be necessary or appropriate. In addition, if needed to comply with the Exchange Act and the rules and regulations promulgated thereunder, the Company shall deliver to any member, upon request, a preliminary (subject to review) unaudited consolidated balance sheet and consolidated income statement thirty-five (35) days after the close of each fiscal year.

(b) As soon as practicable, but in no event later than thirty-five (35) days after the close of each Quarter except the last Quarter of each fiscal year, the Board shall cause to be mailed or made available, by any reasonable means to each holder of record of a Membership Interest, as of a date selected by the Board, a report containing (i) unaudited consolidated financial statements of the Company and its Subsidiaries (subject to the absence of footnotes and normal year-end adjustments), (ii) a comparison of the Company’s actual performance with the Annual Budget and any written business plan and (iii) such other information as may be required by applicable law or as the Board determines to be necessary or appropriate. In addition, if needed to comply with the Exchange Act and the rules and regulations promulgated thereunder, the Company shall deliver to any member, upon request, a preliminary (subject to review) unaudited consolidated balance sheet and consolidated income statement thirty (30) days after the close of each Quarter.

(c) As soon as practicable, but in no event later than four (4) Business Days after the end of each calendar month, the Board shall cause to be made available, by any reasonable means, to each holder of record of a Membership Interest as of a date selected by the

Board, a report containing (i) the estimated net income of the Company and its Subsidiaries for such immediately preceding calendar month, determined in accordance with GAAP, and (ii) such other information as may be required by applicable law or as the Board determines to be necessary or appropriate.

(d) As soon as practicable, but in no event later than thirty (30) days after the end of each calendar month, the Board shall cause to be made available, by any reasonable means, to each holder of record of a Membership Interest as of a date selected by the Board, a report containing (i) the actual net income of the Company and its Subsidiaries for such immediately preceding calendar month, determined in accordance with GAAP, and (ii) such other information as may be required by applicable law or as the Board determines to be necessary or appropriate.

(e) The Company shall timely prepare and deliver to any Member, upon request, all of such additional financial statements, notes thereto and additional financial information as may be required in order for each Member or an Affiliate of such Member to comply with any reporting requirements under (i) the Securities Act and the rules and regulations promulgated thereunder, (ii) the Exchange Act and the rules and regulations promulgated thereunder, and (iii) any national securities exchange or automated quotation system. The reasonable incremental cost to the Company of preparing and delivering such additional financial statements, notes thereto and additional financial information, including any required incremental audit fees and expenses, shall be reimbursed to the Company by the Member requesting such reports.

(f) The Company will keep the Members reasonably apprised of the status of the business of the Company and its Subsidiaries, including any material adverse developments or issues related thereto or in connection therewith.

Section 14.03 Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

Section 14.04 Emergencies.

The Company, for itself or on behalf of its Subsidiaries, shall take any and all actions required or appropriate in response to an Emergency, and the Company is expressly authorized to make Emergency Expenditures and incur expenses without prior authorization or approval of the Board, when reasonably necessary to deal with Emergencies. In the event of an Emergency, the Company shall notify the Board and each Member of the Emergency within 24 hours of its knowledge of such Emergency or as soon as reasonably practicable thereafter, setting forth the nature of the Emergency, the corrective action taken or proposed to be taken, and the actual or estimated cost and expense associated with such corrective action. Each Member shall designate representatives to be included in an electronic notice system that shall be implemented and maintained by the Company to notify parties of Emergencies, and all notifications made under such system shall be deemed to meet any and all applicable notice requirements under the terms of this Agreement.

ARTICLE XV

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 15.01 Dissolution.

The Company shall dissolve, and its affairs shall be wound up, upon:

(a) an election to dissolve the Company by the unanimous consent of the Board;

(b) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(c) at any time there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.

Section 15.02 Liquidator.

Upon dissolution of the Company, the Board shall select one or more Persons to act as liquidator of the Company (the “Liquidator”). The Liquidator (if other than the Board) shall be entitled to receive such compensation for its services as may be approved by the Board. Except as expressly provided in this Article XV, the Liquidator selected in the manner provided herein shall have and may exercise, without further authorization or consent of any of the Members, all of the powers conferred upon the Board under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on transferring assets set forth in Section 8.04(b)) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 15.03 Liquidation.

The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity and amounts to Members otherwise than in respect of their distribution rights under Article VII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 15.03(b) shall be distributed to the Members in accordance with the Member’s positive Capital Account balances after giving effect to all allocations, contributions, and distributions for all prior periods.

Section 15.04 Certificate of Cancellation of Formation.

Upon the completion of the distribution of Company cash and property as provided in Section 15.03 in connection with the liquidation of the Company, the Company shall be terminated and the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 15.05 Return of Contributions.

It is expressly understood that the return of any Capital Contributions of the Members shall be made solely from Company assets.

Section 15.06 Waiver of Partition.

To the maximum extent permitted by law, each Member hereby irrevocably waives during the term of the Company any right that it may have to maintain any action to partition any property of the Company.

Section 15.07 Capital Account Restoration.

No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.01 Offset.

Whenever the Company is to pay any sum to any Member, including distributions pursuant to Article VII, any amounts that Member owes the Company, as determined by the Board, may be deducted from that sum before payment.

Section 16.02 Amendment.

(a) Except as provided in Section 16.02(b), this Agreement shall not be altered modified or changed except by a written amendment approved by each Member.

(b) The Board may make any amendment to this Agreement and Exhibit A as necessary to (i) reflect any issuance of New Interests, additional Membership Interests or other Equity Interests, any redemption or purchase of Membership Interests, New Interests or other Equity Interests, or any other change in the Membership Interests, other Equity Interests, or Ownership Percentages as provided herein, or (ii) make administrative changes that do not adversely impact any Member’s rights under this Agreement or the value of the Company.

Section 16.03 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or other materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to such Member at the address set forth on Exhibit A.

(b) If a Member shall consent to receiving notices, demands, requests, reports or other materials via electronic mail, any such notice, demand, request, report or other materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.03 executed by the Company or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.

(c) Any notice to the Company shall be deemed given if received by the Company at the principal office of the Company designated pursuant to Section 2.03. The Company may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

(d) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.04 Further Action.

The Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.05 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.06 Entire Agreement; Integration.

This Agreement and the other Transaction Documents supersede all prior understandings, agreements, or representations by or among the Parties, written or oral with respect to the subject matter hereof and thereof. Without limiting the foregoing, the Parties and their Affiliates formally acknowledge and agree that (a) each of the Transaction Documents were, at the time of execution, and continue to be, executed and delivered in connection with each of the other

Transaction Documents and the transactions contemplated thereby, (b) the performance of each of the Transaction Documents and expected benefits therefrom are a material inducement to the willingness of the Parties and their Affiliates to enter into and perform the other Transaction Documents and the transactions described therein, (c) the Parties and their Affiliates would not have been willing to enter into any of the Transaction Documents in the absence of the entrance into, performance of and the economic interdependence of, the Transaction Documents, (d) the execution and delivery of each of the Transaction Documents and the rights and obligations of the parties thereto are interrelated and part of an integrated transaction being effected pursuant to the terms of the Transaction Documents, (e) irrespective of the form such documents have taken, or otherwise, the transactions contemplated by the Transaction Documents are necessary elements of one and the same overall and integrated transaction, (f) the transactions contemplated by the Transaction Documents are economically interdependent, and (g) it is the intent of the Parties and their Affiliates that they have executed and delivered the Transaction Documents with the understanding that the Transaction Documents constitute one unseverable and single agreement (except that, in interpreting any of the Transaction Documents, any reference in such Transaction Document to “this Agreement” or any similar reference shall mean that particular Transaction Document only); provided, however, that notwithstanding anything to the contrary contained in this Section 16.06, (i) nothing in this Section 16.06 shall prohibit, restrict or otherwise limit any assignment of any Transaction Document (or rights, duties, obligations or liabilities thereunder) in accordance with its contractual terms or any permitted change in control of a party thereto (to the extent permitted by such Transaction Document) and (ii) if a Transaction Document is wholly or partially assigned by a party thereto that is a CEQP Entity in accordance with its contractual terms and the assignee does not constitute a CEQP Entity, other than in connection with a transfer of all or substantially all of the assets with respect to the natural gas transportation and storage business of CEQP and all of the CEQP Entities, or a change in control of CEQP (or its successors or assigns) or a change in control of one or more CEQP Entities which together own such business, then, from and after the effective date of such assignment, such Transaction Document (to the extent assigned) shall constitute an independent instrument that is unrelated to any other Transaction Document and such Transaction Document (to the extent assigned) and the transactions contemplated thereby shall no longer be, or be deemed to be, (A) interrelated with any other Transaction Document, (B) part of an integrated transaction effected pursuant to the terms of the Transaction Documents or (C) economically interdependent with respect to any other Transaction Documents or any transactions contemplated by any other Transaction Document. For the avoidance of doubt, the parties acknowledge that nothing in this Section 16.06 will affect any provision in any Transaction Document with respect to assignment, change in control, transfer or similar events.

Section 16.07 Waivers.

No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach, of any subsequent breach thereof, or of any breach of any other covenant, duty, agreement or condition.

Section 16.08 Third-Party Beneficiaries.

Each Member agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions in Article XII of this Agreement affording a right, benefit or privilege to such Indemnitee, (b) any Affiliate of any Member shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions in Section 12.04 of this Agreement affording a right, benefit or privilege to such Indemnitee, (c) Directors and officers of the Company shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions in this Agreement affording a right, benefit or privilege to such Directors and officers and (d) Former Members and their Affiliates shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions in Section 6.08(c) of this Agreement affording a right, benefit or privilege to such Former Members and their Affiliates. Except as expressly provided by the foregoing, the provisions of this Agreement are for the exclusive benefit of the Members and their respective successors and permitted assigns, and this Agreement is not intended to benefit, create any rights in, or be enforceable by any other Person, including any creditor of the Company.

Section 16.09 Counterparts.

This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), all of which together shall constitute an agreement binding on all the Parties, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 16.10 Governing Law, Forum, Jurisdiction; Waiver of Jury Trial.

(a) To the maximum extent permitted by applicable law, all matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws that would require an application of another state’s laws. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (ii)(A) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (B) to the fullest extent permitted by law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (ii)(A) or (B) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.

(b) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) CONSENTS SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREE TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (ii) WAIVES OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS, AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (iii) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c) Each of the Parties:

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among the Parties, or the rights or powers of, or restrictions on, the Parties or the Company), (B) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company, or owed by the Company, to the Parties, (C) asserting a claim arising pursuant to any provision of the Delaware Act or (D) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Delaware Courts, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; and

(ii) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding.

Section 16.11 Invalidity of Provisions.

If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.12 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 16.13 Member Governance Provisions.

(a) The certificate of incorporation, bylaws, certificate of formation, operating agreement, partnership certificate, partnership agreement or similar organizational documents of each Member shall contain provisions requiring, and such Member covenants, that: (i) such Member will not carry on any business or activities other than its ownership of Equity Interests in the Company and activities in connection therewith and (ii) such Member will (A) maintain its own separate books and records, (B) not commingle its assets with those of any other Person, (C) conduct its business in its own name, (D) strictly comply with all organizational formalities to maintain its separate existence, and (E) file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law and (G) pay the salaries of its own employees, if any (collectively, the “Member Governance Provisions”).

(b) Each Member will at all times comply with, and keep in full force and effect, the Member Governance Provisions of its organizational documents and will not amend, waive or modify the Member Governance Provisions of its organizational documents or amend, waive or modify any other provision of its organizational documents if it would have the effect of amending, waiving or modifying the Member Governance Provisions (including, in each case, by way of merger or consolidation).

(c) Upon the reasonable request of another Member, each Member will provide such other Member with a certified copy of its certificate of incorporation, bylaws, certificate of formation, operating agreement, partnership certificate, partnership agreement or similar organizational documents including the Member Governance Provisions.

(d) At any time upon reasonable request by the Company or another Member, each Member will provide a certificate signed by an executive officer of such Member certifying as to the compliance by Crestwood with this Section 16.13, together with such supporting details as may reasonably be requested by the Company or such other Member.

(e) Any Transferee of a direct Transfer of a Member’s Membership Interests shall agree to be bound by, and be required to comply with, this Section 16.13 to the same extent as such Member.

Section 16.14 Specific Performance.

The Parties agree that irreparable damage would occur in the event that a Party does not perform any of the provisions of this Agreement (including the failure to take such actions as are required of such Party hereunder to consummate the transactions set forth in this Agreement) in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party will be entitled to an injunction or injunctions to prevent breaches of this

Agreement by any other Party and, subject to Section 16.10, to enforce specifically the terms and provisions hereof against such other Party in any court having jurisdiction, this being in addition to any other remedy to which the Parties are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as contemplated herein on the basis that the other Parties have an adequate remedy at law or on any other basis. For the avoidance of doubt, the Parties acknowledge and agree that the remedies in this Section 16.14 are in addition to, and not in lieu of, any other rights and remedies granted in this Agreement (including in Sections 3.08(e), 4.03(a), 6.03, 8.03 and 8.04) with respect to equitable relief, including injunctive relieve and specific performance for breaches or violations, or threatened breaches or violations, of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the Effective Date.

MEMBERS:

CRESTWOOD PIPELINE AND STORAGE NORTHEAST LLC

By:
Name:
Title:

CON EDISON GAS PIPELINE AND STORAGE NORTHEAST, LLC

	By:	Con Edison Gas Pipeline and Storage, LLC, its sole member

		By:	Con Edison Transmission, Inc., its sole member

By:
Joseph P. Oates
President

[Signature Page to Amended and Restated Stagecoach Gas Services LLC Agreement]

EXHIBIT B

Management Agreement

Exhibit B

MANAGEMENT

AGREEMENT

By and Among

STAGECOACH GAS SERVICES LLC

CRESTWOOD MIDSTREAM OPERATIONS LLC

and

STAGECOACH OPERATING SERVICES LLC

            , 2016

8.04	Resumption of Normal Performance	23
8.05	Strikes and Lockouts	23
ARTICLE IX DISPUTE RESOLUTION		23
9.01	Disputes	23
9.02	Negotiations to Resolve Disputes	23
9.03	Mediation	24
9.04	Survival	24
ARTICLE X GENERAL PROVISIONS		24
10.01	Relationship	24
10.02	Assignment	24
10.03	Subcontracts	24
10.04	Representations and Warranties of Crestwood Midstream	25
10.05	Representations and Warranties of Newco and ServiceCo	25
10.06	Notice	26
10.07	Amendments; Waiver	27
10.08	Severability	27
10.09	Governing Law; Forum; Jurisdiction; Waiver of Jury Trial	27
10.10	Entire Agreement	28
10.11	Headings	28
10.12	Recourse	28
10.13	Third-Party Beneficiaries	28
10.14	Confidential Information	28
10.15	Time of Essence	29
10.16	Counterparts	29

Exhibit A – Initial Annual Budget

Schedule 3.01(b) – Services

Schedule 3.01(d) – Restricted Actions

Schedule 3.03 – Key Employees

Schedule 5.01(a) – Accounting Procedures

Schedule 6.01(a) – Insurance Coverage

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the          day of             , 2016 (“Effective Date”) by and among Stagecoach Gas Services LLC, a Delaware limited liability company (“Newco”), Crestwood Midstream Operations LLC, a Delaware limited liability company (“Crestwood Midstream”), and Stagecoach Operating Services LLC, a Delaware limited liability company (“ServiceCo”). Newco, Crestwood and ServiceCo may be referred to herein collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Newco desires that Crestwood Midstream, and Crestwood Midstream desires to, provide management, commercial and administrative services for the Facilities (as defined herein) and otherwise manage the day-to-day operations of the Business (as defined herein);

WHEREAS, Crestwood Midstream and Newco jointly own ServiceCo and desire that ServiceCo, and ServiceCo desires to, provide certain services in connection with the operation of the Facilities and the Business; and

WHEREAS, this Agreement sets forth the terms and conditions governing the obligations and relationship of the Parties with respect to such services.

NOW THEREFORE, in consideration of the premises and of the respective covenants, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.01 Specific Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings when capitalized in this Agreement:

“Accounting Procedures” shall have the meaning set forth in Section 5.01(a).

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question; provided, however, that for purposes of this Agreement, neither Newco nor any Affiliate thereof shall be deemed to be an Affiliate of Crestwood Midstream or of any of its Affiliates, and neither Crestwood Midstream nor any Affiliate thereof shall be deemed to be an Affiliate of Newco or any of its Affiliates. ServiceCo shall be deemed to be an Affiliate of Crestwood Midstream only for so long as Crestwood Midstream or any of its Affiliates owns at least eighty percent (80%) of the equity interests in ServiceCo, and thereafter shall be deemed to be an Affiliate of Newco.

“Annual Budget” shall mean a budget covering the operations of Newco and its Subsidiaries for a Calendar Year, setting forth reasonable line item detail regarding anticipated revenues and expenditures, including: (a) forecasted revenues; (b) estimated operating expenditures; (c) estimated capital expenditures; (d) proposed financing plans for such expenditures; (e) a comparison to the previous year’s Annual Budget; (f) detail on the workforce, including FTE details and plans; (g) Crestwood Midstream’s cost allocation details; and (h) such other items as Newco may deem appropriate.

“Applicable Law” shall mean any statute, law, ordinance, code, rule, rule of common law or regulation of any Governmental Authority and any applicable permit, franchise, certificate, license, authorization, order, decision, injunction, judgment, award and decree or consent of or agreement with any Governmental Authority applicable to any Company, any of the Facilities or any action taken, or to be taken, pursuant to this Agreement.

“Best Efforts” shall mean the taking of all reasonable and necessary steps, including the expenditure of such time, the expenditure of commercially reasonable amounts of funds and the commitment of qualified personnel, that is reasonable and necessary for the causation or prevention of an event or condition that reasonably would have been taken in similar circumstances by a prudent Person of established reputation engaged in the same or a similar business.

“Board” shall mean the board of directors of Newco.

“Budget” shall mean any Annual Budget or any other budget approved by Newco.

“Business” shall mean the business and activities of the Companies, including the operation, maintenance and construction of the Facilities; the marketing and contracting of the gathering, compression, storage, transportation and transmission services provided by the Facilities; and all matters incident to the foregoing.

“Business Day” shall mean Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Calendar Year” shall mean a year beginning with the first day of January and ending with the last day of December.

“Claim” shall mean any allegation, claim, civil, administrative or criminal action, proceeding, charge or prosecution.

“Claim Notice” shall have the meaning set forth in Section 7.04(b).

“Code” shall mean the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder.

“Companies” shall mean Newco and each of its Subsidiaries (as the same may exist from time to time), and “Company” shall mean any one of them.

“Confidential Information” shall have the meaning set forth in Section 10.14.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise. Without limiting the foregoing: (a) the right to exercise fifty percent (50%) or more of the voting power of the Voting Securities of a Person shall be deemed to constitute Control of such Person; (b) with respect to any Person the Voting Securities of which are publicly traded, the right to exercise twenty percent (20%) or more of the voting power of such Voting Securities shall be deemed to constitute Control of such Person unless (i) the holder of such voting power disclaims, in any filing with the Securities and Exchange Commission, an intent to influence control of such Person, or (ii) any other Person (collectively with its Affiliates) that is not Controlled by the holder of such voting power holds the right to exercise a higher percentage of the voting power of such Voting Securities, unless such other Person disclaims, in any filing with the Securities and Exchange Commission, an intent to influence control of the issuer; and (c) legal or beneficial ownership of fifty percent (50%) or more of the general partnership interests of a partnership (whether general or limited) shall constitute Control of such partnership.

“Crestwood Midstream” shall have the meaning set forth in the introductory paragraph.

“Crestwood Midstream Parties” shall have the meaning set forth in Section 7.02.

“Crestwood Services” shall mean those activities, duties and responsibilities delegated by Newco to Crestwood Midstream and provided by Crestwood Midstream pursuant to this Agreement.

“Delaware Courts” shall have the meaning set forth in Section 10.09(c).

“Dispute” shall have the meaning set forth in Section 9.01.

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“EHS Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of Law, all judicial and administrative Orders and determinations, all contractual obligations, all common law and all policies and procedures of Crestwood Midstream and, to the extent provided to Crestwood Midstream, of the Companies concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“Extraordinary Expenditures” shall have the meaning set forth in Section 5.02(b).

“Facilities” shall mean all of the equipment, machinery, facilities and other assets related thereto owned, operated, maintained or constructed by or for any of the Companies (as the same may exist from time to time), including those relating to or used in connection with the gathering, compression, transportation, storage or transmission of natural gas. For the avoidance of doubt, (a) as of the Effective Date, the Facilities include (i) the Stagecoach Natural Gas Storage Facility, the MARC I Pipeline, and the North-South Facilities, all of which are owned by Stagecoach Pipeline & Storage Company LLC, and (ii) the Thomas Corners Natural Gas Storage Facility, the Adrian Field Natural Gas Storage Facility, and the Seneca Lake Natural Gas Storage Facility, all of which are owned by Arlington Storage Company, LLC, (b) upon the Second Closing under (and as defined in) that certain Contribution Agreement between the Members, the East Pipeline, which is owned by Crestwood Pipeline East LLC and (c) after the Effective Date, the Facilities include any development, construction and operations set forth in a Budget.

“FERC” shall mean the Federal Energy Regulatory Commission or any successor agency.

“Fiscal Year” shall mean the Calendar Year.

“Force Majeure” shall have the meaning set forth in Section 8.02.

“GAAP” means United States generally accepted accounting principles, as amended from time to time.

“Governmental Authority” shall mean any (a) multinational, federal, national, provincial, tribal, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable party. For the avoidance of doubt, the term “Governmental Authority” shall include the FERC, NYPSC, PHMSA, NYSDEC and PADEP.

“Initial Period” shall have the meaning set forth in Section 4.01.

“Key Employees” shall have the meaning set forth in Section 3.03(b)(ii).

“Losses” shall mean losses, charges, damages, liabilities, claims, demands, suits, judgments, fines, penalties and costs of any kind or character (including reasonable attorneys’ fees and expenses).

“Material Agreements and Policies” shall mean this Agreement, the Newco LLC Agreement, the material Services Agreements and any written policies or procedures of Crestwood Midstream and, to the extent provided to Crestwood Midstream, of the Companies with respect to the Facilities (including any management, operational or maintenance policies or procedures).

“Material Procurement Contract” means any material contract for the sale or lease to the Company of goods or services necessary for the construction, operation or maintenance of the Facilities (and, for the avoidance of doubt, not the performance of general and administrative services) that the Companies are not reasonably likely to be able to replace in the ordinary course of business on reasonably comparable terms.

“Member” shall mean a member of Newco.

“Newco” shall have the meaning set forth in the introductory paragraph.

“Newco LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Newco dated as of the date hereof, between Crestwood Pipeline and Storage Northeast LLC, a Delaware limited liability company, and Con Edison Gas Pipeline and Storage Northeast, LLC, a New York limited liability company, as the same may be amended and restated from time to time.

“Newco Parties” shall have the meaning set forth in Section 7.03.

“NYPSC” shall mean the New York Public Service Commission or any successor agency.

“NYSDEC” shall mean the New York State Department of Environmental Conservation or any successor agency.

“PADEP” shall mean the Pennsylvania Department of Environmental Protection or any successor agency.

“Party” and “Parties” shall have the meanings set forth in the introductory paragraph.

“Person” shall mean an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“PHMSA” shall mean the U.S. Department of Transportation, Pipeline and Hazardous Materials Safety Administration or any successor agency.

“Prime Rate” means a floating rate per annum that is equal to the interest rate publicly quoted by The Wall Street Journal (in the box entitled “Money Rates”) from time to time as the prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any published change in that rate. In the event The Wall Street Journal ceases to publish the Prime Rate, then the Prime Rate shall be obtained from a similar publication selected by Newco and Crestwood Midstream.

“Prudent Operating Practices” shall mean those practices, methods, acts and equipment, as from time to time are engaged in, used or approved by a significant portion of the industry operating in the United States, with respect to the specific system or practice in question, to operate and maintain pipeline and storage systems or equipment lawfully and with safety, dependability, efficiency and economy.

“Reimbursement Amount” shall have the meaning set forth in Section 5.03.

“Renewal Period” shall have the meaning set forth in Section 4.01.

“Rights of Way” shall mean consents, easements, rights of way, permits or licenses of the Companies.

“ServiceCo” shall have the meaning set forth in the introductory paragraph.

“ServiceCo Employees” shall mean the employees of ServiceCo.

“ServiceCo Services” shall have the meaning set forth in Section 3.01(c).

“Services” shall mean all or any of the Crestwood Services and the ServiceCo Services.

“Services Agreements” shall mean gathering, processing, storage, transportation, transmission or other natural gas services agreements entered into between any Company and any Person.

“Storage and Transportation Activities” shall mean the compression, transportation, storage, or transmission of natural gas, including constructing, owning, maintaining, and operating gathering systems, pipelines, storage facilities and other assets related thereto.

“Subsidiary” shall mean, with respect to any Person, any other Person that is Controlled by such first Person, directly or indirectly through one or more other Subsidiaries. ServiceCo shall be deemed to be a Subsidiary of Crestwood Midstream only for so long as Crestwood Midstream or any of its Affiliates owns at least eighty percent (80%) of the equity interests in ServiceCo, and thereafter shall be deemed to be a Subsidiary of Newco.

“Tariff” shall mean, at any given time during the term of this Agreement, any tariff (and any applicable rates, rules and regulations) of any Company, and any Services Agreements, in each case on file with and accepted or approved by the FERC or any other Governmental Authority having jurisdiction, as such may be modified from time to time.

“Third Party” shall mean a Person other than a Party or an Affiliate of a Party.

“Third Party Claim” shall have the meaning set forth in Section 7.04(c).

“Voting Securities” of a Person shall mean securities of any class of such Person entitling the holders thereof (without regard to the occurrence of any contingency) to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a partnership, Voting Securities of such Person shall be the general partner interests in such Person.

1.02 Other Terms. Other capitalized terms defined elsewhere in this Agreement shall have the meanings ascribed to such terms when capitalized throughout this Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Newco LLC Agreement.

1.03 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine and feminine; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Schedules and Exhibits, if any, refer to the Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law; (e) references to money refer to legal currency of the United States of America; (f) the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (g) “shall” and “will” have equal force and effect; (h) the words “include,” “including,” or “includes” shall be read to be followed by the words “without limitation” or words having similar import; and (i) the word “or” will have the inclusive meaning represented by the phrase “and/or”.

ARTICLE II

APPOINTMENT OF CRESTWOOD MIDSTREAM

2.01 Appointment of Crestwood Midstream. Newco, on behalf of itself and the other Companies, hereby appoints Crestwood Midstream, and Crestwood Midstream hereby accepts such appointment, on the terms and conditions set forth herein, to oversee the operation and maintenance of the Facilities and manage the day-to-day operations of the Business on behalf of the Companies from and after the Effective Date.

2.02 Delegation of Authority. Subject to the overall management, supervision and control by Newco, Newco, on behalf of itself and the other Companies, delegates to Crestwood Midstream, and Crestwood Midstream hereby assumes, full responsibility and authority for the proper and efficient performance of those duties and responsibilities set forth in ARTICLE III. Newco shall cooperate with and assist, Crestwood Midstream in every commercially reasonable and proper way to permit Crestwood Midstream to carry out its duties under this Agreement or otherwise with respect to the Facilities.

ARTICLE III

DUTIES OF CRESTWOOD MIDSTREAM

3.01 General Statement of Crestwood Midstream’s Duties and Authority.

(a) Standard of Performance by Crestwood Midstream. Crestwood Midstream shall perform its duties and obligations under this Agreement in accordance with Prudent Operating Practices, including standards and procedures at least as high as the standards applied by Crestwood Midstream’s Affiliates in connection with their own Storage and Transportation Activities. Crestwood Midstream shall comply in all respects with all Tariffs, orders, directives and regulations of Governmental Authorities applicable to the Companies and the Facilities. Crestwood Midstream shall use its Best Efforts to comply with the terms and provisions of any material contract or agreement provided to or implemented by Crestwood Midstream and entered into by or on behalf of the Companies, including the Material Agreements and Policies and material Rights of Way. Crestwood Midstream shall at all times act in good faith and in a commercially reasonable manner with respect to the proper operation, protection of and accounting for the Facilities. Notwithstanding the foregoing, Crestwood

Midstream shall not be in breach of this Agreement or have any other liability by reason of or resulting from (i) any failure of Newco to timely authorize any action for which the consent of Newco is required hereunder; (ii) any failure of Newco to timely take any action that, pursuant to Applicable Law or otherwise, can be taken only by Newco; provided, that Crestwood Midstream shall use Best Efforts to alert and, if requested, assist Newco in respect of such action; (iii) any action the cost of which is not within a Budget and has not otherwise been approved or paid by Newco (except for Extraordinary Expenditures that Crestwood Midstream is authorized to make in accordance with Section 5.02); or (iv) any action, or failure to take action, by any Company contrary to Crestwood Midstream’s instruction hereunder to take, or to refrain from taking, such action; provided that any such action instructed by Crestwood Midstream is consistent with, and not in violation of, any of the following (provided, that if any of the following are inconsistent with each other, precedence shall be given in the following order of priority): Applicable Law, Material Agreements and Policies, applicable insurance policies, and manufacturers’ warranties.

(b) General Duties of Crestwood Midstream. Subject to the overall management, supervision and control by Newco, and subject to the Budget procedures under this Agreement and limitations on authority expressly set forth herein, Crestwood Midstream shall provide or arrange for the provision of all commercial, operations, maintenance, construction, administrative and general services for the Facilities and otherwise manage the day-to-day operation of the business of the Companies, including conducting the activities set forth on Schedule 3.01(b) as necessary to perform its duties and obligations under this Agreement and any activities reasonably requested by Newco with respect to the business of the Companies; provided, however, that Crestwood Midstream shall supervise and oversee, but shall not itself perform, the ServiceCo Services.

(c) ServiceCo Services. The Parties acknowledge and agree that ServiceCo shall provide to Newco, under the day-to-day supervision and oversight of Crestwood Midstream, the same dedicated operating, maintenance and other services that the ServiceCo Employees provided to the Companies prior to their employment by ServiceCo, along with any other services that may evolve therefrom over time (the “ServiceCo Services”).

(d) Limitations on Authority. All rights, duties, and responsibilities not delegated to Crestwood Midstream or ServiceCo under this Agreement will be retained exclusively by Newco. Except to the extent expressly approved by Newco in writing, neither Crestwood Midstream nor ServiceCo shall take (i) any action that requires the approval of the Board pursuant to the Newco LLC Agreement, including the actions set forth on Schedule 3.01(d), except to the extent expressly approved by the Board in writing or (ii) any such additional actions as may be specified in writing from time to time by Newco.

3.02 Crestwood Midstream Personnel.

(a) Employment and Selection. Personnel engaged in the Crestwood Services, whether management, salaried, hourly, full-time, part-time, temporary or casual, shall be employees or agents of Crestwood Midstream or an Affiliate of Crestwood Midstream (except to the extent such personnel are leased as provided below). Crestwood Midstream shall use reasonable care to select qualified, competent and trustworthy personnel in hiring the personnel employed directly by Crestwood Midstream or any Affiliate of Crestwood Midstream. Newco

shall have the right to demand, upon reasonable cause shown, that Crestwood Midstream restrict or remove any Person or Persons from performing the Crestwood Services. Crestwood Midstream shall direct any employee leasing company to use reasonable care to select qualified, competent and trustworthy personnel in hiring any operating, service and maintenance personnel of the Facilities who are employed by such employee leasing company. Except in the direction and supervision of Crestwood Midstream as provided in this Agreement, Newco shall have no right to direct or supervise such personnel. The hiring of an employee leasing company by Crestwood Midstream shall be subject to the following terms and conditions:

(i) The contract with the employee leasing company shall be directly with Crestwood Midstream, and Newco shall not be obligated to the employee leasing company under such contract;

(ii) The leasing of such personnel shall not relieve or excuse Crestwood Midstream from its duty to direct and supervise such personnel in connection with the operation, maintenance and management of the Facilities, or from any other duty or obligation; and Crestwood Midstream shall be liable to Newco for acts or omissions by such personnel to the same extent as if such personnel were direct employees of Crestwood Midstream;

(iii) The contract for employee leasing must terminate on or before any expiration or termination of this Agreement however caused; and

(iv) The contract shall contain such provisions regarding indemnification of Newco for loss or claims, insurance, and other risks and matters as Newco shall reasonably require or approve.

(b) Shared and Dedicated Employees. The personnel utilized by Crestwood Midstream for the performance of the Crestwood Services that are employees of Crestwood Midstream or of any of its Affiliates shall not be required to be dedicated solely to providing the Crestwood Services and may, at the discretion of Crestwood Midstream, be employed by Crestwood Midstream or its Affiliates to perform duties unrelated to the Crestwood Services or the Companies. If such personnel utilized by Crestwood Midstream for providing Crestwood Services hereunder also perform duties unrelated to the Service or the Companies, Crestwood Midstream and Newco shall allocate the costs associated with such personnel in accordance with the Accounting Procedures attached hereto.

3.03 ServiceCo Employees.

(a) The Parties agree that the ServiceCo Employees shall provide the ServiceCo Services to Newco, under the day-to-day supervision and oversight of Crestwood Midstream.

(b) The oversight and supervisory responsibility of Crestwood Midstream with respect to the ServiceCo Employees will include hiring, evaluating, disciplining, terminating, replacing, compensating, establishing the reporting relationships of, establishing the decision-making authority of (including by adopting a delegation of authority policy for), and managing the day-to-day activities and duties of the ServiceCo Employees; provided however, that:

(i) the aggregate bonus pool or other compensation incentives for the ServiceCo Employees shall be as determined by Newco in good faith from time to time;

(ii) Crestwood Midstream shall not cause ServiceCo to terminate the employment of, replace or make any materially adverse change to the employment terms or conditions of, those ServiceCo Employees who are (A) set forth on Schedule 3.03 attached hereto or (B) are specified by Newco from time to time, by written notice to Crestwood Midstream, as key ServiceCo Employees for which such authority is reserved exclusively to Newco (the “Key Employees”);

(iii) Newco shall have the right to cause ServiceCo to terminate the employment of any ServiceCo Employee for reasonable cause shown, provided that Newco has consulted in advance with Crestwood Midstream regarding such termination; and

(iv) Crestwood Midstream shall implement career development policies or programs and compensation plans for the Key Employees, consult with the Board or applicable Committee with respect thereto, and not alter, amend, delay or change any such career development plan or compensation plan without the prior written consent of Newco.

(c) For so long as Crestwood Midstream or any of its Affiliates owns at least eighty percent (80%) of the equity interests in ServiceCo, the ServiceCo Employees shall continue to participate in the applicable employee benefits plans of Crestwood Midstream and its Affiliates, and all compensation, benefits and other costs of employment of the ServiceCo Employees shall be paid by Crestwood Midstream, subject to reimbursement of 100% of such costs by Newco under this Agreement. Upon and after such time as Crestwood Midstream and its Affiliates, collectively, cease to own at least eighty percent (80%) of the equity interests in ServiceCo, the ServiceCo Employees shall cease to participate in the applicable employee benefits plans of Crestwood Midstream and its Affiliates, and all compensation, benefits and other costs of employment of the ServiceCo Employees shall be the responsibility solely of Newco and ServiceCo to arrange; provided, however, that Crestwood Midstream shall continue to provide administrative services with respect thereto to the extent requested by Newco, but shall not serve or act as a trustee or other fiduciary with respect to any such employee benefits plans.

3.04 Procurement.

(a) Crestwood Midstream shall purchase, contract for, enter into equipment leases for or make other arrangements for all equipment, utilities, materials and supplies, maintenance and other services necessary for the construction, operation and maintenance of the Facilities using Crestwood Midstream’s reasonable efforts to obtain advantageous prices, terms, rebates, discounts and other benefits. Any Material Procurement Contract shall be entered into directly by Newco or the applicable Company, unless otherwise agreed by Newco and Crestwood Midstream on a case by case basis or as part of a broader approval, provided that if Crestwood Midstream contracts in its name it shall use commercially reasonable efforts to enter into such contract upon terms which (i) permit the assignment of such contract to Newco (or the applicable Company) without requiring any Third Party consent, and (ii) include Newco (or the applicable Company) as a third party beneficiary thereunder. For any Material Procurement Contract entered into by Crestwood Midstream prior to the Effective Date, unless otherwise agreed by Newco and Crestwood Midstream on a case by case basis or as part of a broader approval, Crestwood Midstream shall use commercially reasonable efforts to cause any negotiated renewal or extension of such contract to (i) permit the assignment of such contract to Newco (or the applicable Company) without requiring any Third Party consent, and (ii) include Newco (or the applicable Company) as a third party beneficiary thereunder.

(b) Newco shall have the right to require that Crestwood Midstream use competitive bidding procedures reasonably acceptable to Newco for any purchase, contract, equipment lease or other arrangement for obtaining equipment, consumable supplies, utilities, maintenance and other services, materials and supplies necessary for the construction, operation or maintenance of the Facilities (and, for the avoidance of doubt, not the performance of general and administrative services) if the reasonably estimated expenditure for any such item shall exceed $100,000. Any Member or Affiliate thereof shall have the right to bid on providing services, materials and supplies for the construction, operation or maintenance of the Facilities; provided, however, that any services, materials and supplies provided for the operation and maintenance of the Facilities shall be provided at the cost of the Member or the Member’s Affiliate.

(c) Notwithstanding anything to the contrary in this Section 3.04, Crestwood Midstream shall not enter into any equipment lease or other contract in violation of credit agreements or indentures to which Newco is subject.

3.05 Access to Records and Facilities. The books and records kept by Crestwood Midstream for the Facilities shall be maintained at such locations as Crestwood Midstream designates in writing to Newco from time to time. Crestwood Midstream shall make available to Newco, its agents, consultants, accountants and attorneys, during normal business hours, all books and records pertaining to the Facilities, shall promptly respond to any questions of Newco with respect to such books and records, shall confer with Newco at all reasonable times, upon request, concerning operation of the Facilities and shall assist and cooperate with Newco’s auditors in the conduct of any audit of the Facilities’ financial condition and results of operations. Newco and Crestwood Midstream will work in good faith to implement prudent backup and retention procedures for all books and records pertaining to the Facilities, and such procedures shall provide that copies of all books and records pertaining to the Facilities shall be kept at an agreed location.

3.06 Liens. Crestwood Midstream shall use all reasonable efforts to prevent any liens or encumbrances from being filed against the Facilities which arise from any maintenance, repair, alteration, improvement, renewal or replacement in or to the Facilities; provided, however, that the foregoing shall not require that Crestwood Midstream expend its own funds unless such lien arises as a result of the fraud, malfeasance, gross negligence, willful misconduct or material breach of this Agreement by Crestwood Midstream. Crestwood Midstream shall cooperate fully in obtaining the release of any such liens, and if a lien arises as a result of the fraud, malfeasance, gross negligence, willful misconduct or material breach of this Agreement by Crestwood Midstream, Crestwood Midstream shall bear the cost of obtaining the release of the lien and any other costs or expenses related to the lien. Notwithstanding the foregoing, Crestwood Midstream shall have the right to contest by appropriate proceedings conducted diligently and in good faith the amount or validity of any lien arising from the maintenance, repair, alteration, improvement, renewal or replacement in and to the Facilities; provided, however, that nothing contained herein shall prevent Newco from contesting the amount or validity of any lien or encumbrance in its own right.

3.07 Compliance with Law. Crestwood Midstream shall perform the Crestwood Services and carry out its responsibilities hereunder, and shall require all of its employees and contractors, subcontractors, and materialmen furnishing labor, material or services for the Facilities, in compliance with the following (provided, that if any of the following are inconsistent with each other, precedence shall be given in the following order of priority): Applicable Law, Material Agreements and Policies, applicable insurance policies, and manufacturers’ warranties; provided, however, that Crestwood Midstream shall have the right to contest by proper legal proceedings, the validity of any such law, ordinance, rule, regulation, order, decision or requirement and may postpone compliance therewith to the extent and in the manner provided by law until final determination of any such proceedings. Crestwood Midstream shall do nothing which in the exercise of reasonable prudence would foreseeably increase the cost of Newco’s insurance premiums or reduce the insurance coverage on or in respect of the Facilities or its operation or maintenance or cause Newco to lose or be denied insurance coverage of any kind.

ARTICLE IV

TERM; TERMINATION

4.01 Term. Unless earlier terminated pursuant to Section 4.02, this Agreement shall remain in effect from the Effective Date until May 31, 2021 (the “Initial Period”) and shall thereafter automatically be extended for successive three-year periods (each a “Renewal Period”) unless Newco provides written notice of non-renewal to Crestwood Midstream, or Crestwood Midstream provides written notice of non-renewal to Newco, in either case at least six (6) months prior to the end of the Initial Period or Renewal Period then in effect (as applicable).

4.02 Termination.

(a) This Agreement will terminate automatically without further action by any Party upon the dissolution of Newco in accordance with the Newco LLC Agreement.

(b) Newco may terminate this Agreement upon ten (10) days’ prior written notice to Crestwood Midstream, if (i) there shall have been a material breach of this Agreement on the part of Crestwood Midstream, and Crestwood Midstream has failed to cure such breach within sixty (60) days following written notice by Newco to Crestwood Midstream of such breach; (ii) Crestwood Midstream demonstrates a clear intention not to continue with the performance of all or any material part of the Crestwood Services, unless (A) Newco shall have consented in writing thereto or (B) such discontinuation results from an event of Force Majeure (provided that Crestwood Midstream complies with its obligations under Article VIII with respect thereto) or any failure by Newco to perform its obligations hereunder; (iii) in the reasonable judgment of Newco, Crestwood Midstream becomes incapable of providing the Crestwood Services in accordance with this Agreement; (iv) the aggregate equity interests in Newco that are owned directly or indirectly by Crestwood Midstream or any of its Affiliates, on a combined basis, are less than 25% of the outstanding equity interests of Newco; or (v) the aggregate amount of fines, damages and liabilities paid by Newco, either directly or through payments to Crestwood Midstream under Section 7.02, to Third Parties, and damage to the property or assets of the Companies, arising from Crestwood Midstream’s acts or omissions, to the extent such fines, damages and liabilities are neither the subject of Crestwood Midstream indemnification of Newco pursuant to Section 7.03 nor reimbursed by insurance proceeds or any other Third Party, exceeds five million dollars ($5,000,000) in any twelve-month period.

(c) This Agreement will terminate automatically without further action by Newco or any other Party if (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) the liquidation, reorganization, dissolution, or other similar relief in respect of Crestwood Midstream under any Applicable Law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Crestwood Midstream under any Applicable Law, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (ii) Crestwood Midstream shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under Applicable Law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) above, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Crestwood Midstream, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing.

(d) Crestwood Midstream may terminate this Agreement upon ten (10) days’ prior written notice to Newco, if there shall have been a material breach of this Agreement on the part of Newco, and Newco has failed to cure such breach (i) within ten (10) days following written notice by Crestwood Midstream to Newco of such breach if such breach involves the failure of Newco to pay any amounts due under this Agreement for reimbursement of Extraordinary Expenditures; (ii) within twenty (20) days following written notice by Crestwood Midstream to Newco of such breach if such breach involves the failure of Newco to pay any amounts due under this Agreement other than for reimbursement of Extraordinary Expenditures; or (iii) within sixty (60) days following written notice by Crestwood Midstream to Newco of such breach in the event of any other breach.

(e) Either Party may terminate this Agreement upon the sale or other disposal by the Companies of substantially all of the Facilities, or by Newco of all equity interests in its Subsidiaries, or in the event that the Companies permanently abandon or permanently shut down all of the Facilities. For the avoidance of doubt, the Parties acknowledge and agree that this Agreement shall not apply to any Facilities or Subsidiaries sold or otherwise disposed of in a transaction involving less than substantially all of the Facilities or such equity interests.

4.03 Effect of Termination. Upon the termination or expiration of this Agreement:

(a) Subject to an extension of this Agreement, at Newco’s request, on mutually agreeable terms and of a duration reasonably sufficient to enable transition to a replacement operator, Crestwood Midstream shall be discharged of its ongoing duties and obligations hereunder and shall submit to Newco a final accounting of its operations under this Agreement. At the request of Newco, Crestwood Midstream shall cooperate in an audit and/or inventory of all materials relating to the Facilities which Newco shall conduct or cause to be conducted. Crestwood Midstream shall deliver to any successor operator all records, reports and data related to the Facilities that are in the possession of Crestwood Midstream or its Affiliates. The termination of this Agreement shall not affect (i) any right, obligation or liability which has accrued under this Agreement on or before the effective date of such termination, subject to any rights of set off, or (ii) the indemnification obligations described in ARTICLE VII. All amounts owed to Crestwood Midstream upon termination of this Agreement shall be paid to Crestwood Midstream within 30 days of such termination.

(b) Crestwood Midstream shall cooperate with Newco in an effort to achieve an efficient transition, and shall promptly deliver to Newco, or such other Person or Persons as Newco may direct in accordance with Newco’s instructions, and take all steps necessary or desirable to put Newco in full control of original contracts, books and records, insurance policies, records, electronic data, files and folios of every kind and description, including without limitation, segregated electronic data in a mutually agreed format pertaining to the Business, whether relating to past, current or prospective customers, contracts, maintenance, repairs or otherwise, and all other things, items or information reasonably necessary or appropriate to the continuing operation and maintenance of the Facilities. Crestwood Midstream will provide reasonable access to its systems, data and personnel as may be necessary for Newco and/or its third party providers to set up replacement services and to coordinate switchovers to such replacement services from those provided hereunder. Crestwood Midstream shall use reasonable efforts to assist in the assignment of all contracts that are assignable by Crestwood Midstream, and that are used solely in the operation of the Facilities, to Newco or such Person or Persons as Newco may direct; provided, however to the extent that such contracts are not assignable, or are not used solely in the operation of the Facilities, Crestwood Midstream will cooperate and assist Newco in taking steps to allow the services underlying the contracts to continue. Nothing in this Agreement, however, will obligate Crestwood Midstream to provide Newco or any other Person access to Crestwood Midstream’s systems, software, or proprietary information after the date Crestwood Midstream ceases to be the operator of the Facilities.

4.04 Payments Upon Termination. If this Agreement is terminated or expires, then any unpaid Reimbursement Amount with respect to any month or portion of a month prior to the effective date of such termination shall be paid as provided in Section 5.03. All payments shall be made to Crestwood Midstream within thirty (30) days of the effective date of such termination. Any rights under this Section 4.04 shall not be construed to negate, abridge or reduce other rights or obligations which would otherwise exist. In the event that funded Reimbursement Amounts have not been spent in accordance with this Agreement, such amount shall be refunded by Crestwood Midstream to Newco within thirty (30) days of the effective date of such termination.

4.05 Survival. The terms of Section 4.03 and Section 4.04 shall survive the termination of this Agreement.

ARTICLE V

BUDGETS, AUTHORIZATIONS AND APPROVALS

5.01 Annual Budget.

(a) Annual Budget. The Parties acknowledge and agree that Exhibit A reflects the Annual Budget for the balance of 2016. Crestwood Midstream shall use its Best Efforts to submit to Newco a proposed Annual Budget for each subsequent Fiscal Year on or before September 15 of the preceding year. Each proposed Annual Budget shall include such supporting documentation and data as reasonably requested by Newco and be in a form established or approved by Newco from time to time. Such forms shall contain the types of information included in prior Annual Budgets and reflect substantially similar methodologies to those used in the preparation of such prior Annual Budgets. Each Annual Budget shall itemize the expected costs and expenses Crestwood Midstream anticipates will be required to be incurred in providing the Services by individual line items in accordance with the procedures set forth in Schedule 5.01(a) (the “Accounting Procedures”).

(b) Approval by Newco. Newco shall prepare and approve the final Annual Budget by December 1 of the calendar year in which Crestwood Midstream submitted a proposed Annual Budget pursuant to clause (a) above. If the Annual Budget is not approved by Newco prior to the date when such Annual Budget is to become effective, Crestwood Midstream shall continue to use the Annual Budget then in effect, extrapolated to a 12-month budget period in the case of the use of the Annual Budget for 2016, except that (x) any items of the proposed Annual Budget that previously were approved by the Board shall be given effect in substitution of the corresponding items in the Annual Budget for the previous year, (y) any one-time or non-recurring items and the corresponding budget entries therefor shall be deleted, and (z) all other categories of expenses from the Annual Budget for 2016 or the Annual Budget for the previous period or year, as applicable, shall be increased by five percent (5%).

(c) Other Budgets. Crestwood Midstream will prepare such additional budgets as any Member (on behalf of Newco) requests from time, including for Growth Projects (as defined in the Newco LLC Agreement). Each such Budget shall be subject to approval by Newco.

5.02 Expenditures.

(a) Budgeted Expenditures. Each Budget approved by Newco and then in effect shall constitute authorization for Crestwood Midstream to incur the costs contained in such Budget. During any period covered by any Budget, Crestwood Midstream (i) shall not authorize any expenditures if, at the time of such authorization, such expenditures would be reasonably expected to cause the total expenditures during the period covered by the Budget to be in excess of 110% of the total amount of such Budget, unless such expenditures are approved in writing by

Newco or are Extraordinary Expenditures; provided that Crestwood Midstream shall not have any liability or otherwise be in breach hereunder for any failure by Crestwood Midstream to authorize any such excess expenditures (other than Extraordinary Expenditures) that Newco declines to approve in writing to the extent that Crestwood notifies Newco of the potential for such liability or breach in connection with seeking Newco’s approval for the excess expenditures (other than Extraordinary Expenditures), and (ii) shall promptly report to Newco in writing any anticipated deviation from any Budget by an aggregate amount of more than ten percent (10%). No less than frequently than quarterly with respect to the Annual Budget, and no less frequently than monthly with respect to any capital project Budget in excess of $5,000,000, Newco and Crestwood Midstream shall review together such Budget for planning purposes and for comparison with actual results.

(b) Extraordinary Expenditures. In the event of an emergency arising out of a fire or other event, circumstance or condition that gives rise to a life threatening situation, or a safety, environmental or regulatory noncompliance concern, or that would cause Newco to be in commercial default of a material contract, Crestwood Midstream shall be authorized to take such actions as are necessary and reasonable in the judgment of Crestwood Midstream to mitigate the life threatening situation or safety, environmental, regulatory or default concern. Crestwood Midstream agrees that it shall make diligent efforts (if circumstances permit) to inform Newco of the cause of such emergency and the actions Crestwood Midstream proposes to take in response thereto, as soon as practicable and within 24 hours of such emergency (or immediately, if such emergency involves the presence at the premises of any Company of government or law enforcement representatives). Such notification shall not, however, be a condition limiting Crestwood Midstream’s authority to take any such actions and make any related expenditures. Crestwood Midstream’s costs to mitigate the life threatening safety, commercial default, environmental or regulatory concern (“Extraordinary Expenditures”) shall be reimbursed by Newco except to the extent such emergency was caused by the gross negligence, fraud, willful misconduct of this Agreement by Crestwood Midstream.

5.03 Payment. Subject to the provisions and procedures described in this Agreement regarding the authority for expenditures by Crestwood Midstream and within the limits established by this Agreement, and subject further to any obligations of Crestwood Midstream to Newco, Newco agrees to pay for all costs of providing the Services and operating and maintaining the Facilities. Prior to the beginning of each month, Crestwood Midstream shall furnish to Newco an invoice setting forth the following (the “Reimbursement Amount”) and Newco shall pay each such invoice prior to the beginning of such month (or, if later, within ten (10) days after receipt of the invoice by Newco): (a) taking into account any previously advanced funds remaining if expenditures were less than Budget, the expenditures required for the following month pursuant to the Annual Budget and any other Budget then in effect, or otherwise approved in advance by Newco, in each case determined in accordance with the Accounting Procedures, and (b) to the extent not previously paid by Newco, (i) actual expenditures for any month in excess of the budgeted or approved amount for such month that was paid in advance pursuant to the foregoing clause (a), (ii) any Extraordinary Expenditures, and (iii) any other amount authorized by Newco pursuant to this Agreement.

5.04 Disputed Charges. Newco may take written exception to an invoice submitted by Crestwood Midstream. Newco shall nevertheless pay any disputed amounts into an escrow account to be maintained by Newco. If the amount as to which such written exception is taken or any part thereof is ultimately determined in accordance with ARTICLE IX not to be an authorized cost incurred or to be incurred by Crestwood Midstream in connection with its providing the Services hereunder, such amount or portion thereof (as the case may be) shall be retained by Newco. If the amount as to which such written exception is taken or any portion thereof is ultimately determined in accordance with ARTICLE IX to be an authorized cost incurred by Crestwood Midstream in connection with its providing the Services hereunder, such amount or portion thereof (as the case may be) shall be paid to Crestwood Midstream and shall bear interest from the invoice date until paid in full at a rate of interest equal to the lesser of the Prime Rate plus 1% per annum or the maximum rate permitted by Applicable Law.

5.05 Reports.

(a) Crestwood Midstream shall prepare and provide to Newco, on or prior to the dates required under the Newco LLC Agreement, the monthly, quarterly, annual and other financial statements and reports required to be delivered to the Members under the Newco LLC Agreement.

(b) Crestwood Midstream shall prepare and provide to the Management Committee in a timely manner all commercial and operational reports requested by the Management Committee that are produced by Crestwood Midstream in the ordinary course of business.

(c) No later than the fifteenth (15th) day of each calendar month, Crestwood Midstream shall provide to Newco (A) a risk management update, (B) a summary of current legal and regulatory matters, (C) the status of any ongoing development and construction projects, and (D) such other information as Newco may reasonably request from time to time.

5.06 No Obligation of Crestwood Midstream to Perform if Payment is Not Made. If Newco does not make payment in accordance with Section 5.03 and Section 5.04, Crestwood Midstream shall be entitled upon written notice to suspend some or all of the Services if Newco fails to make such payment within twenty (20) days (or ten (10) days, in the case of reimbursement of Extraordinary Expenditures) after written notice by Crestwood Midstream regarding such failure.

5.07 Audits. Newco at its own expense shall have the right to audit all books and records of Crestwood Midstream relating to the Services provided under this Agreement as follows:

(a) Newco shall have the right, twice each Fiscal Year, to perform a complete audit of the books and records of Crestwood Midstream and its Affiliates relating to the Services and the direct and indirect costs thereof, after giving written notice at least fifteen (15) Business Days in advance of the proposed audit. The audit may cover the two (2) Fiscal Years preceding the then current Fiscal Year. In the absence of a claim for adjustment, the audit rights with respect to any Fiscal Year shall terminate on and as of the last day of the second Fiscal Year immediately following the year in question and the bills and statements rendered for the Fiscal Year in question shall be conclusively established as correct.

(b) If Newco takes exception to any portion of Crestwood Midstream’s books and records relating to the Services or the direct or indirect costs thereof, Newco shall provide Crestwood Midstream with a written report summarizing the circumstances and reasons for the exceptions taken within forty-five (45) Business Days following the completion of an examination or audit. Crestwood Midstream shall have forty-five (45) Business Days from receipt of the report in which to prepare and submit a written response to the exceptions taken by Newco. If, after reviewing Crestwood Midstream’s response, any disagreements between Newco and Crestwood Midstream remain, Newco and Crestwood Midstream shall resolve such disagreements in the manner provided in ARTICLE IX.

(c) Newco shall have the right to have an independent auditor of its own choosing perform a Statement on Auditing Standards No. 70 Type II review of the Services provided by Crestwood Midstream as of the end of each Calendar Year in sufficient detail to satisfy the legal and regulatory obligations imposed on Newco’s members.

(d) Newco and the Members shall have the right, upon reasonable advance notice, to conduct reasonable periodic operational and compliance assessments.

(e) The terms of this Section 5.07 shall survive the termination or expiration of this Agreement.

ARTICLE VI

INSURANCE

6.01 Insurance.

(a) Crestwood Midstream shall at all times and at its expense carry and maintain in full force and effect the insurance coverages set forth in Schedule 6.01(a), which the Parties agree are consistent with Prudent Operating Practices; provided that Crestwood Midstream may make changes to the insurance coverages set forth in Schedule 6.01(a) from time to time to the extent that such insurance coverages as changed remain consistent with Prudent Operating Practices, and provided that, Crestwood Midstream will provide Newco at least sixty (60) days’ advance written notice of any material changes.

(b) All insurance coverage required pursuant to (a) above shall be written by insurance companies reasonably acceptable to Newco and with an AM Best rating of at least A-, shall be primary with respect to any insurance maintained by Crestwood Midstream and shall be endorsed to provide sixty (60) Business Days’ advance notice to Crestwood Midstream and Newco of any cancellation, non-renewal or material change, except that cancellation for non-payment of premium shall only require ten (10) Business Days’ advance notice to Crestwood Midstream and Newco.

(c) Insurance coverage required pursuant to Section 6.01(a) and Section 6.01(b) above shall name Newco, Newco’s Subsidiaries, and ServiceCo as additional insureds. All coverage of Newco, Newco’s Subsidiaries, and ServiceCo as additional insureds required hereby shall be primary and non-contributory as to such additional insureds. All insurance coverage shall contain a waiver of subrogation as against Newco, Newco’s Subsidiaries, ServiceCo and Crestwood Midstream and shall contain a standard “Cross Liability”

endorsement. Crestwood Midstream shall cause certificates evidencing the above-referenced insurance coverage and the additional insured status of Newco, Newco’s Subsidiaries, and ServiceCo with respect thereto to Newco.

(d) In the event of any bodily injury, death, property damage (including, without limitation, damage or destruction to the Facilities) or other accident or harm arising out, relating to, or in any way connected with the Services and in respect of which any of the insurance coverage required pursuant to Section 6.01(a) and Section 6.01(b) would provide coverage and/or be a source of recovery (including, without limitation, defense of claims, payment and indemnity), taking into account any applicable self-insured retention, Crestwood Midstream shall promptly provide written notice thereof to (i) Newco, including the facts surrounding the incident, and (ii) the insurers providing the applicable insurance coverage required pursuant to Section 6.01(a) and Section 6.01(b) above, including the facts surrounding the incident, with such notice to the insurers indicating that coverage under the applicable policies is intended to be invoked to protect the interests and preserve the rights of Crestwood Midstream, Newco, Newco’s Subsidiaries, and ServiceCo. Crestwood Midstream shall cooperate with the insurers and exercise commercially reasonable efforts to obtain the coverage and recoveries (including, without limitation, defense of claims, payment and indemnity) available under the applicable insurance coverage required pursuant to Section 6.01(a) and Section 6.01(b) above, notwithstanding any rights or obligations that may be available or applicable to Crestwood Midstream, its Affiliates, Newco, Newco’s Subsidiaries, or ServiceCo pursuant to Article VII.

ARTICLE VII

INDEMNITY

7.01 Exculpation. To the greatest extent permissible under Applicable Law, the Crestwood Midstream Parties will not have any liability to Newco, under this Agreement or otherwise and either directly or pursuant to a Third Party Claim, for any losses incurred by Newco and arising from the provision of, or the failure to provide, the Services, except to the extent attributable to the fraud, gross negligence, willful misconduct, willful breach of this Agreement, or willful violation of any material EHS Requirements by any Crestwood Midstream Party. The limitation of liability afforded under this Section 7.01 shall be without prejudice to Crestwood Midstream’s obligations pursuant to Section 6.01 and Newco’s rights to seek recovery under any insurance policies (including, without limitation, those required by Section 6.01(a) and Section 6.01(b)).

7.02 Indemnification of Crestwood Midstream. Newco agrees to indemnify, defend and hold harmless Crestwood Midstream, its Affiliates, and each of their respective stockholders, owners, members, partners, directors, managers, employees, officers, agents and representatives (the “Crestwood Midstream Parties”) from and against any Losses which any Crestwood Midstream Parties sustain, incur or assume (including Losses related to any Claim which may be alleged, made, instituted or maintained against any Crestwood Midstream Parties or any other Party, jointly or severally) to the extent arising from or related to (a) the acts or omissions of the Newco Parties related to the Services or (b) the performance of Crestwood Services by Crestwood Midstream or performance of the ServiceCo Services by ServiceCo, but excluding Losses to the extent Crestwood Midstream is obligated to indemnify the Newco Parties against such Losses pursuant to Section 7.03. The indemnity obligations of Newco under this Section 7.02 shall be offset by the coverage and recoveries (including, without limitation, defense of claims, payment and indemnity) received by the Crestwood Midstream Parties under any insurance policies (including those required by Section 6.01(a) and Section 6.01(b) and shall be without prejudice to Crestwood Midstream’s obligations pursuant to Section 6.01 and Newco’s rights to seek recovery under any insurance policies (including, without limitation, those required by Section 6.01(a) and Section 6.01(b)).

7.03 Indemnification of Newco. Crestwood Midstream agrees to indemnify, defend and hold harmless Newco and its Affiliates and their respective stockholders, owners, members, partners, directors, managers, employees, officers, agents and representatives (the “Newco Parties”) from and against any Losses which the Newco Parties sustain, incur or assume (including Losses related to any Claim which may be alleged, made, instituted or maintained against the Newco Parties or Crestwood Midstream, jointly or severally) to the extent arising from or related to (a) the gross negligence, fraud, willful misconduct by any Crestwood Midstream Parties in connection with the Crestwood Services, provided that the foregoing shall not apply to the gross negligence, fraud, or willful misconduct by ServiceCo or any ServiceCo Employee except to the extent that such gross negligence, fraud, willful misconduct was in accordance with the express instructions of any Crestwood Midstream Party other than ServiceCo or any ServiceCo Employee; (b) the willful breach of this Agreement, or the willful violation of any material EHS Requirements by Crestwood Midstream or (c) Claims by employees of any Crestwood Midstream Party other than by any ServiceCo Employee.

7.04 Legal Fees, Etc., Procedures.

(a) Each indemnitor under this ARTICLE VII shall reimburse each indemnitee for any reasonable legal fees and costs, including reasonable attorneys’ fees and other litigation expenses, reasonably incurred by such indemnitee in connection with investigating or defending against Claims with respect to which indemnity is granted hereunder; provided, however, that an indemnitor shall not be required to indemnify an indemnitee for any payment made by such indemnitee to any claimant in settlement of Claims unless such payment has been previously approved by the indemnitor, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification is provided under this Agreement, the indemnitee shall, as promptly as reasonably possible thereafter, provide written notice (a “Claim Notice”) to the indemnitor setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses and the amount of Loss or Losses (or a good-faith estimate thereof if the actual amount is not known or not capable of reasonable calculation); provided, however, that failure to give such Claim Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent that the indemnitor shall have been actually and materially prejudiced as a result of such failure to provide a Claim Notice.

(c) With respect to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against an indemnitee (a “Third Party Claim”):

(i) Such indemnitee must provide a Claim Notice to the indemnitor of the Third Party Claim as promptly as reasonably practicable after receipt by such indemnitee of notice of the Third Party Claim. Thereafter, the indemnitee shall promptly deliver to the indemnitor copies of all notices and documents (including court papers) received by the indemnitee relating to the Third Party Claim; provided, however, that the failure to provide a Claim Notice, or deliver copies of all notices and documents, in a reasonably timely manner shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure.

(ii) If a Third Party Claim is made against an indemnitee, the indemnitee shall permit the indemnitor to participate in the defense thereof (it being understood that the indemnitee shall control such defense unless the indemnitor assumes such defense as provided herein) and, if the indemnitor so chooses and acknowledges its obligation to indemnify the indemnitee therefor, to assume the defense thereof with counsel selected by the indemnitor provided that such counsel is reasonably satisfactory to the indemnitee. Should the indemnitor so elect to assume the defense of such Third Party Claim, the indemnitor shall not be liable to the indemnitee for legal expenses subsequently incurred by the indemnitee in connection with the defense thereof provided the indemnitor does not seek to assert any limitation on its indemnification responsibility to the indemnitee. If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood, however, that the indemnitor shall control such defense subject to the agreement of the indemnitor and the indemnitee to cooperate in the defense of such Third Party Claim as provided below. The indemnitor shall be liable for the fees and expenses of counsel employed by the indemnitee for any period during which the indemnitor has not assumed the defense thereof or assumes the defense but asserts any limitation on its obligation to indemnify or defend which reduces its indemnification actions. If the indemnitor chooses to defend any Third Party Claim, the Parties shall reasonably cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnitor shall have assumed the defense of a Third Party Claim, the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, or consent to the entry of any judgment with respect to such Third Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii) The indemnification obligations of an indemnitor shall be appropriately reduced to the extent an indemnitee does not use reasonable steps and commercially reasonable efforts to mitigate any and all Losses, it being understood and agreed that to the extent any indemnitee undertakes such mitigation efforts, the costs of such efforts may be included in the calculation of indemnifiable Losses hereunder.

(iv) In the event that an indemnitee has a right of recovery against any third party with respect to any Losses in connection with which a payment is made to such indemnitee by an indemnitor; then (i) such indemnitor shall, to the extent of such payment, be subrogated to all of the rights of recovery of such indemnitee against such third party with respect to such Losses; and (ii) such indemnitee shall execute all papers reasonably required and take all commercially reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable such indemnitor to bring suit to enforce such rights.

7.05 Waiver of Certain Damages. Notwithstanding anything stated to the contrary in this Agreement, each Party hereby waives to the fullest extent permitted by law and no Party shall seek, and an arbitrator appointed under Section 9.03 of this Agreement may not award, any indirect, special, punitive, exemplary or consequential damages (including lost profits) resulting from any cause whatsoever related to or arising from this Agreement, whether arising in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise; provided, however, this Section 7.05 shall not limit in any way a Party’s indemnification rights with respect to a Third Party Claim as provided herein.

7.06 Losses Net of Insurance. The amount of any Claims for indemnification pursuant to this ARTICLE VII and elsewhere under this Agreement shall be determined net of any amounts that are recovered by an indemnified party under insurance policies with respect to such Losses (net of all reasonable expenses incurred by the indemnified party in recovering such insurance proceeds).

7.07 Survival. The provisions of this ARTICLE VII shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitation shall cut off all Claims which are subject to the provisions of this ARTICLE VII.

ARTICLE VIII

FORCE MAJEURE

8.01 Effect of Force Majeure. In the event that either Crestwood Midstream, Newco or ServiceCo is rendered unable by reason of an event of Force Majeure to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then upon such Party’s giving notice and full particulars of such event as soon as practicable after the occurrence thereof, the obligations of the Parties, except for unpaid financial obligations arising prior to such event of Force Majeure, shall be suspended to the extent that such Party is affected by such event of Force Majeure.

8.02 Nature of Force Majeure. The term “Force Majeure” as used in this Agreement shall mean any cause whether of the kind enumerated herein or otherwise, not reasonably within the control of the Party claiming Force Majeure, such as acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, arrests and restraint from rulers of people, interruptions by government or court orders, present and future valid orders, decisions or rulings of any government or regulatory entity having jurisdiction, acts of a public enemy, wars, riots, blockades, insurrections, inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fire, storms, floods, washouts, inclement weather which necessitates extraordinary measures and expense (except those Extraordinary Expenditures that Crestwood Midstream is authorized to spend in accordance with Section 5.02) to maintain operations, explosions, breakage or accident to machinery or lines of pipe, freezing of pipelines, inability to obtain or delays in obtaining materials, supplies, permits, labor, Rights of Way, or the making of repairs or alterations to pipelines or plants which are not part of the Facilities.

8.03 Limitation. An event of Force Majeure affecting the performance hereunder by either Party shall not relieve a Party of liability in the event of its failure to take all reasonable steps to remedy the situation and to remove the cause or contingencies affecting such performance in an adequate manner and with reasonable dispatch.

8.04 Resumption of Normal Performance. Should there be an event of Force Majeure, the Parties shall cooperate to take all reasonable steps to remedy such event with all reasonable dispatch to insure resumption of normal performance.

8.05 Strikes and Lockouts. Settlement of strikes and lockouts shall be entirely within the discretion of the Party affected, and the requirement of Section 8.03 that any event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the Party having such difficulty.

ARTICLE IX

DISPUTE RESOLUTION

9.01 Disputes. This ARTICLE IX shall apply to any dispute, claim, or controversy arising out of or relating to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), or the performance, breach, validity, interpretation, application, or termination thereof and (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether a Party is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this ARTICLE IX to a particular dispute (collectively, a “Dispute”).

9.02 Negotiations to Resolve Disputes. The Parties shall endeavor to resolve any Dispute in a prompt and equitable manner. In the event a Dispute arises which the Parties are unable to resolve, the Parties shall, prior to the initiation of any claim or cause of action, each appoint an officer or representative that has settlement authority to meet (in person or by teleconference) in an effort to resolve the Dispute equitably, in good faith and as quickly as reasonably possible. No settlement shall be binding until reduced to writing and signed by the Parties. The responsibility of these representatives shall be to resolve the Dispute or propose a method of resolving the Dispute, if possible. If the Dispute is not settled or resolved by the earlier of (a) sixty (60) days following the first meeting of the representatives or (b) at such time as the representatives unanimously agree that a resolution of the Dispute pursuant to this Section 9.02 is not possible, then the Parties are free to proceed as set forth in Section 9.03.

9.03 Mediation. If a Dispute is not resolved pursuant to Section 9.02, then such Dispute shall be submitted to mediation if either Party so requests in writing. Any mediation, unless otherwise agreed by the Parties, shall be carried out within forty-five (45) days following the date of a written request therefor. Each Party shall bear one-half of the costs and expenses of any mediator, including any costs incurred by such mediator that are attributable to the consultation of any third party; provided, however, that each Party shall bear its own legal fees and costs of preparing for mediation. If the Dispute is not settled or resolved by the earlier of (a) sixty (60) days following the date of a written request for mediation or (b) at such time as the representatives unanimously agree that a resolution of the Dispute pursuant to this Section 9.03 is not possible, then each Party is free to pursue any and all remedies available to such Party, at law or in equity, by contract or otherwise.

9.04 Survival. The terms of this ARTICLE IX shall survive the termination or expiration of this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.01 Relationship.

(a) No Agency. Crestwood Midstream shall not be deemed or construed to be, and shall not be, under any circumstance or for any purpose an agent, joint venturer or partner of or with any Company by virtue of, or under, this Agreement in respect of the Facilities.

(b) Duty of Good Faith. In addition to the other requirements of this Agreement, each Party agrees that it shall at all times act fairly and in good faith in relation to this Agreement.

(c) Not a Fiduciary. Nothing in this Agreement shall be deemed or construed to create, and the Parties expressly disclaim the existence of, a fiduciary relationship pursuant to this Agreement.

10.02 Assignment. This Agreement shall be binding upon each Party and its respective successors and permitted assigns and shall inure to the benefit of the Parties. No Party will have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, Crestwood Midstream may assign this Agreement to an Affiliate with the prior written consent of any other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

10.03 Subcontracts. Crestwood Midstream may utilize subcontractors to perform any portion of the Crestwood Services, provided that Crestwood Midstream must obtain the written consent of Newco with respect to any agreement that requires the approval of the Board under the Newco LLC Agreement. Unless Newco consents in writing, Crestwood Midstream shall not be relieved from any of its obligations or liabilities as a result of utilizing subcontractors to provide any portion of the Crestwood Services. All subcontractors retained by Crestwood Midstream solely to provide the Crestwood Services shall be required to maintain insurance policies consistent with the terms of this Agreement as set forth in Section 6.01 and provide certificates of insurance verifying such coverages to Crestwood Midstream and Newco naming Newco, Newco’s Subsidiaries and Crestwood Midstream as an additional insured parties. All subcontractors retained by Crestwood Midstream solely to provide the Crestwood Services shall be retained under terms and conditions, including indemnification of Newco and Newco’s Subsidiaries, as Newco shall reasonably require or approve; provided, however, that in no event shall such indemnities in favor of Newco be less than those provided by Crestwood Midstream pursuant to Section 7.02.

10.04 Representations and Warranties of Crestwood Midstream. Crestwood Midstream represents, warrants and agrees as follows:

(a) Organization and Standing. Crestwood Midstream is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Power. Crestwood Midstream has the power to operate and maintain the Facilities and to carry on all businesses normally incident thereto.

(c) Authorization/Valid Obligation. Crestwood Midstream has the limited liability company authority to execute, deliver and perform under this Agreement. The execution, delivery and performance of this Agreement by Crestwood Midstream has been duly authorized by all necessary limited liability company action and no additional authorizations are required in connection with Crestwood Midstream’s execution, delivery and performance of this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated will violate the articles of organization, limited liability company agreement or other governing documents of Crestwood Midstream or will result in any breach or default under any agreement or other instrument to which Crestwood Midstream is a party.

(d) Licenses. Crestwood Midstream has or shall timely obtain, at its expense, all licenses and permits necessary to perform its obligations under this Agreement and shall pay all taxes, fees or charges imposed on the business engaged in by Crestwood Midstream hereunder (except for licenses and permits required by law to be obtained by Newco for the operation of the Facilities which shall be obtained by Newco at Newco’s expense).

10.05 Representations and Warranties of Newco and ServiceCo. Each of Newco and ServiceCo represents, warrants and agrees, as to itself, as follows:

(a) Organization and Standing. It is a limited liability company duly formed or organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Power. It has the power to own the Facilities and to carry on all business as is contemplated by this Agreement.

(c) Authorization/Valid Obligation. It has the limited liability company authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by it has been duly authorized by all necessary limited liability company action and no additional approvals or authorizations are required in connection with its execution, delivery and performance of this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated will result in any breach or default under any agreement or other instrument to which it is a party.

10.06 Notice. All notices or communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail, or by reputable overnight courier service and shall be deemed given upon actual delivery to the following address for the applicable Party:

If to Crestwood Midstream or ServiceCo:

Crestwood Pipeline and Storage Northeast LLC

Two Brush Creek Blvd., Suite 200

Kansas City, Missouri 64112

Attention: William Moore, Sr. Vice Pres. – Strategy and Corporate Development

with a copy, which shall not constitute notice, to:

Crestwood Equity Partners LP

700 Louisiana Street, Suite 2550

Houston, Texas 77002

Attention: Joel Lambert, Senior Vice President & General Counsel

If to Newco to each of the Members, as follows:

Crestwood Pipeline and Storage Northeast LLC:

Crestwood Pipeline and Storage Northeast LLC

Two Brush Creek Blvd., Suite 200

Kansas City, Missouri 64112

Attention: William Moore, Sr. Vice Pres. – Strategy and Corporate Development

with a copy, which shall not constitute notice, to:

Crestwood Equity Partners LP

700 Louisiana Street, Suite 2550

Houston, Texas 77002

Attention: Joel Lambert, Senior Vice President & General Counsel

Con Edison Gas Pipeline and Storage Northeast, LLC:

Con Edison Gas Pipeline and Storage Northeast, LLC

c/o Con Edison Transmission, Inc.

4 Irving Place

New York, NY 10003

Attention: Joseph P. Oates, President

with a copy, which shall not constitute notice, to:

Consolidated Edison, Inc.

4 Irving Place, Room 1810-S

New York, NY 10003

Attention: Brian E. Cray, Deputy General Counsel

Any Party (or, in the case of Newco, any Member thereof) may change its address or facsimile number by notice in the manner above to the other Party.

10.07 Amendments; Waiver. None of the covenants, terms or conditions of this Agreement may be amended or modified except by a written instrument signed by all Parties. Any consent to or acquiescence in any breach of this Agreement shall not constitute a waiver of any other or later breach of the same or of any other covenants, agreements or conditions hereof.

10.08 Severability. If any provision or application of this Agreement to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of the provision to other Persons or circumstances will not be affected and that provision will be enforced to the greatest extent permitted by law. The preceding sentence of this Section 10.08 should not be enforced if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Party to lose the material benefit of its economic bargain.

10.09 Governing Law; Forum; Jurisdiction; Waiver of Jury Trial.

(a) To the maximum extent permitted by Applicable Law, all matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws that would require an application of another state’s laws. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708.

(b) Each of the Parties hereto irrevocably and unconditionally confirms and agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (ii)(A) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (B) to the fullest extent permitted by law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Applicable Law, service made pursuant to (ii)(A) or (B) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) CONSENTS SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR

STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREE TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (ii) WAIVES OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS, AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (iii) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.10 Entire Agreement. This Agreement constitutes all of the understandings and agreements between the Parties of every kind and description whatsoever with respect to the Services and supersedes all prior understandings, agreements, commitments, representations and warranties, whether oral or written, of every kind and description whatsoever and however characterized.

10.11 Headings. The table of contents and article, section and paragraph headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provisions of this Agreement.

10.12 Recourse. Any claim against Newco that may arise under this Agreement or otherwise in connection with this Agreement shall be made only against and shall be limited to Newco’s assets, and any rights to proceed otherwise against the Members, either individually or collectively, or against any such Member’s or Members’ assets, as a result of any claim or any obligation arising therefrom, are hereby waived.

10.13 Third-Party Beneficiaries. The representations, warranties, covenants and obligations of the Parties are made for the express benefit of the Parties and the Companies, and any other Persons are not intended to have, nor shall have the benefit of, any right to seek enforcement or recovery under, any of such representations, warranties, covenants or obligations except for indemnification rights and obligations available to the Newco Parties and Crestwood Midstream Parties pursuant to this Agreement.

10.14 Confidential Information. Crestwood Midstream shall use commercially reasonable efforts to hold Confidential Information in trust and confidence and shall not disclose any Confidential Information to any Person except as may be authorized by Newco in writing or as otherwise required by law (but Crestwood Midstream must notify Newco promptly of any request for that information before disclosing it, if practicable). “Confidential Information” means information relating to the Facilities; provided, however, that Confidential Information shall not include any information that is contained in the public records, public filings or is otherwise publicly disclosed or available other than as the result of a breach of this Agreement. Notwithstanding the preceding to the contrary, Crestwood Midstream shall be authorized to disclose Confidential Information to its Affiliates and their respective advisors, accountants, attorneys, officers, directors, employees, agents, lenders and other Persons who are under an obligation not to disclose such information.

10.15 Time of Essence. The Parties hereby agree that time is of the essence for the transactions contemplated by this Agreement.

10.16 Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

NEWCO:

STAGECOACH GAS SERVICES LLC

By:

Name:
Title:

CRESTWOOD MIDSTREAM:

CRESTWOOD MIDSTREAM OPERATIONS LLC

By:

Name:
Title:

SERVICECO:

STAGECOACH OPERATING SERVICES LLC

By:

Name:
Title: